As filed with the Securities and Exchange Commission on May 13, 1999

                                   Registration No. 333-77075
_________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                   PRE-EFFECTIVE AMENDMENT NO. 1
                            FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                 THE SECURITIES ACT OF 1933


                     FIRST LEESPORT BANCORP, INC.
        (Exact name of registrant as specified in its charter)

      Pennsylvania                6720              23-2354007
(State or other jurisdic-   (Primary Standard  (I.R.S. Employer
  tion of incorporation or    Industrial Class-  Identification
  organization)               ification Code     No.)
                              Number)

                     133 North Centre Avenue
                  Leesport, Pennsylvania  19533
                          (610) 926-2161
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

                     Raymond H. Melcher, Jr.
              President and Chief Executive Officer
                  First Leesport Bancorp, Inc.
                     133 North Centre Avenue
                  Leesport, Pennsylvania  19533
                         (610) 926-2161

    (Name, address, including zip code, and telephone number, including area code, of agent for service)



                           Copies to:

David W. Swartz, Esquire             Nicholas Bybel, Jr., Esquire
Stevens & Lee, P.C.                  B. Tyler Lincoln, Esquire
111 North Sixth Street               Shumaker Williams, P.C.
P.O. Box 679                         3425 Simpson Ferry Road
Reading, PA  19603                   Camp Hill, PA  17011
(610) 478-2000                       (717) 763-1121

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
_________________________________________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS May BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
_________________________________________________________________

      Proxy Statement of            Proxy Statement/Prospectus of
Merchants of Shenandoah Ban-Corp    First Leesport Bancorp, Inc.

         Merger Proposed -- Your Vote Is Very Important

     The Boards of Directors of First Leesport Bancorp, Inc. and
Merchants of Shenandoah have approved the acquisition of Merchants by First Leesport through a merger.

        If you are a Merchants shareholder and the merger is completed, you will receive 1.5854 shares of First Leesport common stock for each share of Merchants common stock that you own on the date of the merger. On May 10, 1999, the closing sale price of First Leesport common stock was $20.375, making the value of 1.5854 shares of First Leesport common stock equal to $32.30 on that date. We will adjust the amount of First Leesport common stock that you receive if the 30-day average price of First Leesport common stock immediately prior to the merger is less than $20.00 or more than $28.00.

        We cannot complete the merger unless the shareholders of both companies approve it. Both companies have scheduled special meetings of shareholders to vote on this merger proposal.
Whether or not you plan to attend your meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in "street name" will not permit us to vote your shares in favor of the merger.

        The date, time and place of each meeting is as follows:

FOR FIRST LEESPORT SHAREHOLDERS:   FOR MERCHANTS SHAREHOLDERS:
Thursday, June 24, 1999            Thursday, June 24, 1999
     9:00 a.m.                            11:30 a.m.
Ontelaunee Grange                  Merchants Bank of Pennsylvania
White Oak and Grange Road          101 North Main Street
Leesport, Pennsylvania             Shenandoah, Pennsylvania

     First Leesport common stock is traded on the Nasdaq Stock
Market under symbol "FLPB." Merchants common stock is not actively traded.

     We strongly support this combination of our companies and enthusiastically recommend that you vote in favor of the merger.

          John T. Connelly              Anthony R. Cali
          Chairman of the Board         President and Chief
          First Leesport Bancorp, Inc.  Executive Officer
                                        Merchants of Shenandoah
                                        Ban-Corp

          Raymond H. Melcher, Jr.
          President and Chief Executive
          Officer
          First Leesport Bancorp, Inc.
-----------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved the First Leesport common stock to be issued in the merger or passed upon the adequacy or accuracy of the proxy statement/prospectus. Any representation to the contrary is a criminal offense. The shares of First Leesport common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation or any governmental agency.
-----------------------------------------------------------------

        This Proxy Statement/Prospectus is dated May 13, 1999 and was first mailed to shareholders on or about May 14, 1999.

                        Table of Contents

                                                        Page


QUESTIONS AND ANSWERS ABOUT THE MERGER . . . . . . . . . . . .  1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

A WARNING ABOUT FORWARD LOOKING INFORMATION. . . . . . . . . . 14

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . 15

PRO FORMA COMBINED FINANCIAL INFORMATION . . . . . . . . . . . 18

THE SPECIAL MEETINGS . . . . . . . . . . . . . . . . . . . . . 24

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . 28

FINANCIAL INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS. . . . 70

INFORMATION ABOUT FIRST LEESPORT . . . . . . . . . . . . . . . 73

INFORMATION ABOUT MERCHANTS. . . . . . . . . . . . . . . . . . 74

DESCRIPTION OF FIRST LEESPORT CAPITAL SECURITIES . . . . . . . 94

COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . . 98

ADJOURNMENT. . . . . . . . . . . . . . . . . . . . . . . . . .102

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .102

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .103

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .103

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . .103

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . .104

ANNEXES

A.   Agreement and Plan of Merger between
     First Leesport and Merchants
     dated as of January 12, 1999. . . . . . . . . . . . . . .A-1

B.   Opinion of Ryan, Beck & Co., Inc. . . . . . . . . . . . .B-1

C.   Opinion of Hopper Soliday . . . . . . . . . . . . . . . .C-1

D.   Section 1930 and 1571-1580 of the Pennsylvania Business
     Corporation Law of 1988, as amended . . . . . . . . . . .D-1

             QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   What do I need to do now?

A:      Just indicate on your proxy card how you want your shares
     to be voted, then sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting to be held on June 24, 1999.

        Your vote is very important. Approval of the merger at the First Leesport meeting requires the affirmative vote of 70% of First Leesport's outstanding shares and approval at the Merchants' meeting requires the affirmative vote of a majority of the votes cast. Therefore you should return your signed proxy card as soon as possible.



     The Boards of Directors of both First Leesport and Merchants unanimously recommend voting "FOR" the merger.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: If I am a Merchants shareholder, should I send in my stock certificates now?

A: No. Shortly after the merger is completed, First Leesport will send you written instructions for exchanging your stock certificates. We will request that you return your Merchants stock certificates at that time.

Q:   When do you expect to merge?

A: We are working towards completing the merger as quickly as possible. In addition to the approval of our shareholders, we must also obtain regulatory approval. We expect to receive all necessary approvals in late June or early July.
     <PAGE 1>

Q: Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:   You should contact either:

     First Leesport Bancorp, Inc.
     133 North Centre Avenue
     Leesport, Pennsylvania  19533
     Attention:  Jenette L. Eck, Corporate Secretary
     Telephone:  (610) 926-2161

     Merchants of Shenandoah Ban-Corp
     101 North Main Street
     Shenandoah, Pennsylvania  17976
     Attention:  Jane A. Mallick, Corporate Secretary
     Telephone:  (570) 462-1983

                             SUMMARY

          This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus and the attached annexes. See "Where You Can Find More Information" on page 104 for reference to additional information available to you regarding First Leesport and Merchants.

What Merchants Shareholders Will Receive in the Merger (See page 33)



   If you are a Merchants shareholder, when the merger is completed you will receive 1.5854 shares of First Leesport common stock for each share of Merchants common stock that you own on the date of the merger. On May 10, 1999, the last previous sale price of First Leesport common stock was $20.375, making the value of 1.5854 shares of First Leesport common stock $32.30 on that date. We will adjust the amount of First Leesport common stock that you receive in the merger if the 30-day average price of First Leesport common stock immediately prior to the merger is less than $20.00 or more than $28.00.

          In addition to First Leesport common stock, a Merchants shareholder may also receive a check for a small amount of cash for any fractional shares the shareholder might otherwise receive.

          Neither Merchants nor First Leesport has the right to terminate the merger agreement solely as a result of increases or decreases in the price of First Leesport common stock.

No Federal Income Tax on Shares Received in the Merger
(See page 66)

          Merchants shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of First Leesport common stock they receive in the merger. First Leesport's attorneys have issued a legal opinion to this effect, which we have included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. Merchants shareholders will be taxed on cash received instead of any fractional share. Tax matters are complicated, and tax results may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.
  <PAGE 3>
Dissenters Rights of Merchants Shareholders (See page 67)

          Pennsylvania law provides shareholders of Merchants with the right to dissent from the merger, and to demand and receive cash for the "fair value" of their shares of stock instead of receiving First Leesport common stock in the merger. In order to assert these dissenters rights, Merchants' shareholders must:

     - file a written notice of intent to dissent with Merchants prior to the shareholder vote at the meeting;

     -    not vote in favor of the merger;

     - file a written demand for payment and deposit the certificates representing their shares as requested by the notice to demand payment that will be sent by Merchants or First Leesport; and

     - comply with certain other statutory procedures set forth in Pennsylvania law.

If you are a Merchants shareholder and you sign and return your proxy without voting instructions, we will vote your proxy in favor of the merger and you will lose any dissenters rights that you may have. We have included a copy of the sections of Pennsylvania law dealing with dissenters rights to this proxy statement/prospectus as Annex D.

          If you do not follow the procedures required by Pennsylvania law, you may lose your dissenters rights with respect to the merger. We urge you to read carefully "The Merger--Dissenters Rights" on page 67 and Annex D to this proxy statement/prospectus.

          First Leesport shareholders do not have dissenters rights in the merger.

Former Shareholders of Merchants to Own Approximately 27% of
First Leesport Following the Merger

          Based on an exchange ratio of 1.5854 shares of First Leesport common stock for each share of Merchants common stock, First Leesport will issue approximately 485,000 shares in the merger. This means that former shareholders of Merchants will own approximately 27% of the outstanding stock of First Leesport after the merger. The shares of First Leesport common stock issued in the merger will be listed for trading on the Nasdaq Small Cap Market under the symbol "FLPB."
  <PAGE 4>
Financial Advisors Say Consideration Fair from a Financial Point of View (See pages 35 and 42)

          We each asked our financial advisors, Hopper Soliday, a Division of Tucker Anthony Incorporated, for First Leesport and Ryan Beck & Co., Inc., for Merchants, for advice on the fairness, from a financial point of view, of the amount that First Leesport is offering to Merchants shareholders in the merger. Our advisors performed a number of analyses in which they compared the companies' historical stock prices and other measures of financial performance, compared the financial terms of the merger to those of other publicly announced transactions, and estimated the relative values of First Leesport and Merchants based on past and anticipated future performance and the financial benefits that could be expected from the merger. Hopper Soliday delivered an opinion to First Leesport and Ryan Beck delivered an opinion to Merchants that the exchange ratio is fair to the respective company's shareholders from a financial point of view. These opinions are attached as Annex C and Annex D to this proxy statement/prospectus.

Conditions That Must be Satisfied to Complete the Merger (See page 52)

          To complete the merger, we must meet a number of conditions in addition to obtaining the votes of our shareholders, including the following:

     - no law or injunction may effectively prohibit the merger;

     -    we must receive the approval of the Federal Reserve
          Board;

     - we must receive a legal opinion that the merger will be treated as a tax-free reorganization under the Internal
          Revenue Code; and

     - First Leesport's independent accountants must concur in management's determination that First Leesport may account for the merger as a pooling of interests.

          Certain conditions to the merger may be waived by the company entitled to the benefit of the condition. In some instances, if we wish to waive a condition, we may be required to resolicit the approval of shareholders.

Termination of the Merger Agreement (See page 61)

          We can agree jointly to abandon the merger (and terminate the merger agreement) without completing the merger at any time prior to completion of the merger. Also, either First Leesport or Merchants can decide, without the consent of the other, to abandon the merger if any of the following occurs:
  <PAGE 5>
     -    the merger is not completed by September 30, 1999;

     -    the merger is not approved by shareholders of either
          First Leesport or Merchants;

     - a court or other governmental authority permanently prohibits the merger; or

     - the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement (See page 61)

          We can amend the merger agreement at any time before the merger actually takes place, and can agree to extend the time within which any action required by the merger agreement is to take place. Shareholders must approve, however, any amendment that changes the amount or form of what Merchants' shareholders would receive in the merger.

We Will Use Pooling of Interests Accounting Treatment (See page 65)

          Merchants and First Leesport intend that the transaction be accounted for as a pooling of interests for financial reporting purposes.

   Merger Approval Requires Vote of 70% of Outstanding Shares for
First Leesport and a Majority of Votes Cast for Merchants (See page 24)

          Approval of the merger agreement at the First Leesport special meeting requires the affirmative vote of 70% of First Leesport's outstanding shares. Approval of the merger agreement at the Merchants' special meeting requires the affirmative vote of a majority of the votes cast at the meeting provided a quorum is present. The approval of the adjournment proposals requires the affirmative vote of a majority of the votes cast at each special meeting. You will have one vote for each share of common stock that you own on each matter considered at your special meeting.

Certain Shareholders Will Vote in Favor of the Merger (See pages 24 and 25)

          The directors and executive officers of First Leesport intend to vote all shares of First Leesport common stock that they own for approval of the merger agreement. On the record date for the First Leesport special meeting, directors and executive officers of First Leesport owned approximately 100,785 shares of First Leesport common stock, or approximately 8.0% of the outstanding shares of First Leesport common stock.
  <PAGE 6>
             The directors and executive officers of Merchants have agreed to vote all shares of Merchants common stock that they own for approval of the merger agreement. On the record date for the Merchants special meeting, directors and executive officers of Merchants owned approximately 90,693 shares of Merchants common stock, or approximately 29.7% of the then outstanding shares of Merchants common stock.

First Leesport Bancorp (See page 73)

          First Leesport, a Pennsylvania business corporation, is the holding company for the First National Bank of Leesport, a national bank. At December 31, 1998, First Leesport and its subsidiaries had total consolidated assets of $231.6 million, deposits of $183.3 million and shareholders' equity of $20.6 million. The First National Bank of Leesport's primary business consists of attracting deposits from its seven full service community banking offices located in Berks County, Pennsylvania, and originating commercial, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. First Leesport's subsidiary, Essick & Barr, Inc., offers a full line of personal and commercial property and casualty insurance, as well as group insurance for businesses, employee benefit plans and life insurance. The principal executive offices of First Leesport are located at 133 North Centre Avenue, Leesport, Pennsylvania 19533, and its telephone number is (610) 926-2161.

Merchants of Shenandoah Ban-Corp (See page 74)

          Merchants, a Pennsylvania business corporation, is the holding company for Merchants Bank of Pennsylvania, a Pennsylvania state bank. At December 31, 1998, Merchants had total consolidated assets of $58.4 million, deposits of $46.2 million and shareholders' equity of $7.2 million. In addition to the main office in Schuylkill County, Merchants Bank has 1 branch office located in Luzerne County, Pennsylvania. Merchants is engaged principally in the business of taking deposits and originating commercial, consumer and residential mortgage loans. The principal executive offices of Merchants are located 101 North Main Street, Shenandoah, Pennsylvania 17976 and its telephone number is (570) 462-1983.

Comparison of Shareholder Rights (See page 98)

          After the merger, shareholders of Merchants will become shareholders of First Leesport. Although Merchants and First Leesport are each Pennsylvania business corporations, certain differences exist in the rights of the shareholders of Merchants and First Leesport. These differences are due to the differences in the articles of incorporation and bylaws of Merchants and of First Leesport and to the fact that First Leesport common stock is registered under the Securities Exchange Act of 1934.
  <PAGE 7>
          The most significant differences between the rights of the shareholders of Merchants and stockholders of First Leesport include the following:

     - Certain provisions contained in First Leesport's Articles of Incorporation may prevent a change of control of First Leesport and keep First Leesport's current management in their positions. Merchants' Articles of Incorporation contain some similar items but there are certain differences in these anti-takeover items.

     - First Leesport common stock is registered under the Securities Exchange Act of 1934 and trades on the Nasdaq Stock Market, while Merchants common stock is not registered under the Securities Exchange Act of 1934, and trades on a limited basis in the over-the-counter market.

     - Additional provisions of Pennsylvania law applicable to Pennsylvania corporations with a class of securities registered under the Securities Exchange Act of 1934 may inhibit a change of control of First Leesport. Merchants is not subject to those provisions because Merchants common stock is not registered under the Exchange Act.

Management and Operations after the Merger (See page 63)

          Following the merger, First Leesport will add three individuals presently serving as directors of Merchants, Andrew J. Kuzneski, Jr., Roland C. Moyer and Anthony R. Cali, to its Board of Directors.

          The officers of First Leesport will not change after the merger except that Mr. Cali, the President and Chief
Executive Officer of Merchants, will become an Executive Vice
President of First Leesport. Mr. Cali will also remain President of Merchants Bank.

          Following the merger, The First National Bank of Leesport will add Frank C. Milewski, presently a director of
Merchants, to its Board of Directors.   In addition, if Merchants
Bank is combined with the First National Bank of Leesport within two years following the merger, First Leesport has agreed to elect two additional directors of Merchants to the Board of Directors of The First National Bank of Leesport until three years have elapsed from the merger date.

          Following the merger, Merchants Bank will add
Raymond H. Melcher, Jr., the President and Chief Executive Officer of First Leesport and The First National Bank of Leesport, to its Board of Directors. If Merchants Bank merges into The First National Bank of Leesport prior to two years after
<PAGE 8> the merger, First Leesport will maintain the Merchants
Bank Board as an Advisory Board for the remainder of the two-year period.

          First Leesport will operate Merchants Bank as a separate banking subsidiary under the name "Merchants Bank of Pennsylvania" for at least two years after the merger. We can combine Merchants with The First National Bank of Leesport prior to the expiration of this two-year period only with the unanimous approval of First Leesport's Board of Directors, including the former directors of Merchants serving on the First Leesport Board.

Financial Interests of Merchants Directors and Executive Officers
(See page 70)

          When considering the recommendation of the Merchants
Board, shareholders of Merchants should be aware that some directors and officers of Merchants have interests in the merger in addition to their interests as shareholders.

          First Leesport and Merchants Bank have entered into a three-year employment agreement with Anthony R. Cali, President and Chief Executive Officer of Merchants and Merchants Bank. The employment agreement will become effective when we complete the merger.

          Directors of Merchants and Merchants Bank will continue to receive directors' fees as members of the Boards of Directors of First Leesport or the First National Bank of Leesport, as continuing directors of Merchants Bank or as members of the Merchants Bank Advisory Board for a period at least through the annual meeting of shareholders of Merchants Bank in the spring of 2000.

Comparative Per Share Data

          The following table compares certain unaudited per share data relating to book value per share, cash dividends declared per share and basic net income per share. The table shows information on an historical basis for First Leesport and Merchants, on a pro forma basis per share of First Leesport common stock to reflect completion of the merger, and on an equivalent pro forma basis per share of Merchants common stock to reflect the exchange of Merchants shares for First Leesport shares. The information shows how a share of Merchants common stock would have participated in the book value, cash dividends and net income if the merger had been completed at the beginning of the periods presented. The pro forma information gives effect to the merger using the pooling of interests method of accounting. You should read this information together with the consolidated financial statements of First Leesport and Merchants incorporated by reference or included in this proxy statement/prospectus, and the other financial data appearing elsewhere in this proxy statement/prospectus. See "Selected
<PAGE 9> Financial Data" beginning on page 15, "Index Where You
Can Find More Information" on page 104 and "Index to Merchants Financial Statements" on page F-1.

                                              At December 31,
                                                    1998
Book Value Per Common Share:
Historical:
  First Leesport..............                   $   16.28
  Merchants...................                       23.67
Pro Forma(1):
  Pro forma per share of
    First Leesport
    Common Stock..............                       15.91
  Equivalent pro forma per
    share of Merchants Common
    Stock.....................                       25.22


                                              For the Year Ended
                                                  December 31,
                                             1998    1997    1996
Cash Dividends Paid Per Common Share:
Historical:
  First Leesport.....................      $0.52    $0.52   $0.49
  Merchants..........................       0.70     0.58    0.50
Pro Forma(2):
  Pro forma per share of First Leesport
    Common Stock.....................       0.52     0.52    0.49
  Equivalent pro forma per share
    of Merchants Common Stock........       0.82     0.82    0.78

Basic Net Income Per Common Share:
Historical:
  First Leesport....................       $0.86    $1.21   $1.43
  Merchants.........................        1.59     1.83    1.49
Pro Forma(3):
  Pro forma per share of First Leesport
    Common Stock....................        0.90     1.20    1.29
  Equivalent pro forma per share of
    Merchants Common Stock..........        1.43     1.90    2.05

__________________

(1) Pro forma book value per share of First Leesport common stock was calculated by dividing total pro forma combined shareholders' equity amounts as of the applicable date by the sum of (i) 1,264,655 shares of First Leesport common stock outstanding as of December 31, 1998 and
     (ii) 305,721 shares of Merchants common stock outstanding as of December 31, 1998, multiplied by an exchange ratio of
     1.5854 shares of First Leesport common stock for each share of Merchants common stock. Equivalent pro forma book value per share of Merchants common stock represents the pro forma book value per share of First Leesport common stock multiplied by an exchange ratio of 1.5854.
  <PAGE 11>
(2) First Leesport pro forma dividends per share represent historical dividends paid by First Leesport. Merchants pro forma equivalent dividends per share represent such amounts multiplied by the exchange ratio of 1.5854 shares of First Leesport common stock for each share of Merchants common stock.

(3) First Leesport pro forma basic net income per common share represents historical net income for First Leesport and Merchants combined on the assumption that First Leesport and Merchants had been combined for the periods presented on a pooling of interests basis, divided by the weighted average number of shares of First Leesport common stock outstanding during each period plus the number of shares of First Leesport assumed to be issued in the merger. Merchants equivalent pro forma basic net income per common share represents such amounts multiplied by an exchange ratio of
     1.5854 shares of First Leesport common stock for each share of Merchants common stock.

Market Value of Securities

             The following table shows the market value per share of First Leesport common stock, the market value per share of Merchants common stock and the equivalent market value per share of Merchants common stock on January 11, 1999 and May 10, 1999. The equivalent market value per share of Merchants common stock shows the value of a share of Merchants common stock if the merger had been completed on the dates shown based on an exchange ratio of 1.5854 shares of First Leesport common stock for each share of Merchants common stock.

             The historical market values for First Leesport common stock are the per share last previous sale prices on January 11, 1999 and May 10, 1999, as reported on the Nasdaq Stock Market Small Cap Market. The historical market values per share of for Merchants common stock are based on the last known sales prices known to management in privately negotiated transactions.

                    First Leesport             Merchants
                                                     Equivalent
                                                     Market Value
                      Historical      Historical       Per Share

   January 11, 1999   $   23.00       $  27.50       $  36.46
May 10, 1999              20.375         27.50          32.30

          The market price of First Leesport common stock will fluctuate prior to the merger. Merchants shareholders should obtain current market quotations for First Leesport common stock.

First Leesport Results of Operations for the Quarter Ended
March 31, 1999

          For the quarter ended March 31, 1999, First Leesport reported net income of $437,000 compared to $199,000 for the
first quarter of 1998.   Basic earnings per share for the quarter
ended March 31, 1999 were $.35, an increase of 106% from $.17 in the first quarter of 1998. The increase in earnings resulted, in part, from a 16.3% increase in net interest income, a 295% increase in fee income, primarily from commissions on insurance sales, and focused expense management. Deposits at March 31, 1999 increased 21.7% to $194,012,000 from $159,494,000 deposits at March 31, 1998, and net loans increased 35.6% to $178,701,000 at March 31, 1999 from $131,877,000 at March 31, 1998.

           A WARNING ABOUT FORWARD LOOKING INFORMATION

          This proxy statement/prospectus contains and incorporates certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters including statements as to "beliefs," "expectations", "anticipations," "intentions" or similar words. Forward-looking statements are also statements that are not statements of historical fact. Forward-looking statements are subject to risks, uncertainties and assumptions. These include, by their nature:

          - the effects of changing economic conditions in First Leesport's and Merchants' market areas, the Commonwealth of Pennsylvania and nationally;

          - credit risks of commercial, real estate, consumer and other lending activities;

          -    significant changes in interest rates;

          - changes in federal and state banking laws and regulations which could impact operations;

          -    funding costs; and

          - other external developments which could materially affect the business and operations of First
               Leesport and Merchants.

If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

                     SELECTED FINANCIAL DATA

          The following tables show certain historical consolidated summary financial data for both First Leesport and Merchants. This information is derived from and you should read it together with the consolidated financial statements of First Leesport and Merchants incorporated by reference or appearing elsewhere in this joint proxy statement/prospectus, and the pro forma combined financial information, appearing elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 104 and "Index to Merchants Financial Statements" on page F-1.

             First Leesport Selected Financial Data

                                                                       At or for the Year Ended December 31,
                                                             1998          1997          1996          1995           1994

                                            (Dollars in thousands, except per share data)
Income Statement Data
Interest income                                          $   14,723    $   13,020    $   12,340    $   11,534     $   10,123
Interest expense                                              7,740         6,182         5,464         5,252          3,911
Net interest income                                           6,983         6,838         6,876         6,282          6,212
Provision for loan losses                                       590           500           210           270            168
Net interest income after provision
  for loan losses                                             6,393         6,338         6,666         6,012          6,044
Other income                                                    975           749           484           459            390
Other expenses                                                6,148         5,252         4,928         4,602          4,643
Income before income taxes                                    1,220         1,835         2,222         1,869          1,791
Federal income taxes                                            196           387           513           417            375

Net income                                               $    1,024    $    1,448    $    1,709    $    1,452     $    1,416

Per Share Data
Basic Earnings                                           $     0.86    $     1.21    $     1.43    $     1.22     $     1.19
Cash Dividends                                                 0.52          0.52          0.49          0.45           0.42
Book value                                                    16.28         15.25         14.37         13.68          12.26
Average shares outstanding                                1,195,696     1,191,171     1,191,171     1,191,171      1,191,171

Balance Sheet Data
Assets                                                   $  231,575    $  180,265    $  162,023    $  152,402     $  141,867
Securities                                                   50,753        38,346        39,690        37,849         34,244
Loans receivable, net                                       160,777       128,296       109,773       104,092         97,063
Deposits                                                    183,273       148,499       137,537       133,438        117,413
Short-term borrowings                                         5,700         8,000         5,700           -            2,000
Long-term debt                                               12,500           -             -           1,000          1,000
Stockholders' equity                                         20,589        18,163        17,121        16,277         14,601

Ratios
Return on average assets                                      0.50%          0.85%         1.08%         0.99%          1.05%
Return on average equity                                      5.29           8.21         10.36          9.41           9.83
Equity to assets (year end)                                   8.89          10.08         10.57         10.68          10.29
Loans to deposits (year end)                                 87.73          86.40         79.81         78.01          82.67
Dividend payout (percentage of income)                       60.47          42.98         34.27         36.89          35.29

________________

                Merchants Selected Financial Data

                                                                   At or for the Year Ended December 31,
                                                             1998          1997          1996          1995           1994

                                                  (Dollars in thousands, except per share data)
Income Statement Data
Interest income                                          $    3,824    $    4,022    $    4,051    $    4,027     $    3,731
Interest expense                                              1,751         1,809         1,939         2,000          1,672
Net interest income                                           2,073         2,213         2,112         2,027          2,059
Provision for loan losses                                        30            43            88            45            -
Net interest income after provision
  for loan losses                                             2,043         2,170         2,024         1,982          2,059
Other income                                                    174           155           172           177            188
Other expenses                                                1,609         1,591         1,615         1,663          1,860
Income before income taxes                                      608           734           581           496            387
Federal income taxes                                            121           175           124           126             88

Net income                                               $      487    $      559    $      457    $      370     $      299

Per Share Data*
Basic Earnings                                           $     1.59    $     1.83    $     1.49    $     1.21     $     0.98
Cash Dividends                                                 0.70          0.58          0.50          0.46           0.44
Book value                                                    23.67         22.82         20.72         20.10          17.33
Average shares outstanding                                  305,721       305,721       305,721       305,721        305,721

Balance Sheet Data
Assets                                                   $   58,370    $   55,302    $   58,129    $   59,741     $   61,846
Securities                                                   21,872        22,593        24,098        24,042         26,502
Loans receivable, net                                        32,381        29,311        29,371        29,923         31,203
Deposits                                                     46,169        47,809        49,709        51,513         54,421
Short-term borrowings                                         1,000           -             -             -            3,250
Long-term debt                                                3,500           -           1,600         1,710            560
Stockholders' equity                                          7,236         6,976         6,335         6,146          5,298

Ratios
Return on average assets                                       .87%           .99%          .78%          .61%           .50%
Return on average equity                                      6.72           8.42          7.32          6.46           5.29
Equity to assets (year end)                                  12.40          12.61         10.90         10.29           8.57
Loans to deposits (year end)                                 70.14          61.31         59.09         58.09          57.34
Dividend payout (percentage of income)                       43.07          30.22         31.89         36.25          42.92

*    Outstanding and per share information for all years presented has been restated to give effect to stock dividends and stock splits issued through December 31, 1998.

________________

            PRO FORMA COMBINED FINANCIAL INFORMATION

          The following tables show selected unaudited pro forma financial data reflecting the merger accounted for using the pooling of interests method of accounting. See "The Merger --
Accounting Treatment" on page 65.

          We present the following pro forma information for illustration purposes only. The pro forma financial information does not necessarily reflect what the actual results of First
Leesport would be following completion of merger.

          We have prepared the pro forma information based on an exchange ratio of 1.5854 shares of First Leesport common stock for each share of Merchants common stock outstanding. The exchange ratio is subject to adjustment if the 30-day average trading price of First Leesport common stock immediately prior to the merger is lower than 20.00 or higher than $28.00. See "The Merger - What Merchants Shareholders Will Receive" on page 33.

Pro Forma Combined Balance Sheet as of December 31, 1998

          The following pro forma consolidated balance sheet information combines the historical consolidated balance sheets of First Leesport and Merchants as of December 31, 1998. The merger is reflected using the pooling of interests method of accounting as though we completed the merger on December 31, 1998. You should read this pro forma information together with the historical consolidated financial statements of First Leesport and Merchants incorporated by reference or appearing elsewhere in this joint proxy statement/prospectus.

           UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                     AS OF December 31, 1998
                     (dollars in thousands)

                                                        Pro Forma    Pro Forma
                              Leesport    Merchants    Adjustments    Combined
Cash and cash equivalents     $  4,675     $ 2,090      $            $  6,765
Federal funds sold                -            650                        650
Securities                      50,753      21,872                     72,625
Loans receivable               162,533      32,754                    195,287
Allowance for loan losses       (1,756)       (373)                    (2,129)
Other assets                    15,370       1,377                     16,747

  Total Assets                $231,575     $58,370      $  -         $289,945

Deposits                       183,273      46,169                    229,442
Federal funds purchased          5,509        -                         5,509
Short-term borrowings            5,700       1,000                      6,700
Long-term debt                  12,500       3,500                     16,000
Other liabilities                4,004         465                      4,469

  Total Liabilities            210,986      51,134         -          262,120

Common Stock                     6,366         611         (611)A       8,789
                                                          2,423 A
Treasury Stock                    (118)       -                          (118)
Surplus                          4,417       1,155       (1,155)A       3,760
                                                           (657)A
Retained Earnings                9,245       5,384                     14,629
Accumulated other
  comprehensive income             679          86                        765

  Total Stockholders' Equity    20,589       7,236         -           27,825

  Total Liabilities and
    Stockholders' Equity      $231,575     $58,370      $   -        $289,945

____________________________


A -- Assumes that First Leesport will exchange 484,690 shares of
     First Leesport common stock for 305,721 shares of Merchants common stock.

Pro Forma Statements of Income for the Years Ended December 31,
1998, 1997 and 1996

          The following three tables show pro forma statements of income for the years ended December 31, 1998, 1997, and 1996. We prepared this pro forma information under the pooling of interests method of accounting assuming that the merger occurred on the first day of each period for which information is presented. Under the pooling of interests method of accounting, the income statements of the separate companies are added together for each period shown. You should read this pro forma information together with the historical financial statements of First Leesport and Merchants incorporated by reference or appearing elsewhere in this proxy statement/prospectus.

   PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME
              FOR THE YEAR ENDED December 31, 1998
          (dollars in thousands, except per share data)

                                                        Pro Forma
                                 Leesport   Merchants    Combined

Interest income                   $14,723     $3,824      $18,547
Interest expense                    7,740      1,751        9,491
Net interest income                 6,983      2,073        9,056
Provision for loan losses             590         30          620
Net interest income after
  provision for loan losses         6,393      2,043        9,436
Other income                          975        174        1,149
Other expenses                      6,148      1,609        7,757
Income before income taxes          1,220        608        1,828
Income taxes                          196        121          317

Net income                        $ 1,024     $  487      $ 1,511

Basic earnings per share          $  0.86     $ 1.59      $  0.90

Weighted average number of
  shares outstanding            1,195,696    305,721    1,680,386

  PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME
              FOR THE YEAR ENDED December 31, 1997
          (dollars in thousands, except per share data)

                                                        Pro Forma
                                 Leesport   Merchants    Combined

Interest income                   $13,020     $4,022      $17,042
Interest expense                    6,182      1,809        7,991
Net interest income                 6,838      2,213        9,051
Provision for loan losses             500         43          543
Net interest income after
  provision for loan losses         6,338      2,170        8,508
Other income                          749        155          904
Other expenses                      5,252      1,591        6,843
Income before income taxes          1,835        734        2,569
Income taxes                          387        175          562

Net income                        $ 1,448     $  559      $ 2,007

Basic earnings per share          $  1.21     $ 1.83      $  1.20

Weighted average number of
  shares outstanding            1,191,171    305,721    1,675,861

   PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME
              FOR THE YEAR ENDED December 31, 1996
          (dollars in thousands, except per share data)


                                                        Pro Forma
                                 Leesport   Merchants    Combined

Interest income                   $12,340     $4,051      $16,391
Interest expense                    5,464      1,939        7,403
Net interest income                 6,876      2,112        8,988
Provision for loan losses             210         88          298
Net interest income after
  provision for loan losses         8,666      2,024        8,690
Other income                          484        172          656
Other expenses                      4,928      1,615        6,543
Income before income taxes          2,222        581        2,803
Income taxes                          513        124          637

Net income                        $ 1,709     $  457      $ 2,166

Basic earnings per share          $  1.43     $ 1.49      $  1.29

Weighted average number of
  shares outstanding            1,191,171    305,721    1,675,861

                      THE SPECIAL MEETINGS


Matters To Be Considered at the Meetings


     General.   The Boards of Directors of First Leesport and
Merchants are each sending this proxy statement/prospectus to their shareholders to solicit proxies for use at the First Leesport special meeting and the Merchants special meeting.

          At both the First Leesport special meeting and the Merchants special meeting, shareholders will consider and vote upon proposals to:

          -    approve and adopt the merger agreement;

          - approve the proposal to adjourn the meeting if more time is needed to solicit proxies; and

          - consider any other matters properly brought before the meeting.

          A vote for approval of the merger agreement is a vote for approval of the merger of Merchants into First Leesport and for the exchange of Merchants common stock for First Leesport common stock.

Votes Required

             First Leesport. Approval of the merger agreement requires the affirmative vote of the holders of 70% of First Leesport's outstanding shares cast in person or by proxy at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting.

          Shareholders of First Leesport have one vote for each share of First Leesport common stock that they hold of record on each matter to be considered at the First Leesport special meeting.

             The directors and executive officers of First Leesport have indicated that they intend to vote all shares of First Leesport common stock that they own for approval and adoption of the merger agreement. As of the record date for the special meeting, directors and executive officers of First Leesport and their affiliates beneficially owned and were entitled to vote approximately 100,785 shares of First Leesport common stock, which represented approximately 8.0% of the outstanding shares of First Leesport.

          Merchants. Approval of the merger agreement requires the affirmative vote of a majority of the votes cast in person or
<PAGE 24> by proxy at the special meeting.  Approval of the
adjournment proposal also requires the affirmative vote of a majority of the votes cast in person or by proxy at the Merchants special meeting.

          Shareholders of Merchants have one vote for each share of Merchants common stock that they hold of record on each matter to be considered at the Merchants special meeting.

             The directors and executive officers of Merchants have agreed to vote all shares of Merchants common stock that they own for approval and adoption of the merger agreement. As of the record date for the special meeting, directors and executive officers of Merchants and their affiliates beneficially owned and were entitled to vote approximately 90,693 shares of Merchants common stock, which represented approximately 29.7% of the shares of Merchants common stock outstanding on the Record Date.

Voting of Proxies

          The proxyholders will vote shares represented by all properly executed proxies received in time for the First Leesport special meeting or the Merchants special meeting at the applicable special meeting in the manner specified on each proxy. The proxyholders will vote properly executed proxies that do not contain voting instructions in favor of the merger agreement and in favor of the adjournment proposal.

          The abstention from voting on any proposal by any shareholder who is present in person or by proxy at the First Leesport special meeting or the Merchants special meeting will not count as a vote "for" or "against" the proposal. Under the applicable rules of the New York Stock Exchange and the National Association of Securities Dealers, brokers who hold your shares in street name cannot give a proxy to vote your shares on the merger agreement or the adjournment proposal in the absence of specific instructions from you. We will not count these broker non-votes as a vote "for" or "against" the merger agreement or the adjournment proposal for purposes of the special meeting. As a result for First Leesport shareholders, because the approval of the merger agreement requires the affirmative vote of 70% of First Leesport's outstanding shares, abstentions and broker-nonvotes on this matter at the First Leesport special meeting will have the same effect as a vote against the merger. For Merchants shareholders, abstentions and broker-nonvotes will not affect the vote on the merger proposal. Because the adjournment proposals require the affirmative vote of a majority of all votes cast at each special meeting, abstentions and broker-nonvotes will not affect the vote on these matters.

          We do not expect that any matter other than those described in the proxy statement/prospectus will come before either the First Leesport special meeting or the Merchants special meeting. If, however, a shareholder properly presents
<PAGE 25> another matter for a vote at either the First Leesport special meeting or the Merchants special meeting, the persons named as proxies will use their judgment to vote on those matters.

Revocability of Proxies

          First Leesport.  If you are a shareholder of First
Leesport and you grant a proxy, you may revoke your proxy at any time until it is voted by:

          - delivering a notice of revocation or delivering a later dated proxy to Jenette L. Eck, Secretary, First National Bank of Leesport, 133 North Centre
               Avenue, Leesport, Pennsylvania 19533; or

          - appearing at the First Leesport special meeting and voting in person.

          Attendance at the First Leesport special meeting will not in and of itself revoke a proxy.

          Merchants.  If you are a shareholder of Merchants and
you grant a proxy, you may revoke your proxy at any time until it is voted by:

          - delivering a notice of revocation or delivering a later dated proxy to Jane E. Mallick, Secretary, Merchants of Shenandoah Ban-Corp, 101 North Main
               Street, Shenandoah, Pennsylvania 17976; or

          - appearing at the Merchants special meeting and voting in person.

          Attendance at the Merchants special meeting will not in and of itself revoke a proxy.

Record Date; Stock Entitled to Vote; Quorum

          First Leesport. Only holders of record of First Leesport common stock on May 12, 1999 will receive notice of, and can vote at, the First Leesport special meeting. On May 12, 1999, 1,264,655 shares of First Leesport common stock were issued and outstanding and held by approximately 600 holders of record.

          A quorum at the First Leesport special meeting for purposes of voting on approval of the merger agreement and the adjournment proposal requires the presence in person or by proxy of shareholders entitled to cast at least a majority of the votes which all shareholders of First Leesport are entitled to cast on the record date.

          Merchants. Only holders of record of Merchants common stock on May 12, 1999 will receive notice of, and can vote at, the Merchants special meeting. On May 12, 1999, 305,721 shares
<PAGE 26> of Merchants common stock were issued and outstanding and held by approximately 235 holders of record.

          A quorum at the Merchants special meeting for purposes of voting on approval of the merger agreement and the adjournment proposal requires the presence in person or by proxy of shareholders entitled to cast at least a majority of the votes which all shareholders of Merchants are entitled to cast on the record date.

          First Leesport and Merchants each intend to count the following shares as present at the special meeting for the purpose of determining a quorum:

          - shares of common stock present in person at the special meeting but not voting;

          - shares of common stock relating to proxies received on which holders of the shares have abstained on any matter; and

          - shares of common stock for which it has received proxies from a broker with no indication of how to vote the shares.

Solicitation of Proxies

          First Leesport and Merchants will each bear the cost of the solicitation of proxies from its shareholders. First
Leesport and Merchants will share equally the cost of printing this proxy statement/prospectus.

          First Leesport and Merchants will each solicit proxies by mail. In addition, directors, officers and employees of First Leesport and Merchants and their subsidiaries may solicit proxies
from shareholders by telephone, telegram or in person.   First
Leesport and Merchants will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to the beneficial owners of stock held of record by those persons, and First Leesport or Merchants will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

          Merchants shareholders should not send stock certificates with their proxy cards. As described below under the caption "the merger -- exchange of Merchants stock certificates," First Leesport will provide each Merchants shareholder with materials for exchanging shares of Merchants common stock shortly after the merger.

                           THE MERGER

General

          In this section of the proxy statement/prospectus we describe the material terms and provisions of the proposed merger. We have attached a copy of the merger agreement that provides for the merger to this proxy statement/prospectus as Annex A. We urge all shareholders to read the merger agreement carefully.

Background of the Merger

          The Board of Directors of Merchants has for several years, as part of its long-range planning practices, periodically reviewed and evaluated the various strategic options and alternatives available to Merchants. In particular, the Board has considered the relative merits of maintaining the independence of Merchants and Merchants Bank and of merging Merchants and/or Merchants Bank with a larger financial institution in light of current economic, financial and regulatory conditions and their impact on the financial services industry. The Board has also considered the desirability of increasing the value and liquidity of the Merchants stock by arranging a merger in which Merchants' shareholders would receive publicly-traded stock in a larger banking organization. The Board's primary consideration in taking the actions that led to the execution of the merger agreement was to provide fair financial return to shareholders and to increase the liquidity of their stock, while maintaining, to the extent possible, local identity and autonomy for Merchants Bank in order to serve Merchants' other constituencies, including the community and the customers and employees of Merchants Bank. The Board concluded that in a rapidly changing, increasingly competitive market for financial services, Merchants can compete more effectively as part of a larger banking organization with more resources and a wider range of products and services than those that Merchants currently offers. Through the merger, Merchants believes it can expand its resources and its range of products and services on an accelerated timetable as compared to reliance on internal growth. In general, Merchants is entering into the agreement because it believes it can better maximize shareholders' long-term return through an affiliation with a larger, more diversified financial institution. Merchants' Board of Directors believes that First Leesport's greater resources will enable Merchants Bank to offer expanded services and products to its customers in the communities it serves.

          In addition, the merger with First Leesport will increase the liquidity of the stock held by Merchants' shareholders by exchanging it for a stock in a larger banking organization. In considering the merger, Merchants' Board of Directors considered, among other things discussed in this proxy statement/prospectus: <PAGE 28>

     -    the financial terms of the merger;
     -    the structure of the transaction;
     -    the historic and current financial performance of First
          Leesport;
     -    the First Leesport strategic plan;
     - the commitment of First Leesport to the communities it serves;
     -    First Leesport's operating culture; and
     - the opinion of its financial advisor as to the fairness of the transaction, from a financial point of view, to Merchants' shareholders.

          The Board of Directors of Merchants negotiated the consideration that you are to receive in the merger as a Merchants' shareholder in light of various factors, including:

     - Merchants' and First Leesport's recent operating results,
     -    current financial condition, and
     -    perceived future prospects.

Ryan, Beck has advised the Board of Directors that, in its opinion, the exchange ratio is fair, from a financial point of view.

Reasons for the Merger

     First Leesport. The First Leesport Board of Directors believes the terms of the merger agreement are fair and in the
best interests of First Leesport and its shareholders.   In
reaching this determination, the First Leesport Board consulted with legal counsel with respect to its legal duties and the terms
of the merger agreement.   The First Leesport Board also
consulted with its financial advisor with respect to a due diligence examination of Merchants, the financial aspects of the transaction and the fairness of the exchange ratio from a
financial point of view.   The First Leesport Board also
consulted with representatives of First Leesport's independent auditor regarding their due diligence with respect to the financial statements of Merchants and related matters.

     The following discussion of the information and factors considered by the First Leesport Board of Directors is not intended to be exhaustive, but does include all material factors
considered by the Board.   In reaching its decision to approve
the merger agreement, the First Leesport Board of Directors considered the following:

     - That First Leesport does not presently have any office or operations in the market area served by Merchants so that the transaction will result in expansion by First Leesport into a new geographic market that is complementary to its existing markets and should result in new customers to whom First Leesport can market its broader range of financial services. <PAGE 29>

     - The financial condition, results of operations, cash flows, business and prospects of Merchants, including its asset and deposit composition, asset quality, and capital levels.

     - The opinion of Hopper Soliday that the exchange ratio provided for in the merger agreement is fair from a financial point of view to the shareholders of First
          Leesport.

     - The results of the due diligence investigations of Merchants undertaken by First Leesport personnel, and representatives of First Leesport' financial advisor and independent auditors, including Merchants' investment portfolio, loan portfolio and adequacy of loan loss reserves, funds management policies, employee benefit plans, Year 2000 compliance matters, and audit procedures.

     - That First Leesport intends to account for the merger as a pooling of interests and that pooling accounting treatment is a condition to First Leesport's obligation to complete the transaction.

     - The detailed financial analyses, pro forma and other information, with respect to First Leesport and Merchants discussed by Hopper Soliday.

     - That Anthony R. Cali, President and Chief Executive Officer of Merchants, would continue to serve in that capacity and would become an Executive Vice President of First Leesport following the transaction, and would enter into a written employment agreement with First Leesport prior to closing.

     - That the merger agreement prohibits Merchants from initiating or encouraging discussion with third parties relating to an alternative transaction and that Merchants would pay First Leesport a fee under certain circumstances if acquired by another party within twelve months following a termination of the merger agreement.

     -    That the transaction would be tax-free to First
          Leesport and its shareholders.

     - That three representatives of the Merchants Board would become members of the First Leesport Board and a fourth representative of the Merchants Board would become a member of the First National Bank of Leesport Board, thereby promoting continuity with respect to the continuing operations of Merchants Bank and valuable input into the market area served by Merchants.
  <PAGE 30>
     In reaching its conclusion to approve and recommend the merger agreement, the First Leesport Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have evaluated and weighed the factors differently.

     Merchants. In evaluating the merger, the Merchants Board of Directors considered a variety of information and factors. We do not intend that the following discussion of the information and factors considered by the Merchants Board of Directors be exhaustive. The discussion does, however, include all material factors considered by the Board. In reaching its decision to approve the merger agreement, the Merchants Board of Directors considered, among other things:

     - the consideration offered to Merchants' shareholders in relation to the market value, book value, earnings per share and projected earnings per share of Merchants;
     - the quality of a financial investment in and the liquidity of the Leesport common stock;
     - the historical results of operations, current financial condition and future prospects of Leesport and Merchants; and
     - the presentation by Ryan, Beck, Merchants' financial advisors, as to the fairness of the exchange ratio provided for in the merger agreement from a financial point of view to Merchants' shareholders.

The Board considered a number on non-financial factors, including:

     - prospects for continued local identity and autonomy for Merchants Bank;
     - continued employment for current employees of the bank and continued service for current directors of the bank;
     - the recent acquisition of Essick & Barr, Inc., a Berks County, Pennsylvania based insurance agency, demonstrating implementation of First Leesport's strategic plan;
     - a structure that should provide advantageous service to the community and customers of the bank; and
     - the quality of Leesport and its operating history, including its products and services.

Leesport also has an operating culture that is similar to Merchants' and the Leesport institutional geographic coverage is in an area of greater potential growth. In this regard, the Merchants Board of Directors received a written opinion from Ryan, Beck dated January 12, 1999, and updated as of the date of this proxy statement/prospectus that, as of those dates, the exchange ratio is fair to Merchant's shareholders from a financial point of view. The updated opinion is attached as Annex D to this proxy statement/prospectus. A summary of the Ryan, Beck presentation is set forth in "Opinions of Independent
<PAGE 31> Financial Advisors."  The Merchants Board of Directors
considered other financial and non-financial factors including:

     - the resources that Leesport would bring to face the competitive environment from financial institutions generally;
     - the compatibility of the respective business management philosophies of Merchants and Leesport;
     - the ability of Leesport to provide comprehensive financial services to the markets currently served by Merchants Bank;
     - the projected social and economic effects of the merger upon Merchants, its shareholders and other corporate constituencies, including employees, suppliers and customers in the communities in which it does business;
     - the financial terms of other recent business combinations in the local financial services industry;
     - the fact that Leesport, as a larger financial institution, has the financial resources to serve the lending and deposit needs of the local communities served by Merchants.

The Merchants Board of Directors determined, in light of the material factors discussed above, that the terms of the merger agreement are fair to, and in the best interests of, Merchants and its shareholders. The Merchants Board of Directors believes that the factors discussed above are all of the material factors considered by the Board of Directors in evaluating the merger.
In view of the wide variety of material factors considered in connection with its evaluation of the merger, the Merchants Board did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered, except, however, that liquidity and the size and attributes of Leesport were determined by the Board to be significant factors. In addition, individual directors may have given different weights to different factors. The Board of Directors cannot assure that any of the potential opportunities it considered will be achieved through consummation of the merger.

Recommendations of the Boards of Directors

          First Leesport. The Board of Directors of First Leesport believes that the terms of the merger are fair and in the best interests of the shareholders of First Leesport. The Board of Directors of First Leesport has unanimously approved the merger agreement. The Board of Directors of First Leesport unanimously recommends that the shareholders of First Leesport approve the merger agreement.
  <PAGE 32>
          Merchants. The Board of Directors of Merchants believes that the terms of the merger are fair and in the best interests of the stockholders of Merchants. The Board of Directors of Merchants has unanimously approved the merger agreement. The Board of Directors of Merchants unanimously recommends that the shareholders of Merchants approve the merger agreement.

Effect of the Merger

          As a result of the merger, Merchants will merge into First Leesport, and the separate legal existence of Merchants will cease. All property, rights, powers, duties, obligations, debts and liabilities of Merchants will automatically transfer to and vest in First Leesport, in accordance with Pennsylvania law. The Articles of Incorporation and Bylaws of First Leesport in effect immediately prior to completion of the merger will continue to apply to First Leesport as the surviving corporation in the merger.

What Merchants Shareholders Will Receive

          If you are a Merchants shareholder, when the merger is completed you will receive 1.5854 shares of First Leesport common stock for each share of Merchants common stock that you own on the date of the merger. This exchange ratio is subject to adjustment to ensure that you receive a specified minimum value for your Merchants common stock and that you do not receive more than a specified maximum value. To determine the exact value of what you receive, we will multiply 1.5854 by the average closing sale price of a share of First Leesport common stock for the 30 trading days preceding the merger. If there is no closing sale price on a particular day, we will use the closing bid price on that day.

          If the average price of a share of First Leesport common stock over the 30-day period is between $20.00 and $28.00, you will receive 1.5854 shares of First Leesport common stock for each of your shares of Merchants common stock. If the average price of a share of First Leesport common stock over the 30-day period is less than $20.00, the exchange ratio will increase so that you will receive the number of shares of First Leesport common stock necessary to provide you with a total value of $31.71 for each share of your Merchants common stock. If the average price of a share of First Leesport common stock over the 30-day period is greater than $28.00, the exchange ratio will decrease so that you will receive the number of shares of First Leesport common stock necessary to provide you with a total value of $44.39 for each share of your Merchants common stock.

          For example, if the average price of a share of First
Leesport common stock for the 30 trading days preceding the
merger is $25.00, you would receive 1.5854 shares of First
Leesport common stock because the 30-day average price is between
$20.00 and $28.00.    <PAGE 33>

          If, however, the 30-day average price of First Leesport common stock is $19.00, you would receive more than 1.5854 shares of First Leesport stock to ensure that you receive shares with a minimum total value of $31.71 based on the First Leesport average share price. In this example of First Leesport common stock having an average price of $19.00, you would receive 1.6689 shares of First Leesport common stock for each share of Merchants
common stock, determined by dividing $31.71 by $19.00.   If, on
the other hand, the 30-day average price of First Leesport common stock is $29.00, you would receive fewer than 1.5854 shares of First Leesport common stock so that you receive shares with a maximum total value of $44.39 based on the First Leesport average share price. In this example of First Leesport common stock having an average price of $29.00, you would receive 1.5307 shares of First Leesport common stock for each share of Merchants common stock, determined by dividing $44.39 by $29.00.

          The following chart shows the number of shares of First Leesport common stock a Merchants shareholder would receive for each share of Merchants common stock based on different assumed average prices of First Leesport common stock over the thirty trading days immediately prior to the merger. We have included this chart for illustrative purposes only. It is not intended to show what the actual price of First Leesport common stock will be at the time of the merger or at any future time.

                                         No. of Shares of First
     First Leesport                      Leesport Exchanged for
30-day Average Stock Price               each share of Merchants

          $16.00                                  1.9819
           17.00                                  1.8653
           18.00                                  1.7617
           19.00                                  1.6689
           20.00                                  1.5854
           21.00                                  1.5854
           22.00                                  1.5854
           23.00                                  1.5854
           24.00                                  1.5854
           25.00                                  1.5854
           26.00                                  1.5854
           27.00                                  1.5854
           28.00                                  1.5854
           29.00                                  1.5307
           30.00                                  1.4797
           31.00                                  1.4319
           32.00                                  1.3872

          In addition to First Leesport common stock, Merchants shareholders may also receive a check for a small amount of cash for any fractional shares. For instance, if you own 100 shares of Merchants common stock and the exchange ratio is 1.5854 shares of First Leesport common stock for each share of Merchants common stock, you would receive 158 shares of First Leesport common stock in the merger (1.5854 multiplied by 100). Assuming that
<PAGE 34> the 30-day average First Leesport common stock price was $25.00, you would also receive a check for $13.50 (.54 multiplied by $25.00) instead of a fractional share of First Leesport common stock.

          If First Leesport effects a stock split or a stock dividend or any similar change in its common stock prior to the merger, we will adjust proportionately the number of shares of First Leesport common stock issuable in exchange for shares of Merchants common stock.

Opinions of Independent Financial Advisors

     First Leesport Financial Advisor

          Under the engagement letter dated October 27, 1998, the First Leesport Board retained Hopper Soliday to render financial advisory and investment banking services to First Leesport in connection with the possible acquisition of Merchants by First Leesport. Hopper Soliday has no other material relationship with First Leesport or Merchants.

          Hopper Soliday is a regional investment banking firm and as a customary part of its investment banking business is engaged in the valuation of bank and bank holding company securities in connection with mergers, acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As a specialist in the securities of financial institutions, Hopper Soliday has experience in, and knowledge of, the valuation of banking enterprises. The First Leesport Board selected Hopper Soliday on the basis of Hopper Soliday's ability to evaluate the fairness of the merger from a financial point of view, its qualifications, its previous experience and its reputation in the banking and investment communities. Hopper Soliday has acted exclusively for the First Leesport Board in rendering its fairness opinion and will receive a fee from First Leesport for its services. Hopper Soliday represented First Leesport in the acquisition of Essick & Barr and received customary fees for its services.

          Hopper Soliday has rendered a written opinion to the First Leesport Board, dated as of the date of this joint proxy statement/prospectus, to the effect that, as of that date, the merger consideration is fair, from a financial point of view, to the shareholders of First Leesport. The full text of the Hopper Soliday opinion is attached as Annex C to this joint Proxy statement/prospectus and is incorporated herein by reference. We urge First Leesport shareholders to read the Hopper Soliday opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hopper Soliday rendering its opinion. We qualify the following summary of the Hopper Soliday opinion in its entirety by reference to the full text of the Hopper Soliday opinion. First Leesport and
<PAGE 35> Merchants determined the merger consideration by
negotiation. Hopper Soliday did not determine the merger considerations. See "The Merger -- Background of the Merger."

          The Hopper Soliday Opinion is directed only to the merger consideration and is not a recommendation to any First
Leesport shareholder as to how the shareholder should vote at the special meeting.

          In rendering its opinion, Hopper Soliday reviewed, among other things:

     - Merchants' Quarterly Call Reports as filed with the Federal Deposit Insurance Corporation (FDIC) for the periods ending March 31, 1998, June 30, 1998, and September 30, 1998 and audited financial statements for fiscal years ended December 31, 1994 through December 31, 1997;

     - First Leesport's Annual Reports on Form 10-KSB and related financial information for fiscal years ended December 31, 1994 through December 31, 1997, and First Leesport's Quarterly Reports on Form 10-QSB and related unaudited financial information for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     - certain information concerning the respective businesses, operations, regulatory condition and prospects of First Leesport and Merchants, including financial forecasts relating to the business, earnings, assets and prospects of First Leesport and Merchants, furnished to Hopper Soliday by First Leesport and Merchants, which Hopper Soliday discussed with members of senior management of First Leesport and Merchants;

     - historical market prices and trading activity for the First Leesport common stock and Merchants common stock and similar data for certain publicly traded companies which Hopper Soliday deemed to be relevant;

     - the results of operations of First Leesport and Merchants and similar data for certain companies which Hopper Soliday deemed to be relevant;

     - the financial terms of the merger contemplated by the merger agreement and the financial terms of certain other mergers and acquisitions which Hopper Soliday deemed to be relevant;

     - the pro forma impact of the merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of First
          Leesport;

     -    the merger agreement;  <PAGE 36>

     -    other matters that Hopper Soliday deemed necessary.

          Hopper Soliday also met with certain members of senior management and other representatives of First Leesport and Merchants to discuss the foregoing as well as other matters Hopper Soliday deemed relevant. Hopper Soliday also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions, and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Hopper Soliday opinion is necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to Hopper Soliday through the respective dates thereof.

          Hopper Soliday relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to the financial forecasts reviewed by Hopper Soliday in rendering its opinion, Hopper Soliday assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of First Leesport and Merchants as to the future financial performance of First Leesport and Merchants. Hopper Soliday did not make any independent evaluation or appraisals of the assets or liabilities of Merchants nor was it furnished with any such appraisals.

          The summary set forth below is not a complete description of the analyses performed by Hopper Soliday in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Hopper Soliday believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. No one of the analyses performed by Hopper Soliday was assigned a greater significance with respect to industry performance, business and economic conditions and other matters, many of which are beyond First Leesport's or Merchants' control. The analyses performed by Hopper Soliday are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

          Transaction Summary. Hopper Soliday reviewed with the First Leesport Board the key financial terms of the proposed merger, including the expected method of accounting, the exchange
<PAGE 37> ratio, the share price of First Leesport as of
December 10, 1998, the resulting indicated value per share of Merchants common stock of the merger and the resulting indicated aggregate consideration to be paid in the merger. The proposed method of accounting for the merger was a pooling of interests in a tax-free exchange. The indicated value was $38.05 per share of Merchants common stock, determined by multiplying the exchange ratio by the closing price on the Nasdaq Small Cap Market of First Leesport common stock on December 10, 1998. The indicated aggregate consideration to be paid in the merger was $11.6 million based on 305,721 fully diluted shares of Merchants' common stock outstanding. Hopper Soliday noted that the value of the merger consideration represented a 29% premium to Merchants' market price of $29.00 per share on December 10, 1998. Hopper Soliday also noted that the $38.05 per share value represented 160% of Merchants' fully-diluted book value per share as of September 30, 1998 and a multiple of 23.6 times Merchants' net income for the twelve months ended September 30, 1998.

          Contribution Analysis. Hopper Soliday reviewed the contribution made by each of First Leesport and Merchants' to various balance sheet items and net income of the combined company at the proposed exchange ratio based on balance sheet data at September 30, 1998 and trailing twelve months earnings as of September 30, 1998. This analysis showed that Merchants' shareholders would own approximately 28.8% of the aggregate shares outstanding of the combined company and that Merchants was contributing 20.9% of total assets, 17.0% of total loans, 21.0% of total deposits, 28.0% of shareholders' equity and 29.4% of net income, respectively, of the pro forma combined company as of September 30, 1998.

          Summary Comparison of Selected Institutions - First Leesport. Hopper Soliday compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended September 30, 1998 and market data as of December 9, 1998 for First Leesport to a peer group of Pennsylvania banks and bank holding companies consisting of twelve institutions with total assets between $160 million and $260 million. The analysis included, but was not limited to, the following ratios: loans/ deposits, equity/assets, non-performing assets/total assets, allowance for loan losses/non-performing assets, net interest margin, efficiency ratio, return on average assets, return on average equity, price/earnings, price/book and dividend yield. The analysis showed that:

     - First Leesport's loans/deposits ratio was 85.6% versus a First Leesport peer group median of 81.2%;

     - First Leesport's equity/assets ratio was 9.02% versus a First Leesport peer group median of 10.21%;
  <PAGE 38>
     - First Leesport's ratio of non-performing assets to total assets was 2.34% versus a First Leesport peer group median of 0.70%;

     - First Leesport's allowance for loan losses/non-performing assets ratio was 34.1% versus a First
          Leesport peer group median of 113.6%;

     - First Leesport's net interest margin was 4.06% versus a peer group median of 4.36%;

     - First Leesport's efficiency ratio was 75.46% versus a peer group median of 60.74%;

     - First Leesport's return on average assets and return on average equity were 0.65% and 6.61%, respectively, versus First Leesport peer group medians of 1.34% and 12.32%, respectively;

     - First Leesport's price/earnings and price/book ratios were 24.0x and 156.0%, respectively, versus First
          Leesport peer group medians of 17.5x and 200.0%, respectively;

     - First Leesport's dividend yield was 2.19% versus a peer group median of 2.01%.

          Summary Comparison of Selected Institutions - Merchants. Hopper Soliday compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended September 30, 1998 and market data as of December 9, 1998 for Merchants to a peer group of Pennsylvania banks and bank holding companies consisting of nine institutions with total assets between $77 million and $157 million. The analysis included, but was not limited to, the following ratios: loans/deposits, equity/assets, non-performing assets/total assets, allowance for loan losses/non-performing assets, net interest margin, efficiency ratio, return on average assets, return on average equity, price/earnings, price/book and dividend yield. The analysis showed that:

     - Merchants' loans/deposits ratio was 65.7% versus a Merchants peer group median of 81.9%;

     - Merchants' equity/assets ratio was 12.34% versus a Merchants peer group median of 9.88%;

     - Merchants' ratio of non-performing assets to total assets was 0.32% versus a Merchants peer group median of 0.41%;

     - Merchants' allowance for loan losses/non-performing assets ratio was 211.4% versus a Merchants peer group median of 155.1%; <PAGE 39>

     - Merchants' net interest margin was 3.99% versus a peer group median of 4.39%;

     - Merchants' efficiency ratio was 69.3% versus a peer group median of 60.2%;

     - Merchants' return on average assets and return on average equity were 0.92% and 7.42%, respectively, versus Merchants peer group medians of 1.24% and 11.61%, respectively;

     - Merchants' price/earnings and price/book ratios were 15.9x and 129.0%, respectively, versus Merchants peer group medians of 17.6x and 161.0%, respectively;

     - Merchants' dividend yield was 1.90% versus a peer group median of 1.70%.

          Summary of Selected Bank Merger and Acquisition Transactions. Hopper Soliday compared the ratios of price/book, price/trailing 12 months earnings, book/book, First Leesport's price/book/transaction price/book and First Leesport's price/ earnings/transaction price/earnings for the proposed merger to the maximum, mean, median and minimum ratios for a group of 20 transactions announced since January 1, 1995. The selected transactions involved the acquisition of profitable banks and bank holding companies headquartered in Pennsylvania, Maryland, New Jersey, New York, Ohio and West Virginia with total assets less than $150 million, announced transaction values between $10 million and $50 million and target equity/assets in excess of 10%. This analysis showed that:

     - the merger consideration represented 160.0% of Merchants' fully-diluted book value versus a median of 218.8% for the selected transactions;

     -    the merger consideration represented a price/trailing
          12 months earnings ratio of 23.6x compared to a median of 22.1x for the selected transactions;

     - the merger consideration represented a book/book of 102.6% compared to a median of 101.0% for selected transactions;

     -    the merger consideration represented a ratio of First
          Leesport's price/book to the transaction price/book of 97.5% compared to a median of 94.2% for the selected transactions; and

     - the merger consideration represented a ratio of First Leesport's price/earnings to the transaction price/ earnings of 105.9% compared to a median of 72.6% for the selected transactions.
  <PAGE 40>
          No company or transaction used in the above analysis as a comparison is identical to First Leesport, Merchants or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The ranges of valuations resulting from any particular analysis described above should not be taken to be Hopper Soliday's view of the actual value of First Leesport or Merchants. The fact that we referred to any specific analysis in the summary above does not indicate that Hopper Soliday gave the analysis more weight than any other analyses.

          In performing its analyses, Hopper Soliday made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Leesport or Merchants. The analyses performed by Hopper Soliday are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Hopper Soliday's opinion and presentation to the First Leesport Board is just one of many factors taken into consideration by the First Leesport Board.

          Pursuant to the Hopper Soliday engagement letter, First Leesport agreed to pay Hopper Soliday a contingent fee of 0.75% of the aggregate consideration to be paid in the merger. A retainer fee of $5,000 was paid to Hopper Soliday upon execution of the Hopper Soliday engagement letter. A payment of $20,000 was made to Hopper Soliday upon delivery of Hopper Soliday's written fairness opinion. The balance of the fee is due upon consummation of the merger. Both the retainer fee and the $20,000 payment will be credited towards the contingent fee. Hopper Soliday will be reimbursed for reasonable out-of-pocket expenses incurred on behalf of First Leesport. First Leesport has agreed to indemnify Hopper Soliday against certain liabilities.

     Merchants Financial Advisor

          On December 9, 1998, Merchants formally retained Ryan, Beck to render a fairness opinion with respect to the acquisition of Merchants by First Leesport. Ryan, Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan, Beck has knowledge of, and experience with, the Mid-Atlantic banking market and banking organizations operating within this market, and was selected by
<PAGE 41> Merchants because of its knowledge of, experience with, and reputation in the financial services industry.

          In its capacity as Merchants' financial advisor, Ryan, Beck did not participate in the negotiations with respect to the pricing and other terms and conditions of the merger, and the decision as to whether to accept the First Leesport proposal and the final pricing of the merger was ultimately made by the Board of Directors of Merchants. Ryan, Beck rendered a formal written opinion on January 12, 1999 and rendered an updated opinion dated as of the date of this proxy statement/prospectus, that based on and subject to the assumptions, factors, and limitations as set forth in the Ryan, Beck opinion and as described below, the exchange ratio is "fair" to Merchants' shareholders from a financial point of view. No limitations were imposed by the Merchants Board of Directors upon Ryan, Beck with respect to the investigations it made or procedures it followed in arriving at its opinion.

          The full text of the Ryan, Beck opinion, which sets forth assumptions made and matters considered, is attached as Annex D to this joint proxy statement/prospectus. We urge shareholders of Merchants to read the Ryan, Beck opinion in its entirety. The Ryan, Beck opinion is directed only to the financial fairness of the exchange ratio and does not constitute a recommendation to any Merchants shareholder as to how the shareholder should vote at the meeting. We qualify the summary of the Ryan, Beck opinion set forth in this joint proxy statement/prospectus in its entirety by reference to the full text of the Ryan, Beck opinion. In rendering the opinion, Ryan, Beck does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

          In rendering its opinion, Ryan, Beck reviewed, among other things:

     -    the merger agreement and related documents;

     -    the proxy statement/prospectus;

     - First Leesport's Annual Reports on Form 10-KSB for the four years ended December 31, 1998, 1997, 1996 and
          1995;

     -    First Leesport's Quarterly Reports to Shareholders on
          Form 10-QSB for the periods ended September 30, 1998,
          June 30, 1998 and March 31, 1998;

     - Merchant's Annual Report to Shareholders for the four years ended December 31, 1998, 1997, 1996 and 1995;
  <PAGE 42>
     - Merchant's Quarterly Call Reports to the FDIC for the periods ended September 30, 1998, June 30, 1998 and March 31, 1998;

     - certain operating and financial information provided by the management of First Leesport and of Merchants relating to their business and prospects;

     - held discussions with members of senior management of First Leesport and of Merchants regarding:

          -    past and current business operations;

          -    financial projections for the year ending
               December 31, 1999;

          -    strategic plans;

          -    regulatory relationships;

          -    financial condition; and

          - future prospects of the respective companies, including potential synergies arising from the merger;

     - reviewed the historical stock prices and trading volume of First Leesport's common stock;

     - reviewed the publicly available financial data of commercial banking organizations, which Ryan, Beck deemed generally comparable to First Leesport;

     - reviewed the publicly available financial data of commercial banking organizations, which Ryan, Beck deemed generally comparable to Merchants;

     - reviewed the terms of recent acquisitions of commercial banks, which Ryan, Beck deemed generally comparable to Merchants;

     - conducted other studies and analyses, inquiries and examinations, as Ryan, Beck deemed appropriate; and

     - Ryan, Beck, as part of its review of the merger, also considered the future prospects of Merchants in the event it remained independent.

          In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Merchants, First Leesport, and their subsidiaries provided to Ryan, Beck by Merchants and First Leesport and their representatives. Ryan, Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan, Beck has not
<PAGE 43> assumed any responsibility for making an independent evaluation of the adequacy of the allowances for loan losses set forth in the balance sheets of Merchants, First Leesport and their subsidiaries at December 31, 1998, and Ryan, Beck assumed these allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of the financial statements. Ryan, Beck has reviewed certain historical financial data and financial projections (and the assumptions and bases therefor) provided by Merchants and First Leesport. Ryan, Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan, Beck made adjustments to the financial and operating forecasts that in Ryan, Beck's judgment were appropriate under the circumstances. Ryan, Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Merchants, First Leesport or their respective subsidiaries, Ryan, Beck did not review any loan files of Merchants, First Leesport, or their subsidiaries. Ryan, Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Merchants and First Leesport.

          The preparation of a fairness opinion on a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan, Beck performed a variety of financial analyses. Ryan, Beck believes that its analyses must be considered as a whole and the consideration of portions of the analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying the Ryan, Beck opinion. No one of the analyses was assigned a greater significance than any other.

          The projections furnished to Ryan, Beck were prepared by the management of Merchants and First Leesport. Merchants and First Leesport do not publicly disclose internal management projections of the type provided to Ryan, Beck in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of these projections could be misleading because the projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

          In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Merchants or First Leesport. Any estimates
<PAGE 44> contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

          The following is a brief summary of the analyses and procedures performed by Ryan, Beck in the course of arriving at its opinion.

          Analysis of Selected Publicly Traded Companies: Ryan, Beck compared the financial data for Merchants as of September 30, 1998 to a peer group of ten selected commercial banks located in the Mid-Atlantic region of the United States with assets less than $125 million for which public trading and pricing information was available. Ryan, Beck deemed this group to be generally comparable to Merchants. The following table compares selected statistics of Merchants with the median and average of the ten selected commercial banks comprising the peer group:

                                           Merchants    Merchants
                                          Peer Group   Peer Group
                              Merchants     Median       Average

Total Equity/ Total Assets      12.51%       10.38%       11.52%
Return on Average Assets         1.00         1.06         1.06
Return on Average Equity         8.24        11.37        10.10
Net Interest Margin              4.01         4.25         4.58
Yield on Interest Earning
  Assets                         7.32         8.44         8.36
Cost of Interest Bearing
  Liabilities                    3.92         4.62         4.47
Non-Performing Loans/Total
  Loans                          0.49         1.08         1.58
Loan Loss Reserves/Non-
  Performing Loans             265.96       106.84       198.51
Total Loans/Deposits            60.52        79.98        79.06
1-4 Family Loans/Total Loans    67.38        33.98        36.90
Commercial Loans/Total Loans     2.83        11.55        17.56
Price/Latest Twelve Months
  Earnings                      24.74x       14.93x       16.76x
Price/Book Value               128.79%      151.32%      151.59%
Price/Tangible Book Value      128.86       152.33       153.97
Dividend Yield                   2.30         0.00         0.60

          Ryan, Beck noted that the performance of the peer group as measured by return on average assets, return on average equity and net interest margin was superior to that of Merchants. Merchants yield on interest earning assets was less than that of the companies comprising the peer group reflecting the higher level of generally lower yielding 1-4 family loans, lower level of generally higher yielding commercial loans and lower level of loans at Merchants. Additionally, Merchants had a lower cost of
<PAGE 45> interest bearing liabilities than that of the peer group. Ryan, Beck also noted that Merchants has a lower level of non-performing loans than the peer group and a higher loan loss reserve when measured as a percent of non-performing loans.
Based on Merchants stock price of $29.00 per share as of December 14, 1998, Merchants price to latest twelve months earnings per share was superior to that of the peer group average and median. Merchants price to book value and price to tangible book value were both less than the companies comprising the peer group.

          Ryan, Beck also compared First Leesport's reported financial data as of September 30, 1998 with that of a group of eighteen selected commercial banks located in the Mid-Atlantic region of the United States with assets between $100 million and $300 million for which public trading and pricing information was available. Ryan, Beck deemed this group to be generally comparable to First Leesport. The following table compares selected statistics of First Leesport with the median and average of the eighteen selected commercial banks comprising the peer group:

                                             First        First
                                           Leesport     Leesport
                                 First    Peer Group   Peer Group
                               Leesport     Median       Average

Total Equity/Total Assets         8.63%       9.81%        9.55%
Return on Average Assets          0.60        0.92         0.89
Return on Average Equity          6.39        9.52         9.17
Net Interest Margin               4.13        4.78         4.64
Yield on Interest Earning
  Assets                          8.23        8.15         8.19
Cost of Interest Bearing
  Liabilities                     4.83        4.40         4.37
Non-Performing Loans/Total
  Loans                           2.49        0.81         0.90
Loan Loss Reserves/Non-
  Performing Loans               46.35      125.27       203.33
Price/Latest Twelve Months
  Earnings                       24.74x      19.23x       19.92x
Price/Book Value                151.47%     158.49%      176.00%
Price/Tangible Book Value       151.47      166.20       183.26
Dividend Yield                    2.19        1.70         1.47

          Ryan, Beck noted that the performance of the peer group as measured by return on average assets and return on average equity was superior to that of First Leesport's. First Leesport's yield on interest earning assets and cost of interest bearing liabilities were both greater than that of the companies comprising the peer group. Additionally, Ryan, Beck noted that First Leesport has a higher percentage of non-performing loans than the peer group and a lower loan loss reserve when measured as a percent of non-performing loans. First Leesport's net interest margin was less than its peers primarily due to its
<PAGE 46> relatively high cost of interest bearing liabilities.
Based on First Leesport's stock price of $23.75 per share as of December 8, 1998, First Leesport's price to latest twelve months earnings per share was superior to that of the peer group average and median. First Leesport's price to book value and price to tangible book value were both less than the companies comprising the peer group. Ryan, Beck also noted that First Leesport's financial performance had significantly improved in the quarter ended September 30, 1998 as compared to that reported for the first and second quarters of 1998.

          Analysis of Selected Transactions:   Ryan, Beck
compared Merchants financial data as of November 30, 1998 with that of a group of thirteen selected commercial banking organizations being acquired in transactions announced since January 1, 1998 and for which pricing data pertaining to the transactions was publicly available. The criteria for this group was commercial banks located in the Mid Atlantic and New England regions of the country with assets less than $100 million. Ryan, Beck deemed this group to be generally comparable to Merchants. The following table compares selected statistics of Merchants with the median ratios for the thirteen selected companies acquired in the comparable transactions:

                                                       Peer Group
                                           Merchants     Median

Total Assets                                $58,160     $44,490
Tangible Equity/Tangible Assets               12.18%      10.26%
Return on Average Assets                       0.93        0.98
Return on Average Equity                       7.48        8.58
Non-Performing Assets/Assets                   0.04        0.58

          Ryan, Beck also calculated certain ratios based on the $38.35 value of First Leesport common stock that each Merchants shareholder would have received as of December 22, 1998. Based on Merchants November 30, 1998 financial position, this value represented 165.44% of stated book value, 165.52% of tangible book value, 20.55 times latest twelve months diluted earnings per share and a core deposit premium over tangible book value of 10.45%.

          The median pricing ratios for the comparable transactions are illustrated in the chart below:

                                Price/                      Core
                   Price/      Tangible        Price      Deposit
Peer Group       Book Value   Book Value   LTM Earnings   Premium

  Median           162.83%      162.83%       29.21 x      14.95%

          Ryan, Beck then adjusted the peer group statistics to reflect the change in the NASDAQ Bank Stock Index from the day prior to the date of announcement of each stock transaction to the closing value of the index on December 21, 1998. The
<PAGE 47> adjusted median pricing ratios for the comparable
transactions are illustrated in the chart below:

                                Price/                      Core
                   Price/      Tangible        Price      Deposit
   Peer Group    Book Value   Book Value   LTM Earnings   Premium

Adjusted Median    149.44%      162.33%       25.25x       13.35%

          The imputed value of Merchants, based on the median ratios of the comparable transactions, as adjusted, can be seen in the chart below:

Imputed Values
 for Merchants                  Price/                      Core
 based on the      Price/      Tangible        Price      Deposit
   adjusted:     Book Value   Book Value   LTM Earnings   Premium

    Median         $34.64       $37.61        $42.63      $42.56

          No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions sections is identical to Merchants, First Leesport or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

             Impact Analysis: Ryan, Beck analyzed the merger in terms of its effect on First Leesport projected 1999 and 2000 earnings per share, stated book value and tangible book value based on Merchants projected 1999 and 2000 earnings which were derived from information provided by the managements of Merchants and First Leesport. Based upon certain assumptions, including those with respect to cost savings and other synergies from the merger and the stand-alone earnings projections provided by First Leesport and Merchants, the analysis showed that the merger would be dilutive to First Leesport's projected 1999 fiscal year earnings per share by approximately 5.18%, dilutive to projected 2000 fiscal year earnings per share by approximately 5.22%, dilutive to book value per share by approximately 0.49% and dilutive to First Leesport's tangible book value by approximately 0.49%. Ryan, Beck analyzed the impact of the merger on First Leesport values per Merchants share based on the exchange ratio of 1.5854 shares of First Leesport common stock for each share of Merchants common stock using pro forma projected 1999 fiscal year earnings per share, pro forma projected 2000 fiscal year earnings per share, pro forma stated book value per share, pro forma tangible book value per share and dividends per share at December 31, 1998. That analysis found that, based on such exchange ratio, Merchants' equivalent projected 1999 earnings per share would increase by approximately 37.74%, projected 2000 earnings per share would increase by approximately 47.75%, stated
<PAGE 48> book value would decrease by approximately 2.34% and tangible book value would decrease by approximately 2.34%. Additionally, Merchants shareholders, based on First Leesport's current dividend level, would receive annual dividends of $0.82 per share as compared to $0.67 at the present time. These forward-looking projections may be affected by many factors beyond the control of First Leesport and/or Merchants, including the future direction of interest rates, economic conditions in the companies' market place, the actual amount and timing of cost savings achieved through the merger, the actual level of revenue enhancements brought about through the merger, future regulatory changes and various other factors. The actual results achieved may vary materially from the projected results.

          Discounted Dividend Analysis: Using a discounted dividend analysis, Ryan, Beck estimated the present value of the future dividend streams that Merchants could produce in perpetuity. Projection ranges for Merchants five-year balance sheet and income statement were provided by Merchants management. Management's projections were based upon various factors and assumptions, many of which are beyond the control of Merchants. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. The actual future values may be significantly more or less favorable than suggested by such projections. In producing a range of per share Merchant values, Ryan, Beck utilized the following assumptions: discount rates range from 11.0% to 13.0%, terminal price/earnings multiples range from 13.0x to 15.0x (which when applied to terminal year estimated earnings produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Merchants non-interest expense equal to 10% in 1999 and 15% in 2000, with an assumed 5% growth in synergies in years thereafter. The discounted dividend analysis produced the range of net present values per share of Merchants common stock illustrated in the chart below:

Discount Rate:                   11.00%       12.00%       13.00%
Terminal Year        13.00      $34.86       $33.98       $33.16
Multiple             14.00      $36.12       $35.19       $34.31
Of Earnings          15.00      $37.38       $36.40       $35.47

          These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Merchants common stock. Ryan, Beck noted that the discounted dividend analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such alternatives. Any variation from these assumptions would most likely produce different results.
  <PAGE 49>
          In connection with its written opinion updated as of the date of this proxy statement/prospectus, Ryan, Beck confirmed the appropriateness of its reliance on the analyses used to render its January 12, 1999 written opinion by performing procedures to update certain of the analyses and by reviewing the assumptions and conclusions contained in the January 12, 1999 opinion.

          The Ryan, Beck opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of the Ryan, Beck opinion. Ryan, Beck did not and does not express any opinion as to the price or range of prices at which First Leesport's Common Stock might trade subsequent to the merger. Events occurring after the date of the Ryan, Beck opinion could materially affect the assumptions and conclusions contained in the Ryan, Beck opinion. Ryan, Beck has not undertaken to reaffirm or revise the Ryan, Beck opinion or otherwise comment upon any events occurring after the date thereof.

          The summary set forth above does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan, Beck in the course of arriving at the Ryan, Beck opinion.

          With regard to Ryan, Beck's services in connection with the merger, Merchants paid Ryan, Beck a retainer fee of $7,500 plus an additional fee equal to $17,500 upon delivery of the fairness opinion. In addition, Merchants has agreed to reimburse Ryan, Beck for its reasonable out-of-pocket expenses, which shall not exceed $4,000 without the prior consent of Merchants. Merchants has also agreed to indemnify Ryan, Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services, including the fairness opinion. The amounts of Ryan, Beck's fees were determined by negotiation between Merchants and Ryan, Beck.

          Ryan, Beck has not had an investment banking relationship with Merchants in the past three years. Ryan, Beck's research department does not follow Merchants. Ryan, Beck is a market maker in Merchants common stock.

          Ryan, Beck has not had an investment banking relationship with First Leesport in the past three years. Ryan, Beck's research department does not follow First Leesport. Ryan, Beck is a market maker in First Leesport common stock.

Effective Date of the Merger

          The effective date of the merger will occur within 5 business days following the satisfaction or waiver of all conditions to the completion of the merger as specified in the merger agreement. We presently expect that the effective date of
<PAGE 50> the merger will occur late in the second quarter or early in the third quarter of 1999.

          On or prior to the effective date of the merger, First Leesport and Merchants will file articles of merger with the Pennsylvania Department of State and the articles will set forth the effective date of the merger. Either First Leesport or Merchants can terminate the merger if, among other reasons, the merger closing does not occur on or before September 30, 1999 and the terminating party has not breached or failed to perform or observe any of its agreements under the merger agreement. See
" -- Termination; Effect of Termination" on page 61.

Exchange of Merchants Stock Certificates

          As soon as possible after the merger, First Leesport will send a transmittal form to each record owner of Merchants common stock. The transmittal form will contain instructions describing how to surrender certificates representing Merchants common stock and receive new certificates representing shares of First Leesport common stock.

          First Leesport must mail certificates representing shares of First Leesport common stock and checks for cash instead of fractional share interests to former shareholders of Merchants not later than twenty business days following the receipt of certificates representing former shares of Merchants common stock properly endorsed or accompanied by the materials.

          You should not forward any Merchants stock certificates until you have received transmittal forms from First Leesport.
You should not return stock certificates with the enclosed proxy card.

          Until you exchange your certificates representing shares of Merchants common stock, you will not receive the First Leesport common stock into which your Merchants shares converted. When your Merchants certificates are surrendered, you will receive any unpaid dividends without interest. For all other purposes, however, each certificate which represents shares of Merchants common stock outstanding at the effective date of the merger will evidence ownership of the shares of First Leesport common stock (and cash in lieu of fractional shares) into which those shares converted as a result of the merger. Neither First Leesport nor Merchants will be liable to any holder of shares of Merchants common stock for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
  <PAGE 51>
Conditions to the Merger

          The obligations of First Leesport and Merchants to complete the merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

               -- approval of the merger agreement by both the holders of Merchants common stock and the holders of First Leesport common stock;

               -- receipt by First Leesport of all required approvals of regulatory authorities for the merger, including the expiration or termination of any notice and waiting periods;

               -- the absence of any legal order that prohibits completion of the merger or any transaction contemplated by the merger agreement;

               --   receipt by each of First Leesport and
                    Merchants of a letter from First Leesport's independent auditors that the merger qualifies as a pooling of interests for financial reporting purposes;

               --   receipt by each of First Leesport and
                    Merchants of a tax opinion from counsel; and

               -- the absence of any material adverse effect on the assets, financial condition or results of operations on a consolidated basis of the other party since December 31, 1997, not including:

                    *    any change in the value of the
                         investment or loan portfolios of First
                         Leesport or Merchants resulting from a
                         change in interest rates generally; and

                    *    any change occurring after the date of
                         the merger agreement in any law or
                         regulation or in generally accepted
                         accounting principles affects banking
                         institutions generally.

          In addition, the obligations of both First Leesport and Merchants to complete the merger are conditioned on:

          -- the accuracy in all material respects as of the date of the merger agreement and as of the merger date of the representations and warranties of the other party, except as to any representation or warranty which specially relates to an earlier
               <PAGE 52> date and except as otherwise
               contemplated by the merger agreement,

          -- the other party's material performance of all of its covenants and obligations; and

          --   other conditions customary for similar
               transactions, such as the receipt of officer certificates and legal opinions.

          Except for the requirements of shareholder approval, regulatory approvals and the absence of any legal order preventing the merger, we may waive each of the conditions described above. First Leesport does not, however, anticipate waiving the condition that it receive a tax opinion from its counsel. As of the date of this proxy statement/prospectus, First Leesport has no reason to believe that its counsel will not deliver tax opinion at closing.

Subsidiary Banks

          First Leesport has agreed to operate Merchants Bank under the name "Merchants Bank of Pennsylvania" as a separate operating banking subsidiary for two years after the merger. However, if the Board of Directors of First Leesport unanimously votes in favor of a name change or merger, First Leesport may change the name of Merchants Bank or combine or merge Merchants Bank with another banking subsidiary of First Leesport prior to the end of the two-year period.

Regulatory Approvals

          We must obtain the prior approval of the Federal Reserve Board to complete the merger. An application for approval of the merger was filed with the Federal Reserve on April 30, 1999. Under applicable regulations, the Federal Reserve will review the financial, managerial, and competitive, aspects of the transaction, as well as the convenience and needs of the community.

          In addition, the Federal Reserve may not approve any proposed acquisition:

          - if it would result in a monopoly or further any combination or conspiracy to monopolize or to attempt to monopolize the banking business in any part of the United States; or

          - which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would restrain trade, unless the Federal Reserve finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the
               <PAGE 53> proposed acquisition in meeting the
               convenience and needs of the community to be served.

          In addition, the Federal Reserve has the responsibility to review the performance of all involved institutions in meeting their responsibilities under the Community Reinvestment Act, which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. Both the First National Bank of Leesport and Merchants Bank received ratings of "satisfactory" in their last Community Reinvestment Act examinations. The Federal Reserve has not received any protest under the Community Reinvestment Act as of the date of this joint proxy statement/prospectus.

          We cannot assure you that the Federal Reserve will approve the merger, and, if approved, as to the date of such approval. We cannot complete the merger until 30 days (15 days if the Attorney General does not object) after the date of Federal Reserve approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of Federal Reserve approval unless a court specifically orders otherwise. In reviewing the merger, the U.S. Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve, and thus it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger's competitive effects. Failure of the U.S. Department of Justice to object to the merger does not prevent the filing of antitrust actions by private persons.

Representations and Warranties

          The merger agreement contains customary representations and warranties relating to:

          - the corporate organization of First Leesport, First National Bank of Leesport, Merchants and
               Merchants Bank;

          - the capital structures of First Leesport and Merchants;

          - the due authorization, execution, delivery, performance and enforceability of the merger agreement;

          - consents or approvals of regulatory authorities or third parties necessary to complete the merger;

          - the consistency of financial statements with generally accepted accounting principles and,
               <PAGE 54> where appropriate, applicable regulatory
               accounting principles;

          -    the filing of tax returns and payment of taxes;

          - the absence of material adverse changes, since December 31, 1997, in the consolidated assets, business, financial condition or results of operations of First Leesport or Merchants;

          - the absence of undisclosed pending or threatened litigation which is material;

          -    compliance with applicable laws and regulations;

          - retirement and other employee plans and matters relating to the Employee Retirement Income
               Security Act of 1974;

          -    the quality of title to assets and properties;

          -    the maintenance of adequate insurance;

          - the absence of undisclosed brokers' or finders' fees;

          - the absence of material environmental violations, actions or liabilities;

          - the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria;

          - the accuracy of information supplied by First Leesport, First National Bank of Leesport and Merchants in connection with the Registration Statement filed by First Leesport with the SEC, this joint proxy statement/prospectus and all applications filed with regulatory authorities for approval of the merger; and

          - documents filed by First Leesport and Merchants with the SEC and the accuracy of information contained therein.

          The merger agreement also contains other representations and warranties by Merchants relating to:

          - certain contracts relating to employment, consulting and benefits matters;

          - the validity and binding nature of loans reflected as assets in the financial statements of Merchants; and
  <PAGE 55>
          -    transactions with affiliates.

Business Pending the Merger

          First Leesport and Merchants have each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, Merchants has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or with the written consent of First Leesport.

          Merchants has also agreed that neither it nor Merchants
Bank may, without the written consent of First Leesport:

          - amend or change any provision of its articles of incorporation, charter or bylaws;

          - change the number of authorized or issued shares of its capital stock;

          - grant any option, warrant, or agreement of any character relating to its authorized or issued capital stock or any securities convertible into its capital stock;

          - split, combine or reclassify any shares of its capital stock;

          - declare, set aside or pay any dividend or other distribution in respect of its capital stock, except as otherwise specifically set forth in the merger agreement (see "Dividends" in this section);

          - redeem or otherwise acquire any shares of its capital stock;

          - grant any severance or termination pay, except in accordance with written policies or written agreements in effect on the date of the merger agreement (see " -- Employee Benefits and Severance" in this section), or enter into or amend any existing employment agreement;

          - grant any pay increase except for routine periodic increases in accordance with past practice;

          - engage in any merger, acquisition or similar transaction;

          - sell, lease or dispose of any assets other than in the ordinary course of business; <PAGE 56>

          - take any action which would result in any of the representations and warranties of Merchants becoming untrue;

          - change any accounting practices, except as may be required by generally accepted accounting principles (without regard to any optional early adoption date) or any regulatory authority responsible for regulating Merchants or Merchants
               Bank;

          - waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Merchants or any subsidiary is a party, other than in the ordinary causes of business, consistent with past practices;

          - implement any new employee benefit or welfare plan, or amend any such plan, unless such amendment does not result in an increase in cost except as expressly permitted by the merger agreement;

          - purchase any security for its investment portfolio not rated "A" or higher by either Standard &
               Poor's Corporation or Moody's Investor Services,
               Inc.;

          - enter into, renew, extend, or modify any transaction (including loans and commitments to lend) with any affiliate of Merchants, except as otherwise specified in the merger agreement;

          - enter into any interest rate swap or similar arrangement;

          - make any loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $250,000, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $250,000, except as otherwise specified in the merger agreement;

          - intentionally or knowingly take any action that would preclude the treatment of the merger as a pooling of interests for financial accounting purposes;

          - waive, release, grant or transfer any rights of value, or modify or change in any material respect any existing agreement to which Merchants or any Merchants subsidiary is a party, other than in the
               <PAGE 57> ordinary course of business, consistent
               with past practice.

          First Leesport and Merchants have jointly agreed:

          - to prepare all applications for, and use their best efforts to obtain, all required regulatory consents;

          - to take all actions necessary to complete the transactions contemplated by the merger agreement;

          -    to maintain adequate insurance;

          -    to maintain accurate books and records;

          - to file all tax returns and pay all taxes when due;

          - to cooperate with each other and use their best efforts to identify those persons who may be deemed to be affiliates of Merchants;

          - to agree upon the form and substance of any press release or public disclosure related to the merger agreement, the merger and the Bank merger; and

          - to deliver to the other copies of all securities documents when filed.

Dividends

          The merger agreement permits Merchants to pay a regular semi-annual cash dividend not to exceed $.35 per share of Merchants common stock outstanding. However, if the merger occurs prior to the record date for the payment by Merchants of its semi-annual dividend payable in July 1999, Merchants is permitted to pay, immediately prior to the merger, a pro-rated cash dividend for the first and second quarters of 1999. This pro-rated cash dividend may be paid only if the payment is consistent with pooling of interests accounting requirements.
The amount of pro-rated cash dividend that Merchants may pay for each share of Merchants common stock held is calculated as follows:

               --   multiplying $0.35 by the number of days
                    elapsed from January 1, 1999 through the merger date, dividing this result by 180, and then

               -- subtracting the amount of quarterly cash dividend received or to be received by shareholders of Merchants from First Leesport.
  <PAGE 58>
     For example, assume that a shareholder of Merchants owns 100 shares of Merchants common stock, that the merger is completed on June 1, 1999 and that this date precedes the record date for a second quarter dividend by First Leesport in the amount of $.13
per share of First Leesport common stock.   In the absence of the
merger, the Merchants shareholder would have received a dividend in the aggregate amount of $35.00, determined by multiplying 100
shares by $.35 per share.   If the exchange ratio is 1.5854
shares of First Leesport common stock for each share of Merchants common stock, this same shareholder would be entitled to receive a dividend from First Leesport for the second quarter in the amount of $20.54 (determined by multiplying his First Leesport
shares after the merger of 158 by $.13 per share).   In this
example the shareholder would lose a total of $14.46 ($35.00 less $20.54) because the merger was not completed at the time of First Leesport's cash dividend for the first quarter of 1999, but was completed prior to Merchants' semi-annual dividend in July 1999. To address this situation, the merger agreement would permit Merchants to pay a pro-rated cash dividend.

     In this example, pro-rating the Merchants cash dividend per share by the number of days elapsed in 1999 prior to the merger would result in the Merchants shareholder receiving $.2936 per
share in cash dividends from Merchants.   This amount is
determined by multiplying $.35 by 151 (the number of days elapsed from January 1, 1999 to the completion of the merger on June 1,
1999) and then dividing by 180. The total amount of cash dividends this shareholder would have received for his 100 shares of Merchants prior to the merger on this basis would have been
$29.36.   The Merchants shareholder in this example actually
would receive only $20.54 in First Leesport dividends if no
adjustment were made.   The merger agreement would permit
Merchants to pay a pro-rated cash dividend in the amount of $.0882 per Merchants share (or $8.82 for 100 shares) so that the total amount of dividends received by the Merchants shareholder in the example would be $29.36 for 100 shares of Merchants common stock.

          Subject to applicable regulatory restrictions, Merchants Bank may pay cash dividends sufficient to permit payment of the dividends by Merchants. Neither Merchants nor Merchants Bank may pay any other dividends without the prior written consent of First Leesport.

No Solicitation of Transactions

          The merger agreement prohibits Merchants or any of its affiliates or representatives from:

          - responding to, soliciting, initiating or encouraging any inquiries relating to an acquisition of Merchants by a party other than First Leesport;
  <PAGE 59>
          - recommending or endorsing an acquisition of Merchants by a party other than First Leesport to do so;

          - participating in any discussions or negotiations regarding an acquisition of Merchants by a party other than First Leesport;

          - providing anyone other than First Leesport with any nonpublic information relating to an acquisition of Merchants by a party other than First Leesport; or

          - entering into an agreement with any party other than First Leesport relating to an acquisition of Merchants by a party other than First Leesport.

          Merchants must notify First Leesport if it receives any inquiries or proposals relating to an acquisition of Merchants by a party other than First Leesport.

          The directors and executive officers of Merchants have executed a letter agreement containing provisions similar to those described above relating to Merchants. A copy of the form of letter agreement executed by the directors and executive officers of Merchants is included as an exhibit to the merger agreement which is attached to this joint proxy statement/ prospectus as Annex A.

Amendment; Waivers

          Subject to applicable law, at any time prior to completion of the merger, First Leesport and Merchants may:

          -    amend the merger agreement;

          - extend the time for the performance of any of the obligations or other acts of First Leesport and Merchants required in the merger agreement;

          - waive any inaccuracies in the representations and warranties contained in the merger agreement; or

          - waive compliance with any of the agreements or conditions contained in the merger agreement, except for the requirements of stockholder approval, regulatory approvals and the absence of any order, decree, or injunction presenting the transactions contemplated by the merger agreement.

          After you have approved the merger agreement however, we cannot modify either the amount or the form of consideration you will receive as Merchants shareholders or otherwise materially adversely affect you without shareholder approval.
  <PAGE 60>
Termination; Effect of Termination

          We may terminate the merger agreement at any time prior to completion of the merger by our mutual written consent.

          Either First Leesport or Merchants alone may terminate the merger agreement at any time prior to completion of the merger:

          - if the closing date of the merger does not occur on or before September, 30, 1999, unless the failure to complete the merger by that date results from the failure of the party seeking to terminate the merger agreement to materially perform any of its obligations; or

          - if either party receives a final nonappealable order from a regulatory authority denying a required approval or consent, unless the denial results from the failure of the party seeking to terminate the merger agreement to materially perform any of its obligations; or

          - if we do not obtain any shareholder vote contemplated by the merger agreement.

          Merchants alone may terminate the merger agreement at any time prior to completion of the merger:

          - if First Leesport has materially breached any material covenant or representation contained in the merger agreement which would have a material adverse effect on the assets, financial condition or results of operations of First Leesport on a consolidated basis, but only if the breach remains uncured;

          - if, prior to the merger, First Leesport enters into a written agreement to acquire a party other than Merchants either involving the issuance of more than 500,000 shares of First Leesport common stock or rights to acquire more than 500,000 shares of First Leesport common stock; or

          - if, prior to the merger, First Leesport enters into a written agreement to acquire a party other than Merchants and the acquisition results in pro forma earnings per share dilution which exceeds 1%.

          First Leesport alone may terminate the merger agreement at any time prior to completion of the merger if Merchants has materially breached any material covenant or any representation contained in the merger agreement which would have a material adverse effect on the assets, financial condition or results of
<PAGE 61> operations of Merchants on a consolidated basis, but only if the breach remains uncured.

          If either First Leesport or Merchants terminates the merger for any of the reasons listed above, neither First Leesport nor Merchants will have any continuing liability or obligation other than the obligation dealing with confidentiality and any liabilities resulting from willful breach. If shareholders of Merchants fail to approve the merger agreement if after public disclosure of an "acquisition transaction" by a party other than First Leesport and within twelve months following termination of the merger agreement a third party agrees to merge with or acquire substantially all of the assets of Merchants, then Merchants must immediately pay First Leesport a fee in the amount of $250,000.

Management and Operations after the Merger

          Following the merger, First Leesport will add Andrew J. Kuzneski, Jr., Roland C. Moyer and Anthony R. Cali to its Board of Directors. These persons all presently serve as directors of Merchants and Merchants Bank. First Leesport will appoint
Mr. Cali to Class I of its Board of Directors, the current three-year term for which expires in 2001. First Leesport will appoint Mr. Moyer to Class II of its Board of Directors, the current three-year term for which expires in 2002. First Leesport will appoint Mr. Kuzneski to Class III of its Board of Directors, the
current term for which expires in 2003.   First Leesport has
agreed to nominate and recommend Mr. Cali and Mr. Moyer for election to one additional three-year term as directors and Mr. Kuzneski to two additional three-year terms as a director.

          The officers of First Leesport will not change after the merger except that Mr. Cali, the President and Chief Executive Officer of Merchants, will become an Executive Vice President of First Leesport. Mr. Cali will also remain President of Merchants Bank. Mr. Cali has signed a three-year employment agreement which becomes effective when we complete the merger.

          Following the merger, The First National Bank of Leesport will add Frank C. Milewski to its Board of Directors. Mr. Milewski is presently serving as a director of Merchants and Merchants Bank. Directors of The First National Bank of Leesport are elected annually, and First Leesport has agreed to elect
Mr. Milewski to the Board of Directors of The First National Bank of Leesport for a period of three years following the merger. In addition, if Merchants Bank combines with the First National Bank of Leesport within two years following the merger, First Leesport has agreed to elect two additional directors of Merchants to the Board of Directors of The First National Bank of Leesport until three years have elapsed from the merger date.

          The Board of Directors of Merchants Bank following the merger will initially consist of all of the directors serving on the Board immediately prior to the merger and Raymond H.
<PAGE 62> Melcher, Jr., the President and Chief Executive Officer
of First Leesport and The First National Bank of Leesport. If Merchants Bank merges into The First National Bank of Leesport prior to two years after the merger, First Leesport has agreed to maintain the Merchants Bank Board as an Advisory Board for the remainder of the two-year period. Members of the Merchants Bank Board of Directors or the Advisory Board will continue to receive a fee of $221 for each Board meeting they attend through the annual meeting of shareholders of Merchants Bank in the spring of 2000. First Leesport's mandatory retirement policy will not apply to directors of Merchants Bank who have achieved age 70 on the merger date until the annual meeting of shareholders of Merchants Bank in the spring of 2000.

Employee Benefits and Severance Benefits

          First Leesport will provide employee benefits to former employees of Merchants or Merchants Bank after the merger that are substantially similar in the aggregate to those provided by First Leesport to its similarly situated employees. Employees of Merchants or Merchants Bank who become employees of First Leesport or any First Leesport subsidiary will receive full credit for each year of service they had with Merchants or Merchants Bank for purposes of determining eligibility for participation and vesting, but not for benefit accrual, in First
Leesport's employee benefit plans.   Subject to these and any
other applicable legal requirements, First Leesport may discontinue, amend or convert to a First Leesport plan any particular employee benefit plan of Merchants or Merchants Bank.

          First Leesport will provide severance pay to any employee of Merchants or Merchants Bank whose employment is involuntarily terminated other than for cause within one year after the effective date of the merger or who, within such one year period, is offered but declines to accept employment at a location more than 35 miles from the employee's work location prior to the merger.

          The following summarizes severance benefits that First Leesport will provide to employees of Merchants whose employment terminates involuntarily after the merger or who decline to accept employment at a location more than 35 miles from their location prior to the merger:

          - senior officers with a title of vice president or higher will receive full base salary continuation for a period of time beginning with the first full pay period after termination and continuing for a term equal to three weeks for each full year of service with a maximum salary continuation period of twenty-six weeks in addition to full benefit continuation (including medical coverage and basic life insurance coverage) during the salary continuation period;
  <PAGE 63>
          - other officers will receive two weeks for each full year of service with a maximum salary continuation period of 13 weeks;

          - regular full-time employees and part-time employees working 20 hours or more per week who are exempt employees under the federal Fair Labor Standards Act will receive full base salary continuation for a period of time beginning with the first full pay period after termination and continuing for a term equal to one week for each full year of service with a minimum of two weeks and a maximum of thirteen weeks;

          - regular full-time employees and part-time employees working 20 hours or more per week who are non-exempt employees under the federal Fair Labor Standards Act will receive full base salary continuation for a period of time beginning with the first full pay period after termination and continuing for a term equal to one week for each full year of continuous service with a minimum salary continuation period of two weeks and a maximum salary continuation period of six weeks.

          Severance benefits cannot exceed the base compensation paid to an employee during the 12 months immediately preceding termination of employment.

          First Leesport will not provide severance benefits to any employee who enters into a written employment agreement with First Leesport or First Leesport Bank or who fails to execute First Leesport's customary form of severance documentation, including a release.

Accounting Treatment

          First Leesport will use the pooling of interests method of accounting to account for the merger. This accounting treatment is different from purchase accounting. Under pooling of interests accounting, the assets and liabilities of Merchants will be carried forward to First Leesport at their historical recorded amounts. Results of operations of First Leesport will include the results of both companies for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for First Leesport.

          If First Leesport must purchase more than 10% of the outstanding shares of Merchants common stock for cash, due to the purchase of fractional shares and the exercise of dissenters rights by Merchants shareholders, or if other conditions arise that would prevent the merger from being treated as a pooling of
<PAGE 64> interests for financial accounting purposes, First
Leesport and Merchants each have the right to terminate the agreement and to cancel the merger.

Material Federal Income Tax Consequences

          To complete the merger, First Leesport and Merchants must receive, at the closing, an opinion of Stevens & Lee, P.C., counsel to First Leesport, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that First Leesport and Merchants will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.

          In the opinion of Stevens & Lee, P.C., the material federal income tax consequences of the merger will be as follows:

          - First Leesport and Merchants will not recognize gain or loss in the merger;

          - Shareholders of Merchants will not recognize any gain or loss upon receipt of First Leesport common stock in exchange for their Merchants common stock, except shareholders who receive cash proceeds for fractional interests will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Merchants common stock is held as a capital asset at the effective date of the merger;

          - the tax basis of shares of First Leesport common stock (including fractional share interests) that shareholders of Merchants receive in the merger will be the same as the tax basis of their shares of Merchants common stock; and

          - the holding period of the First Leesport common stock that shareholders of Merchants receive in the merger will include the holding period of their shares of Merchants common stock, provided their Merchants common stock is held as a capital asset at the time of the merger.

          Under the merger agreement, First Leesport and Merchants can waive the condition that Stevens & Lee, P.C. deliver, at closing, the opinion described above. However, in the event that the parties waive delivery of the opinion of counsel, or the opinion would otherwise set forth tax consequences materially different to a stockholder than those described above, First Leesport and Merchants intend to resolicit proxies as required in accordance with the rules and regulations of the SEC.
  <PAGE 65>
          This discussion is not a complete description of all the federal income tax consequences of the merger and, in particular, does not address tax considerations that may affect the treatment of shareholders which are exempt organizations or who are not citizens or residents of the United States. Each shareholder's individual circumstances may affect the tax consequences of the merger to such stockholder. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local, or foreign laws. Accordingly, we advise you to consult a tax advisor as to the specific tax consequences of the merger to you.

Expenses

          First Leesport and Merchants will each pay all their own costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel. First Leesport and Merchants will share equally the cost of printing and mailing this proxy statement/prospectus.

Resale of First Leesport Common Stock

          The First Leesport common stock issued in the merger will be freely transferable under the Securities Act of 1933 except for shares issued to any Merchants shareholder who is an "affiliate" for purposes of SEC Rule 145. Each director and executive officer of Merchants has entered into an agreement with First Leesport providing that, as an affiliate, he or she will not transfer any First Leesport common stock received in the merger except in compliance with the securities laws. Such persons have also agreed not to dispose of any First Leesport common stock or Merchants common stock either prior to or after the merger during periods prohibited under pooling of interests accounting methods. This proxy statement/prospectus does not cover resales of First Leesport common stock received by any affiliate of Merchants or First Leesport.

Dissenters Rights

     General

     Under Pennsylvania law, shareholders of Merchants have the right to dissent from the merger and to obtain payment of the "fair value" of their shares in the event we complete the merger.

     If you are a Merchants shareholder and are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, which is attached to this proxy statement/prospectus as Annex D. A discussion of the provisions of the statute is included here. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law.
  <PAGE 66>
     Before the day of the merger, send any written notice or demand, required concerning your exercise of dissenters rights to Jane A. Mallick, Secretary, Merchants of Shenandoah Ban-Corp,
101 North Main Street, Shenandoah, Pennsylvania 17976. After the day of the merger, send correspondence to Daniel W. Weist, Corporate Secretary, First Leesport Bancorp, Inc., 133 North Centre Avenue, First Leesport, Pennsylvania 19533.

     The term "fair value" means the value of a share of Merchants common stock immediately before the day of the merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

     Notice of Intention to Dissent

     If you wish to dissent, you must:

     -- prior to the vote of stockholders on the merger at the special meeting, file a written notice of intention to demand payment of the fair value of your shares of Merchants common stock if the merger is effected with First Leesport;

     -- make no change in your beneficial ownership of Merchants common stock from the date you give notice through the day of the merger; and

     -- not vote your Merchants common stock for approval of the agreement.

Neither a proxy nor a vote against approval of the merger is the necessary written notice of intention to dissent.

     Notice to Demand Payment

     If the merger is approved by the required vote of shareholders, Merchants or First Leesport, as the case may be, will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for Merchant common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

     Failure to Comply with Notice to Demand Payment, etc.

     You must take each step in the indicated order and in strict compliance with the statute to keep your dissenters rights. If you fail to follow the steps, you will lose the right to dissent and you will receive the same number of shares of First Leesport common stock per share of Merchant stock that you hold as the non-dissenting stockholders. <PAGE 67>

     Payment of Fair Value of Shares

     Promptly after the merger, or upon timely receipt of demand for payment if the merger already has taken place, First Leesport will send dissenting shareholders, who have deposited their stock certificates, the amount that First Leesport estimates to be the fair value of the Merchants common stock. The remittance or notice will be accompanied by:

     -- a closing balance sheet and statement of income of Merchants for a fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

     -- a statement of First Leesport's estimate of the fair value of Merchants common stock; and

     -- a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the law.

     Estimate by Dissenting Shareholder of Fair Value of Shares

     If a dissenting shareholder believes that the amount stated or remitted by First Leesport is less than the fair value of the First Leesport common stock, the dissenting shareholder may send an estimate of the fair value of the Merchants common stock to First Leesport. If First Leesport remits payment of estimated value of a dissenting shareholder's Merchants common stock and the dissenting shareholder does not file his or her own estimate within 30 days after the mailing by First Leesport of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by First Leesport.

     Valuation Proceedings

     If any demands for payment remain unsettled within 60 days after the latest to occur of:

     -    the merger;

     - timely receipt by Merchants or First Leesport, as the case may be, of any demands for payment; or

     - timely receipt by Merchants or First Leesport, as the case may be, of any estimates by dissenters of the fair value,

then, First Leesport may file an application, in the Court of Common Pleas of Berks County, requesting that the court determine the fair value of the Merchants common stock. If this happens, all dissenting shareholders, no matter where they reside, whose demands have not been settled, will become parties to the
<PAGE 68> proceeding.  In addition, a copy of the application will be delivered to each dissenting shareholder.

     If First Leesport were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against First Leesport, may file an application in the name of First Leesport at any time within the 30-day period after the expiration of the 60-day period and request that the Berks County Court determine the fair value of the shares.

     The fair value determined by the Berks County Court may, but need not, equal the dissenting shareholder's estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid First Leesport's estimates of the fair value of the Merchants common stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Berks County Court finds fair and equitable.

     First Leesport intends to negotiate in good faith with any dissenting shareholders. If, after negotiation, a claim cannot be settled, then First Leesport intends to file an application requesting that the fair value of the Merchants common stock be determined by the Berks County Court.

     Costs and Expenses

     The costs and expenses of any valuation proceedings in the Berks County Court, including the reasonable compensation and expenses of any appraiser appointed by the Court to recommend a decision on the issue of fair value, will be determined by the Court and assessed against First Leesport except that any part of the costs and expenses may be apportioned and assessed by the Court against all or any of the dissenting shareholders who are parties and whose action in demanding supplemental payment the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     FINANCIAL INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

          Certain members of management of Merchants and Merchants Bank, and their Boards of Directors, have interests in the merger in addition to their interests as shareholders of Merchants. The Merchants Board of Directors was aware of these factors and considered them in approving the merger agreement.

Indemnification; Directors and Officers Insurance

          First Leesport has agreed to indemnify, defend and hold harmless all prior and then-existing directors and officers of Merchants and Merchants Bank against:

          - all liabilities and expenses relating to claims, proceedings or investigations resulting from the
               <PAGE 69> status of a person as a director,
               officer or employee of Merchants or any Merchants subsidiary, whether pertaining to matters existing prior to the merger and whether asserted prior to or after the merger; and

          - all liabilities and expenses relating to claims, proceedings or investigations arising out of the merger agreement or the merger to the same extent as the officers, directors and employees could be indemnified by Merchants or Merchants Bank.

          First Leesport has agreed to maintain Merchants' existing directors' and officers' liability insurance policy, or a policy providing comparable coverage, covering persons currently covered by such insurance for a period of six years after the effective date, subject to certain maximum cost limits.

Anthony R. Cali Employment Agreement

          First Leesport and Merchants Bank have entered into an employment agreement with Mr. Anthony R. Cali, President and Chief Executive Officer of Merchants and Merchants Bank. The employment agreement will become effective when we complete the merger. Mr. Cali's new employment agreement provides for:

          - a term of three years from the merger date and then automatic annual renewals absent notice of nonrenewal by any party;

          - a base salary of $115,000 per year which will increase to $125,000 per year on January 1, 2000 if Mr. Cali meets or exceeds performance objectives;

          - continuation of base salary payments for up to 26 weeks if First Leesport or Merchants Bank terminates Mr. Cali's employment without cause in the absence of a change in control of First
               Leesport;

          - a lump-sum severance payment equal to two years base salary if Mr. Cali's employment is terminated without cause or he resigns for specified events of good reason following a change in control of First Leesport; and

          - the receipt of a total of 5,000 nonqualified stock options under First Leesport's stock option plan.
  <PAGE 70>
Director Fees

     Andrew J. Kuzneski, Jr., Roland C. Moyer and Anthony R. Cali will become directors of First Leesport and as such will receive directors' fees in accordance with First Leesport's policy on
fees for directors.   Frank C. Milewski will become a director of
The First National Bank of Leesport and as such will receive directors' fees in accordance with The First National Bank of
Leesport's policy on fees for directors.   Other directors of
Merchants and Merchants Bank will continue to receive fees at their current levels as either continuing directors of Merchants Bank or as members of the Merchants Bank Advisory Board for a period at least through the annual meeting of shareholders of Merchants Bank in the spring of 2000.

                INFORMATION ABOUT FIRST LEESPORT

General

          Financial and other information relating to First Leesport, including information relating to First Leesport's directors and executive officers, is incorporated in this proxy statement/prospectus by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 104.

Market Price of and Dividends on First Leesport Common Stock and
Related Shareholder Matters

          The First Leesport common stock trades on the Nasdaq Small Cap Market under the symbol "FLPB." As of March 31, 1999, First Leesport had approximately 600 shareholders of record. The table below shows for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low bid and asked prices for First Leesport common stock as reported by Nasdaq and does not necessarily reflect mark-ups, mark-downs or commissions.

                                       Bid            Asked
Quarter Ended          Dividend    High    Low     High    Low

June 30, 1999 (1)..... $   .13   $20.63  $19.50   $21.50  $20.00
March 31, 1999........     .13    23.00   19.00    24.50   20.50
December 31, 1998.....     .13    24.75   23.00    25.75   24.00
September 30, 1998....     .13    27.75   24.00    29.25   25.25
June 30, 1998.........     .13    28.12   25.00    28.50   25.75
March 31, 1998........     .13    24.88   23.00    26.00   24.00
December 31, 1997.....     .13    23.00   20.75    24.75   22.00
September 30, 1997....     .13    20.75   19.00    22.25   20.50
June 30, 1997.........     .13    19.25   19.00    21.25   20.75
March 31, 1997........     .13    19.25   16.75    21.25   18.50

__________________

(1)  Through May 10, 1999.

             On January 11, 1999, the last business day preceding public announcement of the merger, the last sale price for First Leesport common stock was $23.00 per share. On May 10, 1999, the last previous sale price for the First Leesport common stock was $20.375 per share.

                   INFORMATION ABOUT MERCHANTS

Description of Business

     Merchants is a Pennsylvania business corporation headquartered in Shenandoah, Pennsylvania. Merchant's was organized as a bank holding company on October 15, 1984, with Merchants Bank as a wholly-owned subsidiary. Presently, Merchants functions primarily as the holder of all the outstanding common stock of Merchants Bank.

     Since its inception, Merchants Bank has operated as a banking institution doing business in Schuylkill County, Pennsylvania. The bank currently has 23 full-time and 7 part-time employees.

     Merchants Bank engages in a full service commercial and consumer banking business, including such services as accepting deposits in the form of time, demand and savings accounts. In addition to accepting deposits, the bank makes both secured and unsecured commercial and consumer loans, finances commercial transactions and makes construction and mortgage loans, including home equity loans and business loans.

Supervision and Regulation

     Merchants is registered as a bank holding company and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Act of 1956. As a bank holding company, Merchants' activities and those of its bank subsidiary are limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board. The Federal Reserve Board has issued regulations that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve Board regulations may require Merchants to stand ready to use its resources to provide adequate capital funds to its bank subsidiary during periods of financial stress or adversity.

     The Bank Holding Company Act prohibits Merchants from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of, any bank, or from merging or consolidating with another bank holding company, without prior approval of the Federal Reserve Board. In addition, the Act prohibits Merchants from engaging in or acquiring ownership or control of 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business, unless the Federal Reserve Board determines that the business is so closely related to banking as to be a proper incident to the business of banking.
  <PAGE 73>
     As a Pennsylvania bank holding company for purposes of the Pennsylvania Banking Code, Merchants is also subject to regulation and examination by the Pennsylvania Department of Banking.

     Merchants Bank is a Pennsylvania-chartered bank. Its deposits are insured, up to applicable limits, by the Federal Deposit Insurance Corporation. Merchants Bank is subject to regulation and examination by the Federal Deposit Insurance Corporation, and to a much lesser extent, the Federal Reserve Board. Merchants Bank is also subject to requirements and restrictions under federal and state law, including:

     -    requirements to maintain reserves against deposits,

     - restrictions on the types and amounts of loans that the bank may grant and the interest that the bank may charge on those loans, and

     - limitations on the types of investments that the bank may make and the types of services that the bank may offer.

Consumer protection laws and regulations also affect the operations of Merchants Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions by the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     Bank holding companies are required to comply with the Federal Reserve Board's risk based capital guidelines. The required minimum ratio of total capital to risk-weighted assets, including certain off-balance sheet activities, such as standby letters of credit, is 8%. At least half of the total capital is required to be "Tier I Capital," consisting principally of common stockholders' equity, less certain intangible assets. The remainder, "Tier II Capital," may consist of certain preferred stock, a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, and a limited amount of the general loan loss allowance. The risk-based capital guidelines are required to take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities.

     In addition to the risk-based capital guidelines, the Federal Reserve Board requires a banking holding company to maintain a leverage ratio of a minimum level of Tier I capital (as determined under the risk-based capital guidelines) equal to 3% of average total consolidated assets for those bank holding companies which have the highest regulatory examination rating and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 1% to 2% above the stated minimum.
<PAGE 74> Merchants Bank is subject to almost identical capital requirements adopted by the FDIC.

Prompt Corrective Action Rules

     The Federal banking agencies have regulations defining the levels at which an insured institution would be considered:

     -    well capitalized;
     -    adequately capitalized;
     -    undercapitalized;
     -    significantly undercapitalized; and
     -    critically undercapitalized.

The applicable Federal bank regulator for a depository institution could, under certain circumstances, reclassify a "well-capitalized" institution as "adequately capitalized" or require an "adequately capitalized" or "undercapitalized" institution to comply with supervisory actions as if it were in the next lower category. A reclassification could be made if the regulatory agency determines that the institution is in an unsafe or unsound condition (which could include unsatisfactory examination ratings). Merchants and Merchants Bank each satisfy the criteria to be classified as "well capitalized" within the meaning of applicable regulations.

Regulatory Restrictions on Dividends

     Merchants Bank dividend payments are subject to the Pennsylvania Banking Code of 1965 and the Federal Deposit
Insurance Act.

Under the Pennsylvania Banking Code, Merchants Bank may only pay dividends from accumulated net earnings. In addition, the Bank may not pay dividends if it is in arrears in the payment of any insurance assessment due to the FDIC. The Federal Reserve Board and the FDIC have formal and informal policies that provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Prompt Corrective Action Rules, described above, further limit the ability of banks to pay dividends, because banks which are not classified as well capitalized or adequately capitalized may not pay dividends.

     FDIC Insurance Assessments

     The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures.


     Under the risk-rated premium schedule, the FDIC assigns, on a semiannual basis, each depository institution to one of three capital groups (well-capitalized, adequately capitalized or undercapitalized) and further assigns such institutions to one of
<PAGE 75> three subgroups within a capital group.  The
institution's subgroup assignment is based upon the FDIC's judgment of the institution's strength in light of supervisory evaluations, including examination reports, statistical analyses and other information relevant to measuring the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10% or greater, a Tier I capital to risk-based assets ratio of 6% or greater, and a Tier I leverage ratio of 5% or greater, are assigned to the well-capitalized group. As December 31, 1998, Merchants Bank was well capitalized for purposes of calculating insurance assessments.

     The Bank Insurance Fund is presently fully funded at more than the minimum amount required by law. Accordingly, the 1999 BIF assessment rates range from zero for those institutions with the least risk, to $0.27 for every $100 of insured deposits for institutions deemed to have the highest risk. Merchants Bank is in the category of institutions that presently pay nothing for deposit insurance. The FDIC adjusts the rates every six months.

     While the bank presently pays no premiums for deposit insurance, it is subject to assessments to pay the interest on Financing Corporation bonds. FICO was created by Congress to issue bonds to finance the resolution of failed thrift institutions. Prior to 1997, only thrift institutions were subject to assessments to raise funds to pay the FICO bonds.

     On September 30, 1996, as part of the omnibus budget act, Congress enacted the Deposit Insurance Funds Act of 1996, which recapitalized the Savings Association Insurance Fund and provided that commercial banks would be subject to 1/5 of the assessment to which thrifts are subject for FICO bond payments through 1999. Beginning in 2000, commercial banks and thrifts will be subject to the same assessment for FICO bonds. The FICO assessment for Merchants Bank (and all commercial banks) for the first six months of 1999 is $.0063 for each $100 of deposits.

New Legislation

     Proposed legislation is introduced in almost every legislative session that would dramatically affect the regulation of the banking industry. We cannot determine whether or not the legislation will ever be enacted and what effect it may have on Merchants and on Merchants Bank.

Interstate Banking

     Prior to the passage of the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994, the Bank Holding Company Act prohibited a bank holding company located in one state from acquiring a bank located in another state, unless the acquisition by an out-of-state bank holding company was specifically authorized by the law of the state where the bank to be acquired was located. Similarly, interstate branching by a single bank was generally prohibited by the McFadden Act. The
<PAGE 76> Interstate Banking Act permits an adequately
capitalized and adequately managed bank holding company to acquire a bank in another state whether or not the law of that other state permits the acquisition, subject to certain deposit concentration caps and approval by the Federal Reserve Board. In addition, under the Interstate Banking Act, a bank can engage in interstate expansion by merging with a bank in another state, unless the other state affirmatively opted out of the legislation before June 1, 1997. The Interstate banking Act also permits de novo interstate branching, but only if a state affirmatively opts in by adopting appropriate legislation. Pennsylvania, Delaware, Maryland and New Jersey, as well as other states, have adopted "opt in" legislation which allows such transactions.

Legal Proceedings

     A certain amount of litigation arises in the ordinary course of business of Merchants and Merchants Bank. In the opinion of the management of Merchants and Merchants Bank, there are no proceedings pending to which the company or the bank is a party or to which its property is subject that, if determined adversely to Merchants or Merchants Bank, would be material in relation to Merchants' shareholders' equity or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to Merchants business and the banks business. In addition, no material proceedings are pending or are known to be threatened or contemplated against Merchants or Merchants Bank by governmental authorities.

Management's Discussion and Analysis of Financial Condition and
Results of Operation

          On the following pages of this proxy
statement/prospectus we present management's discussion and analysis of the consolidated financial condition and results of operations of Merchants, and its wholly-owned subsidiary, Merchants Bank. Management's discussion and analysis discusses the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for Merchants. Merchants consolidated financial condition and results of operations consist almost entirely of Merchants Bank's financial condition and results of operations. Current performance does not guarantee, assure, or may not be indicative of similar performance in the future.

     The following discussion focuses on and highlights certain information regarding Merchants. We recommend that you read this discussion in conjunction with the consolidated financial statements and related notes of Merchants appearing elsewhere in this proxy statement/prospectus.

     We caution you not to place undue reliance on forward-looking statements in this section, they reflect management's analysis only as of the date of this proxy
<PAGE 77> statement/prospectus.  Merchants undertakes no
obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances.

Summary of Results of Operations and Financial Condition

     At December 31, 1998, Merchants' total assets amounted to
$58.4 million as compared to $55.3 million at December 31, 1997.
The $3.1 million or 5.6% increase was primarily due to an increase of $3.1 million in net loans receivable.

     Net earnings were $486,000 for the year ended December 31, 1998, as compared to $558,000 for the year ended December 31, 1997. The $72,000 decrease in net earnings resulted primarily from a decrease in net interest income of $139,000, an increase in noninterest expense of $19,000, offset by a decrease in provision for loan losses of $13,000, an increase in noninterest income of $19,000 and a decrease in the provision for income taxes of $54,000.

The Year 2000 Issue

     Merchants is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer programs that have time-sensitive coding may recognize a date using "00" as the year 1900 rather than the year 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     Merchants has conducted a review of its computer systems to identify the systems that could be affected by the year 2000 issue and has developed an implementation plan to resolve the issue. Merchants is primarily dependent upon systems that have been developed by third parties and, therefore, is dependent upon vendor compliance. Merchants will have contingency plans in place for all systems according to the regulatory schedule.
These plans involve automated as well as manual actions and may require additional staffing requirements. Merchants believes that the year 2000 will not pose significant operational problems for its computer operations.

     Merchants could be adversely affected by year 2000 problems experienced by others (including its customers, service providers, vendors, customers' vendors, correspondent banks, government agencies, and the financial services industry in general) over which it has no control. If, for example, one of Merchants customers failed to adequately prepare for the Year 2000, Merchants could be adversely affected and, in turn, this could affect Merchants' ability to collect outstanding loans and retain deposit balances. Consequently, if Merchants or any of its service providers, correspondents, vendors or customers experiences a disruption of business resulting from the year
<PAGE 78> 2000, the financial condition, results of operations and liquidity of Merchants could be materially adversely affected.


(Dollars in thousands,
  except per share data)
                                                   December 31,
                                                 1998      1997
Income & Expense:
Interest income                               $  3,824  $  4,022
Interest expense                                 1,751     1,810
Net interest income                              2,073     2,212
Loan loss provision                                 30        42
Net interest income after loan loss provision    2,043     2,170
Noninterest income                                 174       155
Noninterest expense                              1,609     1,591

Income before income taxes                         608       734
Income taxes                                       121       175

Net income                                    $    487  $    559

Per share:
Basic                                         $   1.59  $   1.83
Cash dividends paid                                .70       .58

Weighted average number of common shares:
  Basic                                        305,721   305,721
Book value                                    $  23.67  $  22.82

Average Balance Sheet:
Total Assets                                  $ 55,977  $ 56,742
Investments & money market investments          23,682    24,927
Loans (net of unearned income)                  29,915    29,350
Deposits                                        47,131    48,819
Borrowings                                       1,018       738
Shareholders' equity                             7,243     6,640

Balance Sheet at Period End:
Total assets                                  $ 58,370  $ 55,302
Investments & money market investments          22,996    23,044
Loans (net of unearned income)                  32,754    29,666
Deposits                                        46,169    47,809
Borrowings                                       4,500         -

Shareholders' equity                             7,236     6,976

Selected Operating Ratios:
Return on average assets                           .87%      .99%
Return on average shareholders' equity            6.72%     8.42%
Leverage (assets divided by shareholders' equity)    8.07X    7.93X
Average total loans as a percentage of average deposits   63.47%   60.12%
Interest income/average earning assets*           7.41%     7.65%
Interest expense/average deposits & borrowings    3.64%     3.65%
Net interest income/average earning assets*       4.12%     4.31%

* Tax equivalent basis

  <PAGE 79>
Balance Sheet Analysis

     The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with interest income and expense, and key rates and yields. During 1998, the assets showing the greatest increase were loans. On the liability side, the most significant source of new funds was in the form of Federal Home Loan Bank borrowings.



DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS EQUITY, INTEREST
RATES AND INTEREST DIFFERENTIAL:
(Dollars in thousands)


                                                 Year ended December 31,
                                     1998                   1997
                         AverageAverage         AverageAverage
Assets                    Balance   RateInterest Balance   RateInterest
Investment securities:
 Taxable investments     $17,6106.12%  $1,077   $19,3116.48%  $1,252
 Nontaxable investments (1)  4,8778.28    404     4,3618.64      377

 Total investment securities 22,4876.59 1,481    23,6726.88    1,629

Loans (1)(2)              29,9158.11    2,426    29,3508.36    2,453
Other rate-sensitive assets  1,1955.61     67     1,2555.50       69

 Total earning assets     53,5977.41    3,974     54,2777.65   4,151

Noninterest-earning assets  2,380   -       -      2,465   -       -

 Total assets            $55,9777.10%  $3,974   $ 56,7427.32% $4,151
                                        ===================================

Liabilities and Shareholders' Equity
Deposits:
 Demand                  $ 5,3781.75%  $   94   $  5,5461.80% $  100
 Savings                  11,5572.08      240     12,0982.09     253
 Time                     26,6225.13    1,366     27,9225.06   1,413

  Total                   43,5573.90    1,700     45,5663.88   1,766

Borrowings and other
   interest- bearing liabilities  1,0185.01    51     7385.96     44
Non-interest bearing deposits  3,574   -            -   3,253   -     -
Other liabilities            585   -        -        545   -       -

  Total liabilities       48,7343.60    1,751     50,1023.61   1,810

Shareholders' equity       7,243   -        -      6,640   -       -

  Total liabilities and
   shareholders' equity  $55,9773.13%  $1,751   $ 56,7423.19% $1,810
                         ===========   ======   ============  ======

Average effective rate on
 interest-bearing liabilities$38,1794.21%$1,606 $40,0204.16%  $1,666
                         ===========   ======   ===========   ======

Interest income/earning assets$53,5977.41%$3,974$54,2777.65%  $4,151
Interest expense/earning assets$53,5973.27$1,751$54,2773.33   $1,810
Effective interest differential 4.14%                  4.32%
                                ====                   ====  <PAGE 80>

(1) The interest earned on nontaxable investment securities and loans is shown on a tax equivalent basis.

(2) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.

Investment Securities

     Total securities of $21,872,000 decreased $722,000 from December 31, 1997 to December 31, 1998. This decrease is a net result of a decrease in the securities held to maturity portfolio of $588,000 and reduction in the securities available for sale portfolio by $134,000. The held to maturity portfolio decreased primarily due to calls and maturities on higher yielding debt securities.

     The December 31, 1998 federal funds sold balance of $650,000 was $318,000 higher than the December 31, 1997 balance of $332,000.

     There are no significant concentrations of securities
(greater than 10% of shareholders' equity) in any individual security issuer. The maturity analysis of investment securities available for sale, including the weighted average yield for each category as of December 31, 1998, is as follows:

                                     Under          1 - 5           5 - 10         Over
                                     1 year         years           years        10 years       Total
(Dollars in thousands)
U.S. Treasury securities
     Carrying value                  $1,006         $  808          $    -        $    -         $1,814
     Weighted average yield            5.70%          5.54%           0.00%         0.00%         5.63%
     Weighted average maturity                                                                 0 yrs. 5 mos.

Obligations of U.S. Government
   corporations and agencies
     Carrying value                  $    -         $  752          $2,529        $   300        $3,581
     Weighted average yield            0.00%          6.51%           6.80%          7.00%        6.75%
     Weighted average maturity                                                                 7 yrs. 1 mo.

Obligations of states and
   political subdivisions
     Carrying value                  $  135         $   -           $   423       $5,425         $5,983
     Weighted average yield             6.21%         0.00%            8.02%        7.64%         7.63%
     Weighted average maturity                                                                15 yrs. 9 mos.

Corporate securities
     Carrying value                  $  597         $  200          $  -          $  200         $  997
     Weighted average yield            4.57%          5.75%            0.00%        6.17%          5.13%
     Weighted average maturity                                                                 2 yrs. 8 mos.

Mortgage-backed securities
     Carrying value                  $8,385         $    -          $   -         $    -         $8,385
     Weighted average yield            6.83%          0.00%            0.00%         0.00%         6.83%
     Weighted average maturity                                                                 3 yrs. 5 mos.

Equity securities
     Carrying value                  $   -          $    -          $  689         $    -        $  689
     Weighted average yield            0.00%          0.00%            0.00%         0.00%         0.00%
     Weighted average maturity                                                                     N/A

     The maturity analysis of securities held to maturity,
including the weighted average yield for each category, as of
December 31, 1998 is as follows:   <PAGE 82>

                                     Under          1 - 5           5 - 10         Over
                                     1 year         years           years        10 years       Total
(Dollars in thousands)
Obligations of states and
     political subdivisions
     Carrying value                  $  -           $  150          $  100         $  173        $  423
     Weighted average yield           0.00%           9.39%           8.18%          8.16%         8.64%
     Weighted average maturity                                                                 9 yrs. 0 mos.

     Weighted average yield is computed by dividing the annualized interest income, including the accretion of discounts and the amortization of premiums, by the carrying value.
Tax-exempt securities were adjusted to a tax-equivalent basis and are based on the federal statutory tax rate of 34%.

The amortized cost and fair value of investment securities are as follows:

                                                                   December 31, 1998

(Dollars in thousands)
                                                                  Gross           Gross        Estimated
                                               Amortized       Unrealized      Unrealized        Market
Available for Sale                                Cost           Gains          (Losses)         Value
US Treasury securities                          $ 1,800         $   14           $   -         $ 1,814
Obligations of other U.S.
  Government agencies and corporations            3,575              7              (1)          3,581
Obligations of states and political
  subdivisions                                    5,891            140             (48)          5,983
Corporate securities                                997              4              (4)            997
Mortgage backed securities                        8,438              4             (57)          8,385
Equity securities                                   618             76              (5)            689

     Totals                                     $21,319         $   245          $(115)        $21,449

                                                                   December 31, 1998

                                                                  Gross           Gross        Estimated
                                               Amortized       Unrealized      Unrealized        Market
Held to Maturity                                  Cost           Gains          (Losses)         Value
Obligations of states
  and political subdivisions                    $   423          $     7          $   -         $   430

     Totals                                     $   423          $     7          $   -         $   430
  PAGE 83

                                                                   December 31, 1997

                                                                  Gross           Gross        Estimated
                                              Amortized        Unrealized      Unrealized        Market
Available for Sale                               Cost            Gains          (Losses)         Value
U.S. Treasury Notes                            $  1,693          $     4         $    (1)       $ 1,696
Obligations of other U.S.
  Government agencies and corporations            3,843               14             (14)         3,843
Obligations of states and political
  subdivisions                                    3,597              117             -            3,714
Equity securities                                   502               46             -              548
Corporate securities                                600                1             -              601
Mortgage backed securities                       11,192               44             (55)        11,181

     Totals                                     $21,427          $   226          $  (70)       $21,583

                                                                   December 31, 1997

                                                                  Gross           Gross        Estimated
                                               Amortized       Unrealized      Unrealized        Market
Held to Maturity                                  Cost           Gains          (Losses)         Value
Obligations of other U.S.
  Government agencies and corporations          $   300           $    1         $   -         $   301
Obligations of states
  and political subdivisions                        710               11             -             721

     Totals                                     $ 1,010           $   12         $   -         $ 1,022

Loans

     Merchant's Bank of Pennsylvania grants commercial loans, residential mortgages, and consumer loans to customers located primarily in and around the areas of Shenandoah and Drums, Pennsylvania. The Merchant's Bank of Pennsylvania has a concentration of credit in Schuylkill County and exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions.

     Net loans receivable grew by $3,069,000 to $32,381,000 at December 31, 1998, from $29,311,000 at December 31, 1997. This growth was primarily composed of an increase in commercial and industrial loans of $1,956,000 and an increase in real estate loans of $1,391,000.

     Major classifications of loans are summarized as follows:

                                               December 31,
                                             (in thousands)
                                           1998            1997

Real estate loans                        $21,680         $20,289
Commercial & industrial loans              7,613           5,657
Installment loans                          1,859           1,966
Municipal loans                              358             375
All other loans                            1,504           1,645

   Total                                 $33,014         $29,932

Less:
Unearned discount                            260             266
Allowance for possible loan losses           373             354

      Loans, Net                         $32,381         $29,312

     A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days, there has been a deterioration in the financial condition of the borrower, or payment in full of principal or interest is not expected. Delinquent loans past due 90 days or more and still accruing interest are generally well-secured and expected to be restored to a current status in the near future. The following table details those loans that were placed on nonaccrual status, were accounted for as troubled debt restructurings or were delinquent 90 days or more and still accruing interest:
  <PAGE 85>
                                               December 31,

(Dollars in thousands)                     1998            1997

Nonaccrual loans                         $    61         $    78
Trouble debt restructurings                    -               -
Delinquent loans                             245             166

     Total                               $   306         $   244

Allowance for Loan Losses

     A summary of the allowance for loan losses follows:

                                               December 31,

(Dollars in thousands)                     1998            1997

Average loans                            $30,167         $29,633

Allowance, beginning of period               354             314

Loans charged off:
  Commercial and industrial                    0              11
  Installment and other                        9               7
  Real estate                                 21              15
  Lease financing                              0               0

Total loans charged off                       30              33

Recoveries:
  Commercial and industrial                    3               7
  Installment and other                        3               4
  Real estate                                 13              19
  Lease financing                              0               0

  Total recoveries                            19              30

Net loans charged off                         11               3

Provision for loan losses                     30              43

Allowance, end of period                 $   373         $   354

Ratio of net charge offs to
  average loans outstanding                 .04%            .01%

The provision for loan losses is based upon a credit review of the loan portfolio, past loan loss experience, current economic conditions and other pertinent factors which form a basis for determining the adequacy of the allowance for loan losses. In the opinion of management, the aggregate amount reserved is deemed to be adequate to absorb future loan losses.
  <PAGE 86>
     The allowance for loan losses of $373,000 at December 31, 1998 was 1.24% of loans as compared to 1.19% of loans at December 31, 1997. This increase is due to the Merchants Bank of Pennsylvania adding $30,000 to the allowance and recovering $19,000 of loans previously charged off, during the year ended 1998.

Deposits

     The following table is a distribution of average balances and average rates paid on the deposit categories:

                            December 31, 1998   December 31, 1997
(Dollars in thousands)      Amount       Rate   Amount       Rate

Noninterest-bearing         $ 3,574     0.00%   $ 3,253     0.00%
Interest-bearing
 checking accounts            1,898     1.34      1,738     1.39
Money market accounts         3,480     1.97      3,808     1.99
Savings                      11,557     2.08     12,098     2.10
Time-under $100,000          24,662     5.14     25,536     5.07
Time-over $100,000            1,960     8.30      2,386     5.27

     Total                  $47,131     3.90%   $48,819     3.88%

     A maturity distribution of certificates of deposit of $100,000 and over is as follows:

                                               December 31,

                                           1998            1997

Three months or less                     $     217      $     891
Over three months to six months                102            100
Over six months to twelve months               616          1,137
Over twelve months                             541            207

     Total                                $  1,476      $   2,335

     Total deposits decreased by 3.4% to $46,169,000 at December 31, 1998, as compared to $47,809,000 at December 31, 1997. This decrease was principally due to decreases in savings and certificates of deposit of approximately $1,891,000 and partially offset by an increase in non-interest bearing deposits.

     Deposits are summarized as follows at December 31, 1998 and 1997:

                                               December 31,
(Dollars in thousands)                   1998            1997

Noninterest-bearing                     $ 4,164       $  3,402
Interest-bearing checking accounts        1,792          1,965
Money market accounts                     3,050          3,381
Savings                                  10,855         11,282
Time, under $100,000                     24,832         25,444
Time, over $100,000                       1,476          2,335

     Total Deposits                    $ 46,169       $ 47,809
  <PAGE 88>
Capital

     Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets. Management believes, as of December 31, 1998 that Merchants of Shenandoah Ban-Corp and Merchants Bank of Pennsylvania meet all capital adequacy requirements to which they are subject.

     The minimum for the Tier 1 ratio is 4.0%, and the total capital ratio (Tier 1 plus Tier 2 capital divided by risk-adjusted assets) minimum is 8.0%. At December 31, 1998, Merchants of Shenandoah Ban-Corp's Tier 1 risk-adjusted capital ratio was 23.4%, and the total risk-adjusted capital ratio was 24.6%, both well above the regulatory requirements. The risk-based capital ratio of Merchants Bank of Pennsylvania also exceeded regulatory requirements at December 31, 1998.

                                            December 31,
                                       1998           1997

Tier 1 Capital Ratio                  22.80%         25.24%

Total Capital Ratio                   24.00%         26.49%

Leverage Ratio                        12.00%         12.08%


Results of Operations

     Consolidated net income for the year ended December 31, 1998 was $486,656, or 12.9% below the year ended December 31, 1997. Basic earnings per share for the years ended December 31, 1998 and 1997 were $1.59 and $1.83, respectively. The decrease in net income is primarily the result of lower interest income earned on securities during 1998.

     On January 1, 1998, Merchants of Shenandoah Ban-Corp adopted the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income consists of net unrealized gains on investment securities available for sale. Subsequent to the adoption date, all prior-period amounts are required to be restated to 1998 was $809,000, compared to $470,000 for year ended December 31, 1997.
  <PAGE 89>
Net Interest Income

     Net interest income is the major component of Merchants' income and represents the amount by which interest and fees generated by earning assets exceeds the total cost of funds used to support the earning assets. Interest income for the year ended December 31, 1998 was $3,824,000, a decrease of approximately $198,000 over the amount reported for the year ended December 31, 1997. The decrease in interest income was attributable to loans repricing at lower yielding rates during 1998. Interest expense decreased $58,000 from $1,809,000 for 1997 to $1,751,000 in 1998. The decrease was primarily due to decreases in interest-bearing deposits for 1998 as compared to 1997. Net interest income at December 31, 1998 of $2,073,000 was 6.3% lower than the December 31, 1997 net interest income of $2,212,000.

     For analytical purposes, the following table reflects tax-equivalent net interest income in recognition of the income tax savings on tax-exempt items such as interest on municipal securities and tax-exempt loans. Adjustments are made using a statutory federal tax rate of 34%.

                                                    December 31,

(Dollars in thousands)                             1998     1997

Interest income                                  $3,824    $4,022
Interest expense                                  1,751     1,810

Net interest income                               2,073     2,212
Tax equivalent adjustment                           150       129

Net interest income (fully taxable equivalent)  $ 2,223    $2,341
  <PAGE 90>
Net Interest Income

                                    1998           Over (under)        1997
                                                 due to changes in

(Dollars in thousands)                           Net
                                                Change       Rate       Volume
Interest Income:
Investment securities (1)                      $ (148)     $  (66)    $  (82)
Loans (1)                                         (27)        (75)        48
Other Assets                                       (2)          1         (3)

    Total                                        (177)       (140)       (37)


Interest Expense:
 Savings deposits                                (19)          (4)       (15)
 Time deposits                                   (47)          19        (66)
 Borrowings and other
   interest-bearing liabilities                    7          (10)        17

    Total                                        (59)           5        (64)

Changes in net interest income               $  (118)      $ (145)     $  27

(1) The interest earned on nontaxable investment securities and loans is shown on a tax equivalent basis.

Provision for Loan Losses

     The provision for loan losses for the year ended
December 31, 1998 was $30,000, compared to $43,000 for the same period in 1997. The Merchants Bank of Pennsylvania experienced a $11,000 net charge-off of loans during the year ended
December 31, 1998, compared to a net charge-off of $3,000 during the same period in 1997.

     Other income grew 12.4% to $174,000 for the year ended December 31, 1998 from $155,000 during the year ended
December 31, 1997. The increase was primarily due to an increase in net security gains of $27,000. The increase in other income was offset partially by a decrease in service charges and fees of $8,000 from year ended December 31, 1997 to 1998.

Other Operating Expenses

     Other operating expenses of $1,610,000 for the year ended
December 31, 1998, was $19,000 higher than for the same period in 1997. This increase was the result of higher salaries, wages and employee benefits and other expenses.
  <PAGE 91>
Income Taxes

     Income tax expense totaled $608,000 and $734,000 for the years ended December 31, 1998 and 1997, respectively. These amounts represent effective tax rates of 19.9% and 23.9%, respectively. The principal reason for the decrease in the effective tax rate is that tax-exempt income, net of nondeductible interest expense, along with other difference items, reduced Merchants' tax liability to a slightly greater extent in 1998 than in 1997.

Market Price of and Dividends on Merchants Common Stock and
Related Stockholder Matters

             Merchants common stock is not listed or traded on a recognized securities exchange or Nasdaq. It trades infrequently. As of March 31, 1999, there were approximately 235 shareholders of record. Shares of Merchants common stock trade infrequently. The last known transactions of which management is aware occurred on April 30, 1998 and October 22, 1996 at prices of $27.50 per share. Merchants has historically paid cash dividends semi-annually. For the last six months of 1997 the semi-annual dividend rate was $.30 per share and since then the semi-annual dividend rate has been $.35 per share.

          The merger agreement permits Merchants to pay a regular semi-annual cash dividend not to exceed $.035 per share of Merchants common stock outstanding and subject to certain limitations. See "The Merger -- Dividends" on page 59.

        DESCRIPTION OF FIRST LEESPORT CAPITAL SECURITIES

          The authorized capital stock of First Leesport consists of 10,000,000 shares of common stock, $5.00 par value. As of May 13, 1999, there were 1,264,655 shares of First Leesport common stock outstanding. There are no other shares of capital stock of First Leesport authorized, issued or outstanding. First Leesport has no options, warrants, or other rights authorized, issued or outstanding, other than options granted under First Leesport's stock option and other employee benefit plans.

Common Stock

          The holders of First Leesport common stock share ratably in dividends when and if declared by the First Leesport Board of Directors from funds legally available from First Leesport. Declaration and payment of cash dividends by First Leesport depend upon dividend payments by First Leesport Bank, which are First Leesport's primary source of revenue and cash flow. First Leesport is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of First Leesport, and consequently the right of creditors and shareholders of First Leesport, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of First Leesport in its capacity as a creditor may be recognized.

          For certain limitations on the ability of First
Leesport Bank to pay dividends to First Leesport, see First
Leesport's Annual Report on Form 10-KSB for the year ended
December 31, 1998, which is delivered with this proxy statement/ prospectus.

          Each holder of shares of First Leesport common stock has one vote for each share held on matters upon which shareholders have the right to vote. First Leesport shareholders cannot cumulate votes in the election of directors.

          Holders of First Leesport common stock have no preemptive rights to acquire any additional shares of First
Leesport. In addition, First Leesport common stock is not subject to redemption.

          First Leesport's Articles of Incorporation authorize the First Leesport Board of Directors to issue authorized shares of First Leesport common stock without shareholder approval. First Leesport common stock is included for quotation on the Nasdaq Small Cap Market. To maintain Nasdaq inclusion, First Leesport's shareholders must approve the issuance of additional shares of First Leesport common stock or securities convertible into First Leesport common stock if the issuance of such securities
  <PAGE 93>
          - relates to acquisition of a company and the securities will have 20% or more of the voting power outstanding before the issuance;

          - relates to acquisition of a company in which a director, officer or substantial shareholder of First Leesport has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

          - relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of First Leesport common stock or 20% or more of the voting power outstanding before issuance; or

          -    would result in a change in control of First
               Leesport.

          Under Nasdaq rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which other security holders of First Leesport or employees of First Leesport participate.

          In the event of liquidation, dissolution or winding-up of First Leesport, whether voluntary or involuntary, holders of First Leesport common stock share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made for the satisfaction of its liabilities).

Special Charter and Pennsylvania Corporate Law Provisions

          First Leesport's Articles of Incorporation and Bylaws contain provisions which may have the effect of deterring or discouraging an attempt to acquire control of First Leesport.
These provisions:

          - divide the First Leesport Board of Directors into three classes serving staggered three-year terms;

          - require that shares with at least 70% of total voting power approve mergers and other similar transactions in which First Leesport would not be the surviving or controlling entity;

          - require that shares with at least a majority, or in certain instances 70%, of total voting power approve the repeal or amendment of First Leesport's Articles of Incorporation;
  <PAGE 94>
          - require any person who acquires stock of First Leesport with voting power of 30% or more offer to purchase for cash all remaining shares of First Leesport voting stock at the highest price paid for shares of First Leesport during the preceding year, unless 80% or more of the directors approve the acquisition of First Leesport by such person;

          - eliminate cumulative voting in elections of directors;

          - allow the Board of Directors to consider any pertinent issues when considering whether to oppose an offer to acquire First Leesport and allow it to take any lawful action to accomplish rejection of an offer;

          - require advance notice of nominations for the election of directors at meetings of shareholders;
               and

          - require shareholders entitled to cast at least 20% of the vote which all shareholders are entitled to cast to call a special meeting.

          The Pennsylvania Business Corporation Law also contains certain provisions applicable to First Leesport which may have the effect of impeding a change in control of First Leesport.
These provisions:

          - require that, following any acquisition by a shareholder of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

          - prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power;

          - prevent a shareholder acquiring different levels of voting power (20%, 33-1/3% and 50%) from voting any shares in excess of the applicable threshold unless "disinterested shareholders" approve such voting rights; and

          - require any person or group that publicly announces that it may acquire control of the
               <PAGE 95> corporation, or that acquires or
               publicly discloses an intent to acquire 20% or more of the voting power of the corporation, to disgorge to the corporation any profits it receives form sales of the corporation's equity securities purchased over the prior 18 months.

          In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law. To the extent applicable to First Leesport at the present time, this legislation generally:

          - expands the factors and groups (including shareholders) which the First Leesport Board of Directors can consider in determining whether a certain action is in the best interests of the corporation;

          - provides that the First Leesport Board of Directors need not consider the interests of any particular group as dominant or controlling;

          - provides that First Leesport's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

          - provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

          -    provides that the fiduciary duty of First
               Leesport's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

          The 1990 amendments to the Pennsylvania Business
Corporation Law of 1988 explicitly provide that the fiduciary duty of directors shall not be deemed to require directors:

          - to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

          - to render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain <PAGE 96> controlling shareholders following attempts to acquire control; or

          - to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

          One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the First Leesport Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

                COMPARISON OF SHAREHOLDER RIGHTS

          If the merger is completed, shareholders of Merchants automatically will become shareholders of First Leesport, and their rights as shareholders will be determined by the Pennsylvania Business Corporation Law of 1988, as amended, and by First Leesport's Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of First Leesport common stock and the rights of holders of Merchants common stock.

Directors

          Removal

          Pursuant to Pennsylvania law, First Leesport directors may be removed from office without cause by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Pursuant to Pennsylvania law and Merchants' bylaws, Merchants directors may be removed from office without cause by the affirmative vote of a majority of outstanding voting shares.

          Nomination

          Shareholders of both First Leesport and Merchants are required to submit to their respective companies, in writing and in advance, any nomination of a candidate for election as a director. First Leesport's bylaws provide that such nominations must be submitted not less than 20 days prior to the date of the meeting for the election of directors. Merchants' bylaws provide that its shareholders must submit written nominations not less than 45 days prior to the date of the meeting for the election of directors. <PAGE 97>

          Limited Liability

          The bylaws of First Leesport provide that a director of First Leesport is not personally liable to First Leesport or its shareholders for monetary damages as a director unless:

          - the director has breached or failed to perform his duties as required under Pennsylvania law, and

          - the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

          There is no such elimination of liability arising under any criminal statute or further with respect to the payment of taxes.

          Neither Merchants' articles of incorporation nor bylaws contain similar provisions.

          Indemnification

          The bylaws of Merchants and the bylaws of First
Leesport each provide for indemnification of directors, officers and employees for certain litigation-related liabilities and expenses. Directors, officers and employees of Merchants are entitled to indemnification:

          - in third party actions, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Merchants, and, as to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

          - in derivative actions, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Merchants, provided the person has not been adjudged to be liable to Merchants for misconduct in the performance of such person's duty to Merchants.

          Indemnification in both third party actions and
derivative actions can be made only in a specific case upon a finding by:

          - a majority vote of disinterested directors or a committee thereof, even though less than a quorum;

          -    independent legal counsel in a written opinion, or

          - by shareholders, that the appropriate standard for indemnification has been met.
  <PAGE 98>
          In comparison, directors, officers and employees of First Leesport are entitled to indemnification in both third party actions and derivative actions unless there is a court finding that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. There is no requirement of a case-by-case determination that the person entitled to indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of First Leesport, and, as to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Shareholders' Meetings

          Special Meetings

          Special meetings of First Leesport shareholders may be called at any time by any of the following:

          -    the Board of Directors, or

          - shareholders entitled to cast at least 20% of the votes which all shareholders are entitled to cast.

          Special meetings of Merchants shareholders may be called at any time by the Chairman of the Board, the President, the Executive Vice President, a majority of the Board of Directors, or its Executive Committee, or by shareholders entitled to cast at least one-fourth of the votes which all shareholders are entitled to cast at the particular meeting.

          Annual Meetings

          First Leesport's bylaws provide that shareholders may transact any business which is a proper subject for shareholder action at the annual meeting of First Leesport shareholders irrespective of whether the notice of such meeting contains any reference to such business. Neither Merchants' articles of incorporation nor bylaws address the rights of shareholders to submit matters for action at the annual meetings of Merchants.

Required Shareholder Votes

     General

          The holders of First Leesport common stock possess exclusive voting rights of First Leesport. Each holder of First Leesport common stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the shareholders of First Leesport, the affirmative vote of a majority of the votes cast at a shareholders' meeting is required for approval.
  <PAGE 99>
          The holders of Merchants common stock possess exclusive voting rights of Merchants. Each holder of Merchants common stock is entitled to one vote for each share owned of record; provided, however, that shareholders of Merchants are entitled to cumulate votes in the election of directors. For general corporate action of the shareholders of Merchants, the affirmative vote of a majority of outstanding voting shares at a shareholders' meeting is required for approval.

     Fundamental Changes

          First Leesport's articles of incorporation require that any merger, consolidation, liquidation or dissolution of the corporation or any action that would result in the sale or other disposition of all or substantially all of the assets of First Leesport must be approved by the affirmative vote of shareholders entitled to cast at least 70% of the votes which all shareholders are entitled to cast.

          Under Pennsylvania law, Merchants requires the affirmative vote of a majority of all votes cast by shareholders entitled to vote thereon to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Merchants) or similar transaction.

     Amendment of Articles of Incorporation

     Under Pennsylvania law, First Leesport's and Merchants' articles of incorporation may be amended upon the affirmative vote of a majority of all votes cast by shareholders entitled to vote thereon. Amendment or repeal of the provision of First Leesport's articles of incorporation relating to shareholder action with respect to fundamental transactions requires the affirmative vote of 70% Of the shares entitled to vote.

Amendment of Bylaws

          The authority to amend or repeal First Leesport's bylaws is vested in First Leesport's Board of Directors, subject always to the power of the shareholders of First Leesport to change such action by the affirmative vote of a majority of all votes cast by shareholders entitled to vote thereon (except that any amendment to the indemnification provisions set forth in the Bylaws shall require the affirmative vote of 75% of the Board of Directors or shareholders holding 75% of the votes that all shareholders are entitled to cast). Similarly, the authority to amend or repeal Merchants' bylaws is vested in Merchants' Board of Directors. By contrast, however, although Merchants' stockholders may amend or repeal the Bylaws, a shareholder amendment to or repeal of any Bylaw provision requires the affirmative vote of Merchants shareholders holding at least two-thirds of the voting power.
  <PAGE 100>
Mandatory Tender Offer Provision

          First Leesport's articles of incorporation provide that any person or entity acquiring First Leesport capital stock with 30% or more of First Leesport's total voting power is required to offer to purchase, for cash, all shares of First Leesport's voting stock, at a price per share equal to the highest price paid by such person for each respective class of First Leesport's voting stock within the preceding twelve months. The Pennsylvania Business Corporation Law of 1988 also provides that following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the "fair value" of their shares, including a proportionate amount for any control premium.

             Neither Merchants' articles of incorporation nor its bylaws provide Merchants' shareholders with similar rights.

                           ADJOURNMENT

          In the event that we do not have a quorum or sufficient votes to approve the merger agreement at either special meeting, we intend to adjourn the meeting to further solicit proxies. We can only use proxies we have received at the time of the special meetings to vote for adjournment, if necessary, by submitting the question of adjournment to you as a separate matter for your consideration.

          The Boards of Directors of both Merchants and First Leesport recommend that shareholders vote their proxies in favor of the adjournment proposal so that their proxies may be used to vote for adjournment if it becomes necessary. Properly executed proxies will be voted in favor of the adjournment proposal unless the proxies indicate otherwise. If it is necessary to adjourn either of the special meetings, we will not give notice of the time and place of the adjourned meeting to shareholders other than an announcement at the special meeting.

                             EXPERTS

          The consolidated financial statements of First Leesport, as of December 31, 1998 and for each of the three years then ended, included in First Leesport's Annual Report on Form 10-KSB for the year ended December 31, 1998, have been audited by Beard & Company, Inc., independent auditors, as set forth in their report in First Leesport's Annual Report which we deliver with this proxy statement/prospectus. Such consolidated financial statements are included in reliance upon such reports given upon the authority of Beard & Company, Inc. as experts in accounting and auditing.

          The consolidated financial statements of Merchants as of December 31, 1998 and 1997 and for each of the years then
<PAGE 101> ended, appearing elsewhere in this proxy statement/
prospectus, have been included in reliance upon the report of Stokes Kelly & Hinds, LLC, independent public accountants. Such consolidated financial statements are included in reliance upon such reports given upon the authority of Stokes Kelly & Hinds, LLC as experts in accounting and auditing.

                          LEGAL MATTERS

          The law firm of Stevens & Lee, P.C., will pass on the validity of the First Leesport common stock issued in the merger, the federal income tax consequences of the merger, and certain other legal matters relating to the merger for First Leesport.

                          OTHER MATTERS

          As of the date of this proxy statement/prospectus, the Boards of Directors of First Leesport and Merchants know of no matters shareholders may present for consideration at the special meetings other than as set forth in this proxy statement/ prospectus. However, if a shareholder presents any other matter at either of the special meetings, the forms of proxy confer discretionary authority to the individuals named as proxy holders to vote the shares represented by the proxy on these matters.

                      SHAREHOLDER PROPOSALS

             First Leesport's 2000 Annual Meeting of Stockholders will be held on or about April 11, 2000.

          First Leesport must receive any shareholder proposal for the 2000 Annual Meeting of Shareholders at its principal offices not later than November 10, 1999, for it to be considered for inclusion in First Leesport's proxy materials for that annual meeting. First Leesport will not include in its proxy materials a shareholder proposal submitted after November 10, 1999, or which does not otherwise meet the requirements of the applicable regulations relating to shareholder proposals, but the shareholder may nonetheless present the proposal at the annual meeting of shareholders in 2000. If the shareholder intending to present a proposal has not provided First Leesport notice of the matter on or before February 7, 2000, the proxyholders of the Board of Directors would have discretionary authority to vote on the proposal at the Meeting.

               WHERE YOU CAN FIND MORE INFORMATION

          First Leesport is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the SEC.
You may read and copy any reports, proxy statements and other information First Leesport files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048)
<PAGE 102> and Chicago (Citicorp Center, 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. First Leesport's SEC filings are also available on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

             First Leesport filed a Registration Statement on Form S-4 (No. 333-77075) to register with the Securities and Exchange Commission the First Leesport common stock issuable to Merchants shareholders in the merger. This joint proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of First Leesport in addition to being a proxy statement of First Leesport and of Merchants for their special meetings. As allowed by SEC rules, this proxy statement/ prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

          Some of the information that you may want to consider in deciding how to vote on the merger is not physically included in this joint proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been filed by First Leesport with the SEC. The information that is incorporated by reference consists of:

          Documents filed by First Leesport (SEC File
No. 0-14555):

          - First Leesport's Annual Report on Form 10-KSB for the year ended December 31, 1998.

          - First Leesport's Current Report on Form 8-K filed on January 22, 1999.

          All documents filed by First Leesport under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the special meeting also are incorporated by reference into this proxy statement/prospectus and deemed a part of this proxy statement/prospectus from the date of filing.

          Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this proxy statement/prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

          We may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from First Leesport and without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Merchants shareholders may obtain
<PAGE 103> documents incorporated by reference in this proxy statement/prospectus, with respect to First Leesport, by requesting them in writing or by telephone from: First Leesport Bancorp, Inc., 133 North Centre Avenue, Leesport, PA 19533,
Attention: Jenette L. Eck (telephone number (610) 926-2161). In order to ensure timely delivery of such documents, any request should be made by June 1, 1999.

             We are providing to you, together with this proxy statement/prospectus, a copy of First Leesport's 1998 Annual
Report to Shareholders.

          First Leesport has specified all information contained or incorporated by reference in this proxy statement/prospectus relating to First Leesport. Merchants has supplied all information contained in this proxy statement/prospectus relating to Merchants.

                MERCHANTS OF SHENANDOAH BAN-CORP
                CONSOLIDATED FINANCIAL STATEMENTS

             YEARS ENDED December 31, 1998 AND 1997

                                                            Page

Independent auditor's report                                F-2

Balance sheets as of December 31, 1998 and
 December 31, 1997                                          F-3

Statements of income for the years ended
 December 31, 1998 and December 31, 1997                    F-4

Statements of changes in stockholders' equity
 for the years ended December 31, 1998 and
 December 31, 1997                                          F-5

Statements of cash flows for the years ended
 December 31, 1998 and December 31, 1997                    F-6

Notes to financial statements                               F-7
  PAGE F-1

                  INDEPENDENT AUDITOR'S REPORT





Board of Directors and Shareholders
Merchants of Shenandoah Ban-Corp
 and Subsidiary
Shenandoah, Pennsylvania


We have audited the accompanying consolidated balance sheets of Merchants of Shenandoah Ban-Corp and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merchants of Shenandoah Ban-Corp and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                         /s/ Stokes Kelly & Hinds, LLC




Pittsburgh, Pennsylvania
January 22, 1999
  PAGE F-2

         MERCHANTS OF SHENANDOAH BAN-CORP AND SUBSIDIARY
                   CONSOLIDATED BALANCE SHEETS

                                                        December 31,
                                                   1998             1997
ASSETS
  Cash and due from banks on demand           $  1,615,902      $  1,546,832
  Interest bearing deposits with banks             474,060           118,523
  Federal funds sold                               650,000           332,000
  Securities available for sale                 21,448,747        21,583,186
  Securities held to maturity, market value
    $430,000 and $1,022,000 in 1998 and 1997       422,769         1,010,326

  Loans                                         33,014,051        29,932,127
    Unearned income                               (259,783)         (266,287)
    Allowance for loan losses                     (373,472)         (354,490)

      Net loans                                 32,380,796        29,311,350

  Premises and equipment                           791,902           861,206
  Accrued interest receivable                      449,808           420,132
  Other assets                                     135,844           118,872

      TOTAL ASSETS                            $ 58,369,828      $ 55,302,427

LIABILITIES
  Deposits
    Non-interest bearing                      $  4,164,065      $  3,401,962
    Interest bearing                            42,005,258        44,406,885

      Total deposits                            46,169,323        47,808,847

  Short-term borrowings                          1,000,000              -
  Accrued interest payable and other
    liabilities                                    464,207           517,921
  Long-term borrowings                           3,500,000              -

      Total liabilities                         51,133,530        48,326,768

SHAREHOLDERS' EQUITY
  Common stock, $2 stated value; 1,000,000
    authorized shares; 305,721 and 291,186 shares
    issued and outstanding in 1998
    and 1997                                       611,442           582,372
  Additional paid-in capital                     1,154,700           784,057
  Retained earnings                              5,384,026         5,506,668
  Accumulated other comprehensive income -
    net of deferred taxes of $44,370
    and $52,835 in 1998 and 1997                    86,130           102,562

      Total shareholders' equity                 7,236,298         6,975,659

      TOTAL LIABILITIES AND SHAREHOLDERS'
        EQUITY                                $ 58,369,828      $  55,302,427


The accompanying notes are an integral part of these consolidated financial statements.
  PAGE F-3

         MERCHANTS OF SHENANDOAH BAN-CORP AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF INCOME

                                                 Years Ended December 31,
                                                   1998             1997
INTEREST INCOME
  Interest and fees on loans                  $2,412,689        $2,450,769
  Interest and dividends on securities:
    Taxable                                    1,077,616         1,251,881
    Exempt from federal income taxes             266,581           250,411
  Interest on deposits with banks                 30,845            26,879
  Interest on federal funds sold                  36,270            41,848

      Total interest income                    3,824,001         4,021,788

INTEREST EXPENSE
  Interest on deposits                         1,700,423         1,766,136
  Interest on advances and other borrowings       50,557            43,314

      Total interest expense                   1,750,980         1,809,450

NET INTEREST INCOME                            2,073,021         2,212,338

PROVISION FOR LOAN LOSSES                         30,000            42,500

  Net interest income after provision
    for loan losses                            2,043,021         2,169,838

OTHER OPERATING INCOME
  Service charges on deposit accounts             93,480           101,505
  Other service charges and fees                  40,747            39,459
  Net security gains                              26,503               -
  Other income                                    13,685            14,277

      Total other operating income               174,415           155,241

OTHER OPERATING EXPENSES
  Salaries and employee benefits                 863,309           855,159
  Net occupancy expense                          114,783           113,928
  Furniture and equipment expense                155,073           153,945
  Other expenses                                 476,557           467,777

      Total other operating expenses           1,609,722         1,590,809

INCOME BEFORE INCOME TAXES                       607,714           734,270

INCOME TAX EXPENSE                               121,058           175,350

      NET INCOME                              $  486,656        $  558,920

      NET INCOME PER COMMON SHARE             $     1.59        $     1.83


The accompanying notes are an integral part of these consolidated financial statements.
  PAGE F-4

         MERCHANTS OF SHENANDOAH BAN-CORP AND SUBSIDIARY
   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                Accumulated         Minimum
                                               Additional                          Other            Pension        Total
                                  Common         Paid-in        Retained        Comprehensive      Liability    Shareholders'
                                  Stock          Capital        Earnings           Income          Adjustment      Equity
                                  ------       ----------       --------        -------------      ----------   -------------
BALANCE - January 1, 1997         $582,372       $784,057       $5,116,636        $(118,974)       $(28,768)      $6,335,323

COMPREHENSIVE INCOME

  Net income                          -              -             558,920             -                -            558,920

  Other comprehensive income,
    net of tax:
    Unrealized gains on securi-
      ties, net of reclassifi-
      cation adjustment of $0         -              -                -             221,536             -            221,536

  Minimum pension liability
    adjustment                        -              -                -                -             28,768           28,768
                                                                                                                  ----------
TOTAL COMPREHENSIVE INCOME                                                                                           809,224
                                                                                                                  ----------
Cash dividends declared
  ($.58 per share)                    -              -            (168,888)            -                -           (168,888)
                                  --------       --------       ----------        ---------        --------       ----------

BALANCE - December 31, 1997        582,372        784,057        5,506,668          102,562             -          6,975,659

COMPREHENSIVE INCOME

  Net income                          -              -             486,656             -                -            486,656

  Other comprehensive income,
    net of tax:
  Unrealized gains on securi-
    ties of $1,060, net of
    reclassification adjust-
    ment for gains included in
    net income of $(17,492)           -              -                -             (16,432)            -            (16,432)
                                                                                                                  ----------

TOTAL COMPREHENSIVE INCOME                                                                                           470,224
                                                                                                                  ----------
Cash dividends declared
  ($.70 per share)                    -              -            (209,585)            -                -           (209,585)

Stock dividend                      29,070        370,643         (399,713)            -                -               -
                                  --------       --------       ----------        ---------        --------       ----------

BALANCE - December 31, 1998       $611,442     $1,154,700       $5,384,026        $  86,130        $    -         $7,236,298
                                  ========     ==========       ==========        =========        ========       ==========

The accompanying notes are an integral part of these consolidated financial statements.
  PAGE F-5

         MERCHANTS OF SHENANDOAH BAN-CORP AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 Years Ended December 31,
                                                   1998             1997
OPERATING ACTIVITIES
  Net income                                  $   486,656       $   558,920
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Provision for loan losses                      30,000            42,500
    Amortization of securities and loans          106,034            74,574
    Depreciation and amortization                  92,336           106,148
    Deferred tax provision                         (3,342)            6,947
    Net security gains (loss)                     (26,503)              -
    (Increase) decrease in accrued interest
      receivable                                  (29,676)           30,061
    Increase in other assets                      (11,129)          (36,628)
    Increase (decrease) in accrued interest
      payable and other liabilities               (49,730)           57,950

      Net cash provided by operating
        activities                                594,646           840,472

INVESTING ACTIVITIES
  Net (increase) decrease in interest bearing
    deposits with banks                          (355,537)          489,638
  Net (increase) decrease in federal funds
    sold                                         (318,000)          373,000
  Purchases of securities available for sale   (7,190,737)       (1,463,081)
  Sales of securities available for sale          970,458            37,700
  Maturities and calls of securities available
    for sale                                    6,285,770         3,215,799
  Maturities and calls of securities held
    to maturity                                   590,000              -
  Net (increase) decrease in loans             (3,137,369)           (7,419)
  Purchases of premises and equipment             (21,052)          (26,554)

      Net cash (used) provided by investing
        activities                             (3,176,467)        2,619,083

FINANCING ACTIVITIES
  Net decrease in deposits                     (1,639,524)       (1,900,103)
  Dividends paid                                 (209,585)         (168,888)
  Net increase in short-term borrowings         1,000,000              -
  Proceeds from long-term borrowings            3,500,000              -
  Repayment of long-term borrowings                  -           (1,600,000)

      Net cash used in financing activities     2,650,891        (3,668,991)

Net decrease in cash and cash equivalents          69,070          (209,436)

Cash and cash equivalents at beginning of
  year                                          1,546,832         1,756,268

Cash and cash equivalents at end of year      $ 1,615,902       $ 1,546,832
  <PAGE F-6>
Supplemental disclosures of cash flow
information
  Cash paid during the year for:
    Interest                                  $ 1,754,806       $ 1,815,733
    Income taxes                              $   226,404       $   132,657


The accompanying notes are an integral part of these consolidated financial statements.
  PAGE F-7

         MERCHANTS OF SHENANDOAH BAN-CORP AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             YEARS ENDED December 31, 1998 AND 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General:

     The accompanying consolidated financial statements include the accounts of Merchants of Shenandoah Ban-Corp (The
     "Corporation") and its wholly owned subsidiary, Merchants
     Bank of Pennsylvania (The "Bank"). All material intercompany transactions have been eliminated.

     The following summary of accounting and reporting policies is presented to aid the reader in obtaining a better understanding of the financial statements and related financial data of the Corporation and the Bank contained in this report. Such policies conform to generally accepted accounting principles ("GAAP") and to general practice within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates.

     Certain items of the consolidated financial statements as of December 31, 1997 have been reclassified to conform with the December 31, 1998 presentation. None of these reclassifications affected net income.

     Securities:

     Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held to maturity and are reported at amortized cost. Debt and equity securities not classified as held to maturity securities are classified as securities available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

     Net gain or loss on the sale of securities is determined using the specific identification method.

     Loans:

     Loans are stated at the principal amount outstanding. The unearned income on installment loans is taken into income in
  PAGE F-8
     decreasing amounts over the term of the loan. Interest on all other loans is recognized based on the principal amount outstanding. When a loan becomes past due and doubt exists as to the ultimate collection of principal and interest, the accrual of income is discontinued and is recognized at the time payment is received.

     Loan Origination Fees and Costs:

     The fees and costs related to the origination of a loan are deferred and amortized over the life of the loan using the interest method.

     Other Real Estate Owned:

     Real estate, other than bank premises, is recorded at the lower of cost or market at the time of acquisition. Expenses related to holding the property, net of rental income, are generally charged against earnings in the current period.

     Allowance for Loan Losses:

     The allowance for loan losses represents management's estimate of an amount adequate to provide for losses which may be incurred on loans currently held. Management determines the adequacy of the allowance based on reviews of individual credits, historical patterns of loan charge-offs and recoveries, industry experience, current economic trends, and other factors relevant to the collectibility of the loans currently in the portfolio. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.

     Premises and Equipment:

     Premises and equipment are carried at cost less accumulated depreciation and amortization. For financial statement reporting and income tax purposes, depreciation is computed both on the straight-line and accelerated methods over the estimated useful lives of the premises and equipment. Charges for maintenance and repairs are expensed as incurred. For leases, amortization is charged over the term of the respective lease or the estimated useful life of the asset, whichever is shorter.

     Income Taxes:

     Certain income and expense items are accounted for in different years for financial reporting purposes than for
  PAGE F-9
     income tax purposes. Deferred taxes are provided to recognize these temporary differences. The principal items involved are discount accretion on securities, net deferred loan fees and costs, alternative minimum tax, and the provision for possible loan losses. Income tax expense is not proportionate to earnings before taxes, principally because income from obligations of states and political subdivisions are nontaxable.

     Earnings per Share:

     Earnings per share have been calculated on the weighted average number of common shares outstanding and have been restated to give effect to stock dividends issued through December 31, 1998.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128"). This statement redefines the standards for computing earnings per share ("EPS") previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share." FAS 128 establishes new standards for computing and presenting EPS and requires dual presentation of "basic" and "diluted" EPS on the face of the income statement for all entities with complex capital structures. Under FAS 128, basic EPS is to be computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS is to reflect the potential dilution exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Corporation. FAS 128 also requires the restatement of all prior-period EPS data presented. The Corporation currently maintains a simple capital structure, thus there are no dilutive effects on earnings per share.

     Benefit Plans:

     The Corporation has a contributory defined contribution pension plan covering all employees having at least one year of service and 21 years of age. Contribution amounts are determined annually by the Corporation and are charged to current operating expense. The expense amounted to $36,000 and $11,000 for 1998 and 1997, respectively.

     The Corporation has terminated its noncontributory defined benefit pension plan that covered substantially all full-time employees (Note 11).
  PAGE F-10

     Comprehensive Income:

     As of January 1, 1998, the Corporation adopted Statement 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Corporation's net income or shareholders' equity. FAS 130 requires unrealized gains or losses on the Corporation's available-for-sale securities, which prior to adoption were reported separate in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of FAS 130.

     Cash and Cash Equivalents:

     For purposes of reporting cash flows, the Corporation has defined cash and cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks on demand."

2.   SECURITIES

     The amortized cost and estimated market values of securities are as follows (in thousands):

                                                 Gross        Gross      Estimated
                                  Amortized    Unrealized   Unrealized     Market
                                    Cost         Gains        Losses       Value
Securities Available for Sale:

December 31, 1998
U.S. Treasury securities          $  1,800     $   14       $   -        $  1,814
Obligations of U.S. Government
  corporations and agencies          3,575          7          (1)          3,581
Obligations of states and
  political subdivisions             5,891        140         (48)          5,983
Corporate securities                   997          4          (4)            997
Mortgage-backed securities           8,438          4         (57)          8,385
Equity securities                      618         76          (5)            689

                                  $ 21,319     $  245       $(115)       $ 21,449
December 31, 1997
U.S. Treasury securities          $  1,693     $    4       $  (1)       $  1,696
Obligations of U.S. Government
  corporations and agencies          3,843         14         (14)          3,843
Obligations of states and
  political subdivisions             3,597        117           -           3,714
Corporate securities                   600          1           -             601
Mortgage-backed securities          11,192         44         (55)         11,181
Equity securities                      502         46           -             548
  PAGE F-11

2.   SECURITIES (Continued)


                                  $ 21,427     $  226       $ (70)       $ 21,583

Securities Held to Maturity:

December 31, 1998
Obligations of states and
  political subdivisions          $    423     $    7       $   -        $    430

                                  $    423     $    7       $   -        $    430

December 31, 1997
Obligations of U.S. Government
  corporations and agencies       $    300     $    1       $   -        $    301
Obligations of states and
  political subdivisions               710         11           -             721

                                  $  1,010     $   12       $   -        $  1,022

     The amortized cost and estimated market values of securities at December 31,1998, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Securities                Securities
                                       Available for Sale         Held to Maturity

                                                  Estimated                 Estimated
                                     Amortized      Market     Amortized      Market
                                       Cost         Value        Cost         Value
Due within 1 year                    $ 1,738      $ 1,738      $     -      $     -
Due after 1 but within 5 years         1,748        1,760          150          150
Due after 5 but within 10 years        2,939        2,952          100          102
Due after 10 years                     5,838        5,926          173          178
                                      12,263       12,376          423          430

Mortgage-backed securities             8,438        8,384            -            -
Equity securities                        618          689            -            -

                                     $21,319      $21,449      $   423      $   430

     The Corporation holds equity securities which consist of $332,300 of Federal Home Loan Bank stock at December 31, 1998 and 1997, $40,000 of Atlantic Central Bankers Bank stock at December 31, 1998 and 1997, and other bank stocks of $317,018 and $176,081 at December 31, 1998 and 1997,
     respectively.
  PAGE F-12

     Proceeds from sales of securities was $970,458 and $37,700 in 1998 and 1997. Gross gains of $26,503 and $0 and gross losses of $0 in 1998 and 1997 were realized on those sales.

     There were no pledged securities at December 31, 1998 and 1997.

     The changes in net unrealized gain or loss on securities available for sale that has been included in shareholders' equity for the year ended December 31, is as follows (in thousands):

                                               1998      1997

     Gross change in unrealized gain (loss)
       on securities available for sale        $(25)     $336

     Less deferred taxes                         (9)      114

     Net change in unrealized gain (loss)
       on securities available for sale        $(16)     $222

3.   LOANS

     Loans at December 31 are summarized as follows (in thousands):

                                               1998      1997

     Real estate loans                       $21,680    $20,289
     Commercial and industrial loans           7,613      5,657
     Installment loans                         1,859      1,966
     Municipal loans                             358        375
     All other loans                           1,504      1,645

                                             $33,014    $29,932

     Most of the Corporation's business activity was with customers located within Pennsylvania. Although the Corporation has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions.
  PAGE F-13

4.   ALLOWANCE FOR LOAN LOSSES

     Transactions in the allowance for loan losses are summarized as follows (in thousands):

                                               1998      1997

     Allowance balance at January 1,           $354      $314

     Loans charged off                          (30)      (33)
     Recoveries on loans previously
       charged off                               19        30
     Provision charged to operating expense      30        43

     Allowance balance at December 31,         $373      $354

     There were no impaired loans for the years ended
     December 31, 1998 and 1997.

5.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amount of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     The following table identifies the contract or notional amount of those instruments.
                                                December 31,
                                               1998      1997
     Financial instruments whose contract
       amounts represent credit risk
       (in thousands):
       Commitments to extend credit            $3,115   $1,178
       Standby letters of credit                   20       30

                                               $3,135   $1,208
  PAGE F-14

5.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
     (continued)

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Standby letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

6.   PREMISES AND EQUIPMENT

     The depreciation and amortization provision charged to
     operating expense amounted to $90,356 in 1998 and  $104,160 in 1997. The cost of premises and equipment at December 31, is summarized as follows (in thousands):

                                               1998      1997

     Premises                                 $1,080    $1,080
     Furniture and equipment                   1,389     1,373
     Computer software                            87        82
                                               2,556     2,535
     Less accumulated depreciation and
       amortization                            1,804     1,714
                                                 752       821

     Land                                         40        40

                                              $  792    $  861

7.   DEPOSITS

     Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $1,475,609 and $2,335,494 at December 31, 1998 and 1997.
  <PAGE F-15>
     Interest bearing deposits at December 31, are further detailed as follows (in thousands):

                                               1998      1997

     Savings accounts                        $10,855    $11,282
     NOW accounts                              1,792      1,965
     Money Market NOW accounts                 3,050      3,381
     Certificates and other time deposits     26,308     27,779

                                             $42,005    $44,407

     Scheduled maturities of certificates and other time deposits are as follows (in thousands):

               1999                          $17,106
               2000                            7,225
               2001                              866
               2002                              512
               2003                              599
               Subsequent to 2003                  -
                                             $26,308

8.   SHORT-TERM BORROWINGS

     Short-term borrowings consisted of Federal Home Loan Bank
     (FHLB) borrowings of $1,000,000 at December 31, 1998. The Corporation also has an unused line of credit with the FHLB at December 31, 1998. The total available credit from this line was $3,000,000 at December 31, 1998.

9.   LONG-TERM BORROWINGS

     Long-term FHLB advances of $3,500,000 had a weighted average interest rate of 4.84% at December 31, 1998.

10.  LEASE COMMITMENTS

     The Bank has a non-cancelable ground lease agreement for one of its banking facilities through the year 2012. The lease contains an option for two additional terms of five years. Total lease expense was $6,577 and $6,467 in 1998 and 1997, respectively.
  PAGE F-16

     Minimum future rental payments under the non-cancelable operating lease for each of the next five years and in the aggregate as of December 31, 1998 are:

               1999                          $ 6,577
               2000                            6,577
               2001                            6,577
               2002                            6,577
               2003                            6,577
               Subsequent to 2003             59,195
                                             $92,080

     Under the terms of the lease agreement, taxes will be passed on to the Bank. Such adjustments are not reflected in the above table.

11.  EMPLOYEE BENEFIT PLAN

     The Corporation sponsored a defined benefit pension plan which covered substantially all employees who had satisfied the age and service requirements. The plan called for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Corporation and compensation rates near retirement. Contributions to the plan are made in amounts sufficient to meet minimum ERISA funding standards. Plan assets consist of primarily government agencies, U.S. Treasuries, life insurance contracts, and mutual funds. The plan was frozen in 1995 and has been terminated effective December 31, 1997.

     The plan's funded status at December 31, follows:

                                                          1997

     Vested benefit obligation                          $296,336
     Nonvested benefits                                     -
     Accumulated benefit obligation                      296,336
     Effect of projected future compensation levels         -
     Projected benefit obligation ("PBO")                296,336
     Plan assets at fair value                           296,336
     PBO in excess of (deficient from) plan assets          -
     Additional liability recognized                        -
     Unrecognized net (loss) gain                           -

     Accrued pension cost                               $   -
  PAGE F-17

     Net pension cost for 1997 included the following components:

                                                          1997

     Interest cost                                      $ 17,086
     Return on plan assets                               (42,225)
     Net amortization and deferral                        70,966

     Net periodic pension cost                          $ 45,827

     The discount rate used in determining the actuarial present value of projected benefit obligation and the expected return on the plan assets are summarized as follows:

                                                          1997

     Discount rate                                        6.11%
     Expected return on plan assets                       7.00%

12.  INCOME TAXES

     The applicable income tax provision components for the years ended December 31, are as follows:

                                               1998      1997

     Current                                 $124,400   $168,403
     Deferred (benefit) tax                    (3,342)     6,947

       Total income tax expense              $121,058   $175,350

     The total tax provision or benefit for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes. The differences for the years ended December 31, are as follows:

                                               1998      1997

     Tax at statutory rate                   $206,623   $249,652
     Reduction resulting from:
       Nontaxable interest income            (106,786)   (87,580)
       Unallowable interest expense            17,438      9,979
       Other                                    3,783      3,299

       Total tax provision                   $121,058   $175,350

     Included in the consolidated statements of condition are net deferred tax assets and liabilities. The components as of December 31 are as follows:
  PAGE F-18

                                               1998      1997

     Deferred tax assets                     $ 68,865   $ 65,256
     Deferred tax liabilities                 (61,042)   (69,240)

     Net deferred tax asset (liability)      $  7,823    $(3,984)

13.  CONTINGENCIES AND COMMITMENTS

     There are no legal proceedings to which the Corporation or the Bank are a party, except proceedings which arise in the normal course of business and, in the opinion of management, will not have any material effect on the consolidated financial position of the Corporation and the Bank.

14.  DIVIDEND RESTRICTIONS

     The amount of funds available to a parent from its subsidiary bank is limited for all state banks by restrictions imposed by regulatory agencies. At
     December 31, 1998, dividends were restricted not to exceed
     $1,187,652. These restrictions have not had, and are not expected to have, a significant impact on the Corporation's ability to meet its cash obligations.

15.  RELATED PARTY TRANSACTIONS

     Some of the Corporation's or Bank's directors, principal officers, principal shareholders, and their related interests had transactions with the Bank in the ordinary course of business during 1998. All loans and commitments to loans in such transactions were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions.
     In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future.

     The aggregate amount of credit extended to these directors, principal officers and their related interests was approximately $204,493 and $199,163 at December 31, 1998 and
     1997, respectively.
  PAGE F-19

16.  CAPITAL REQUIREMENTS

     The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1998, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1998, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed those categories.
  PAGE F-20

                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                           For Capital           Prompt Corrective
                                                     Actual             Adequacy Purposes        Action Provisions:
                                                Amount      Ratio        Amount      Ratio        Amount      Ratio
As of December 31, 1998:
  Total Capital (to Risk Weighted Assets)

    Merchants of Shenandoah Ban-Corp          $7,524,000     24.6%     $2,440,000     >8.0%
    Merchants Bank of Pennsylvania            $7,256,000     24.0%     $2,418,000     >8.0%     $3,023,000     >10.0%

  Tier I Capital (To Risk Weighted Assets)

    Merchants of Shenandoah Ban-Corp          $7,150,000     23.4%     $1,222,000     >4.0%
    Merchants Bank of Pennsylvania            $6,883,000     22.8%     $1,209,000     >4.0%     $1,814,000     >6.0%

  Tier I Capital (to Average Assets)

    Merchants of Shenandoah Ban-Corp          $7,150,000     12.4%     $2,309,000     >4.0%
    Merchants Bank of Pennsylvania            $6,883,000     12.0%     $2,299,000     >4.0%     $2,874,000     >5.0%

As of December 31, 1997:
  Total Capital (to Risk Weighted Assets)

    Merchants of Shenandoah Ban-Corp          $7,203,000     26.90%     $2,142,000     >8.0%
    Merchants Bank of Pennsylvania            $7,052,000     26.49%     $2,129,000     >8.0%     $2,662,000    >10.0%

  Tier I Capital (To Risk Weighted Assets)

    Merchants of Shenandoah Ban-Corp          $6,868,000     25.65%     $1,071,000     >4.0%
    Merchants Bank of Pennsylvania            $6,719,000     25.24%     $1,065,000     >4.0%     $1,597,000     >6.0%

  Tier I Capital (To Average Assets)

    Merchants of Shenandoah Ban-Corp          $6,868,000     12.03%     $2,282,000     >4.0%
    Merchants Bank of Pennsylvania            $6,719,000     12.08%     $2,225,000     >4.0%     $2,782,000     >5.0%


17.  MERGER

     In January 1999, the Corporation entered into a definitive letter of agreement to merge with, and into, First Leesport
     Bancorp. Consummation of the merger is dependent upon the approval of the shareholders and various regulatory agencies.
  PAGE F-21

                                                          ANNEX A





                  AGREEMENT AND PLAN OF MERGER


                             between


                  FIRST LEESPORT BANCORP, INC.


                               and


                MERCHANTS OF SHENANDOAH BAN-CORP


                        January 12, 1999
  PAGE A-1

                            AGREEMENT

          THIS AGREEMENT AND PLAN OF MERGER, dated as of
January 12, 1999, is made by and between FIRST LEESPORT BANCORP, INC. ("First Leesport"), a Pennsylvania business corporation, having its principal place of business in Leesport, Pennsylvania, and MERCHANTS OF SHENANDOAH BAN-CORP ("Merchants"), a Pennsylvania business corporation, having its principal place of business in Shenandoah, Pennsylvania.

                           BACKGROUND

          1. First Leesport and Merchants desire for Merchants to merge with and into First Leesport, with First Leesport surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the plan of merger set forth herein.

          2. At or prior to the execution and delivery of this Agreement, certain directors, officers, and affiliates of Merchants have executed in favor of First Leesport, a Letter
Agreement dated January 12, 1999, in the form attached hereto as
Exhibit 1.

          3. First Leesport and Merchants desire to provide the terms and conditions governing the transactions contemplated herein.

                            AGREEMENT

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                            ARTICLE I
                           THE MERGERS

          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               Acquisition Transaction shall have the meaning given to that term in Section 4.06.

               Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
  <PAGE A-2>
               Agreement means this agreement, and any amendment or supplement hereto.

               Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

               Articles of Merger means the articles of merger to be executed by First Leesport and Merchants and to be filed in the PDS, in accordance with the laws of the Commonwealth of Pennsylvania.

               BCL means the Pennsylvania Business Corporation
     Law of 1988, as amended.

               BHC Act means the Bank Holding Company Act of
     1956, as amended.

               Closing Date means the date specified by the parties within five (5) business days after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms cannot be satisfied until the Closing Date) set forth in Article V, or such other date as First Leesport and Merchants shall agree.

               CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

               Dissenting Merchants Shares has the meaning given to that term in Section 1.02(e)(iii).

               Effective Date means the date upon which the Articles of Merger shall be filed in the PDS, and shall be the same as the Closing Date.

               Employee Benefit Plans has the meaning given to that term in Section 2.12 of this Agreement.

               Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. <PAGE A-3>

               ERISA means the Employee Retirement Income
     Security Act of 1974, as amended.

               Exchange Act means the Securities Exchange Act of
     1934, as amended, and the rules and regulations promulgated from time to time thereunder.

               Exchange Ratio has the meaning given to that term in Section 1.02(e)(ii) of this Agreement.

               FDIA means the Federal Deposit Insurance Act, as amended.

               FDIC means the Federal Deposit Insurance
     Corporation.

               FNBL means The First National Bank of Leesport, the wholly owned banking subsidiary of First Leesport.

               FRB means the Board of Governors of the Federal
     Reserve System.

               First Leesport Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

               First Leesport Disclosure Schedule means a disclosure schedule delivered by First Leesport to Merchants pursuant to Article III of this Agreement.

               First Leesport Financials means (i) the audited consolidated financial statements of First Leesport as of December 31, 1997 and for the three years ended December 31, 1997, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of First Leesport as of each calendar quarter thereafter included in Securities Documents filed by First Leesport.

               First Leesport Market Price means, as of any date, the average of the closing sale prices (or if unavailable for any day, the mean between the high bid and low asked prices for such day) of a share of First Leesport Common Stock, as reported by Nasdaq or, if not so reported, by an independent source in the over-the-counter market, for each of the thirty (30) consecutive trading days commencing thirty-one (31) trading days prior to the date of determination.

               First Leesport Regulatory Reports means the Annual Reports of First Leesport on Form FRY-6 and any Current Report of First Leesport on Form FRY-6A filed with the FRB from December 31, 1997 through the Closing Date and the Reports of Condition and Income of FNBL and accompanying schedules for each calendar quarter, beginning with the quarter ended March 31, 1997 through the Closing Date.
  <PAGE A-4>
               First Leesport Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by First Leesport, except any corporation the stock of which is held in the ordinary course of the lending activities of FNBL.

               GAAP means generally accepted accounting principles as in effect at the relevant date.

               IRC means the Internal Revenue Code of 1986, as amended.

               IRS means the Internal Revenue Service.

               Material Adverse Effect shall mean, with respect to First Leesport or Merchants, any adverse effect on its assets, financial condition or operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the respective investment portfolios of First Leesport or Merchants resulting from a change in interest rates generally or (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund.

               MBP means Merchants Bank of Pennsylvania, the wholly owned banking subsidiary of Merchants.

               Merchants Common Stock means the common stock of Merchants described in Section 2.02(a).

               Merchants Disclosure Schedule means a disclosure schedule delivered by Merchants to First Leesport pursuant to Article II of this Agreement.

               Merchants Financials means (i) the audited consolidated financial statements of Merchants as of December 31, 1997 and for the three years ended December 31, 1997, including the notes thereto, (ii) the unaudited interim consolidated financial statements of Merchants as of and for each calendar quarter thereafter.

               Merchants Regulatory Reports means the Annual Reports of Merchants on Form FRY-6 and any Current Report of Merchants on Form FRY-6A filed with the FRB from December 31, 1997 through the Closing Date and the Reports of Condition and Income of MBP and accompanying schedules for each calendar quarter, beginning with the quarter ended March 31, 1997 through the Closing Date.

               Merchants Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either
     <PAGE A-5> directly or indirectly, by Merchants, except any corporation the stock of which is held in the ordinary course of the lending activities of MBP.

               Merger means the merger of Merchants with and into First Leesport, with First Leesport surviving such merger, contemplated by this Agreement.

               NASD means the National Association of Securities
     Dealers, Inc.

               Nasdaq means the Small Cap Market tier of The
     Nasdaq Stock Market operated by the NASD.

               PDB means the Department of Banking of the Commonwealth of Pennsylvania.

               PDS means the Department of State of the Commonwealth of Pennsylvania.

               Person means any individual, corporation, partnership, joint venture, association, trust or "group"
     (as that term is defined under the Exchange Act).

               Prospectus/Proxy Statement means the
     prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of Merchants Common
     Stock in connection with the transactions contemplated by this Agreement.

               Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the First Leesport Common Stock to be issued in connection with the transactions contemplated by this Agreement.

               Regulatory Agreement has the meaning given to that term in Section 2.11 of this Agreement.

               Regulatory Authority means any banking agency or department of any federal or state government, including without limitation, the FDIC, the OCC, the FRB, the PDB, or the respective staffs thereof.

               Rights means warrants, options, rights,
     convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

               SEC means the Securities and Exchange Commission.

               Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.
  <PAGE A-6>
               Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

               Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

               Subsidiary means any corporation or other entity, 50% or more of the capital stock or ownership interests of which are owned, either directly or indirectly, by another entity, except any corporation or other entity the capital stock or ownership interests of which are held in the ordinary course of the lending activities of a bank.

          Section 1.02  The Merger.

               (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 111 North Sixth Street, Reading, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V have been satisfied or waived at or prior to the Closing Date.
On the Closing Date, First Leesport and Merchants shall cause the Articles of Merger to be duly executed and to be filed in the PDS.

               (b)  The Merger.  Subject to the terms and
conditions of this Agreement, on the Effective Date: Merchants shall merge with and into First Leesport; the separate existence of Merchants shall cease; First Leesport shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Merchants shall be taken and deemed to be transferred to and vested in First Leesport, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Merchants and First Leesport shall thereafter be the responsibility of First Leesport as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

               (c) First Leesport's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of First Leesport, as the surviving corporation in the Merger, as in effect on the Effective Date shall continue to be the articles of incorporation and bylaws of the surviving corporation, until thereafter altered, amended or repealed.
  <PAGE A-7>
               (d) Boards of Directors and Officers of First Leesport, FNBL and MBP.

                    (i)  On the Effective Date, the Board of
Directors of First Leesport, as the surviving corporation in the Merger, shall take such actions as may be necessary to cause the Board of Directors of First Leesport to consist of (A) those persons holding such office immediately prior to the Effective Date and (B) Andrew J. Kuzneski, Jr., Roland C. Moyer and
Anthony R. Cali, one of whom shall be designated to serve in each of Class I, Class II and Class III of the Board of Directors of First Leesport. First Leesport agrees to appoint Andrew J. Kuzneski, Jr. to the Class with the shortest remaining term as of the Effective Date, Roland C. Moyer to the Class with the longest remaining term as of the Effective Date and Anthony R. Cali to the remaining Class. First Leesport shall cause Messrs Roland and Cali to be nominated for re-election, and shall recommend each of them for election, to the Board of Directors of First Leesport for one additional three-year term at any annual or special meeting of shareholders of First Leesport at which the Class in which he is serving is considered for re-election and shall cause Mr. Kuzneski to be nominated for re-election, and shall recommend him for election, to the Board of Directors of First Leesport for two additional three-year terms at any annual or special meeting of shareholders of First Leesport at which the Class in which he is serving is considered for re-election.

                    (ii)  On the Effective Date, the officers of
First Leesport, as the surviving corporation in the Merger, shall consist of (A) those persons duly elected and holding office immediately prior to the Effective Date and (B) Anthony R. Cali, who shall be elected an Executive Vice President of First Leesport, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, and the articles of incorporation and bylaws of First Leesport.

                    (iii)  On the Effective Date, First Leesport
shall take such action as may be necessary to cause the directors of FNBL to consist of (A) those persons holding such office immediately prior to the Effective Date and (B) Frank C. Milewski. First Leesport shall take such action as may be necessary to cause Mr. Milewski to be elected to the Board of Directors of FNBL for a period of three (3) years from the Effective Date. In the event that MBP is merged or combined with FNBL on a date prior to two (2) years from the Effective Date pursuant to Section 4.09(b)(iv) hereof, First Leesport shall take such action as may be necessary to cause two (2) additional individuals designated by the directors of MBP holding such office immediately prior to the Effective Date, who are reasonably acceptable to First Leesport, to be elected to the Board of Directors of FNBL through a period ending three (3) years from the Effective Date.
  <PAGE A-8>
                    (iv)  On the Effective Date, the officers of
FNBL and MBP, respectively, shall consist of those persons duly elected and holding office immediately prior to the Effective Date, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, and the articles of association or incorporation and bylaws of FNBL or MBP.

                    (v)  On the Effective Date, First Leesport
shall take such action as may be necessary to cause the directors of MBP to consist of (i) those persons holding such office immediately prior to the Effective Date (the "Existing MBP Directors") and (ii) Raymond H. Melcher, Jr. First Leesport shall take such action as may be necessary to cause the Existing MBP Directors to be elected to the Board of Directors of MBP for a period of two (2) years from the Effective Date. Nothing contained in this subsection, however, shall prevent First Leesport, as the sole shareholder of MBP, from appointing or electing additional members to the Board of Directors of MBP at any time sufficient to constitute a majority of the members of the Board of Directors of MBP. Notwithstanding the foregoing, in the event that MBP is merged or combined with FNBL or another banking subsidiary of First Leesport on a date prior to two (2) years from the Effective Date pursuant to Section 4.09(b)(iv) hereof, First Leesport shall establish and maintain an advisory board (the "MBP Advisory Board") through the remainder of such two (2) year period from the Effective Date. The MBP Advisory Board shall consist of the Existing MBP Directors. Until the annual meeting of shareholders of MBP to be held in 2000, the fee schedule for meetings of the Board of Directors of MBP existing on the date of this Agreement shall not be decreased for meetings of the Board of Directors of MBP or the MBP Advisory Board, as the case may be, unless otherwise agreed by the Existing MBP Directors. Existing MBP Directors who, as of the Effective Date, have attained the mandatory retirement age of seventy (70) years under the applicable retirement policies of First Leesport shall be permitted to continue to serve on the MBP Board of Directors or the MBP Advisory Board, as the case may be, until the annual meeting of shareholders of MBP to be held in 2000 notwithstanding the existence of such retirement policies.

               (e)  Conversion of Shares.

                    (i)  First Leesport Common Stock.

                         (A)  Each share of First Leesport Common
     Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of First Leesport Common Stock. Shares of First Leesport Common Stock owned by Merchants (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such
     <PAGE A-9> shares, "DPC shares")) shall become treasury
     stock of First Leesport.

                         (B)  Each share of First Leesport Common
     Stock issued and held in the treasury of First Leesport as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of First Leesport.

                    (ii)  Merchants Common Stock.

                         (A)   Subject to the provisions of
     Section 1.02(e)(iii) hereof with respect to dissenting shares, each share of Merchants Common Stock issued and outstanding immediately prior to the Effective Date (other than shares then owned by First Leesport, if any) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                              (x) if the First Leesport Market
          Price determined as of the Effective Date is greater than or equal to $20.00 and less than or equal to $28.00, then 1.5854 shares of fully paid and nonassessable shares of First Leesport Common Stock; and

                              (y) if the First Leesport Market
          Price determined as of the Effective Date is less than $20.00, then that number (rounded to the nearest hundredth) of shares of fully paid and nonassessable shares of First Leesport Common Stock equal to $31.71 divided by the First Leesport Market Price determined as of the Effective Date; or

                              (z) if the First Leesport Market
          Price determined as of the Effective Date is greater than $28.00, then that number (rounded to the nearest hundredth) of shares of fully paid and nonassessable shares of First Leesport Common Stock equal to $44.39 divided by the First Leesport Market Price as of the Effective Date.

The number of shares of first Leesport Common Stock into which each share of Merchants Common Stock shall be converted as determined pursuant to any of Sections 1.02(e)(ii)(A)(x), 1.02(e)(ii)(A)(y) or 1.02(e)(ii)(A)(z), is hereinafter referred to as the "Exchange Ratio".

                         (B)  Each share of Merchants Common
     Stock (other than trust account shares or DPC shares) owned by First Leesport or a First Leesport Subsidiary on the Effective Date, if any, shall be cancelled.
  <PAGE A-10>
                         (C)  Each share of Merchants Common
     Stock issued and held in the treasury of Merchants or owned by Merchants or any Merchants Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                         (D)  No fraction of a whole share of
     First Leesport Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Merchants Common Stock who would otherwise be entitled to receive a fraction of a share of First Leesport Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the First Leesport Market Price determined as of the Effective Date.

                    (iii)  Dissenting Shareholders of Merchants.
     If there are holders of Merchants Common Stock who dissent from the Merger and exercise and perfect the right to obtain valuation of and payment for their shares ("Dissenting Merchants Shares") pursuant to Section 1930(a) and Subchapter D of Chapter 15 of the BCL, the following provisions will govern payments to be made in respect of Dissenting Merchants Shares:

                         (A)   all payments in respect of
     Dissenting Merchants Shares, if any, will be made directly by First Leesport, as the surviving corporation in the Merger; and

                         (B)  Dissenting Merchants Shares, if
     any, will be deemed to have been retired and cancelled immediately prior to the Merger, with the effect that no conversion thereof will occur pursuant to Section
     1.02(e)(ii) hereof.

               (f)  Surrender and Exchange of Merchants Stock
Certificates.

                    (i)  Exchange of Certificates.  Each holder
     of shares of Merchants Common Stock, other than holders of Dissenting Merchants Shares, who surrenders to First Leesport (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of First Leesport Common Stock into which such holder's shares of Merchants Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with
     Section 1.02(e)(ii)(D) hereof.

                    (ii) Rights Evidenced by Certificates. Each certificate for shares of First Leesport Common Stock issued
     <PAGE A-11> in exchange for certificates for shares of
     Merchants Common Stock pursuant to Section 1.02(f)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Merchants Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of First Leesport Common Stock pursuant to Section 1.02(f)(i) hereof and a check for cash in lieu of any fractional share in accordance with
     Section 1.02(e)(ii)(D) hereof. If certificates for shares of Merchants Common Stock are exchanged for First Leesport Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of First Leesport Common Stock, First Leesport will pay cash in an amount equal to dividends theretofore payable on such First Leesport Common Stock and pay or deliver any other distribution to which holders of shares of First Leesport Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this
     Section 1.02(f) upon surrender of certificates for shares of First Leesport Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of First Leesport Common Stock for any amount paid upon advice of legal counsel and in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of Merchants Common Stock are surrendered by a Merchants shareholder to First Leesport for exchange, First Leesport shall have the right to withhold dividends or any other distributions on the shares of First Leesport Common Stock issuable to such shareholder.

                    (iii) Exchange Procedures. Each certificate for shares of Merchants Common Stock delivered for exchange under this Section 1.02(f) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of First Leesport Common Stock for which certificates will be issued pursuant to this
     Section 1.02(f) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of First Leesport Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of First Leesport Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance
     <PAGE A-12> or payment to a person other than the registered holder of the certificate for shares of Merchants Common Stock which are surrendered. As promptly as practicable after the Effective Date, First Leesport shall send or cause to be sent to each shareholder of record of Merchants Common Stock transmittal materials for use in exchanging certificates representing Merchants Common Stock for certificates representing First Leesport Common Stock into which the former have been converted in the Merger. Certificates representing shares of First Leesport Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of Merchants as soon as reasonably possible but in no event later than twenty (20) business days following the receipt of certificates representing former shares of Merchants Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

                    (iv)  Closing of Stock Transfer Books;
     Cancellation of Merchants Certificates. Upon the Effective Date, the stock transfer books for Merchants Common Stock will be closed and no further transfers of shares of Merchants Common Stock will thereafter be made or recognized. All certificates for shares of Merchants Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by First Leesport.

               (g) Anti-Dilution Provisions. If First Leesport shall, at any time before the Effective Date, (A) issue a dividend in shares of First Leesport Common Stock, (B) combine the outstanding shares of First Leesport Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of First Leesport Common Stock, or (D) reclassify the shares of First Leesport Common Stock, or set a record date prior to the Effective Date with respect to any of the foregoing, then, in any such event, the number of shares of First Leesport Common Stock to be delivered to Merchants shareholders who are entitled to receive shares of First Leesport Common Stock in exchange for shares of Merchants Common Stock shall be adjusted so that each Merchants shareholder shall be entitled to receive in the Merger such number of shares of First Leesport Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to such event or the record date for such event. (By way of illustration, if First Leesport shall declare a stock dividend of 10% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio determined pursuant to Sections 1.02(e)(ii) shall be adjusted upward by 10%.)
  <PAGE A-13>
                           ARTICLE II
           REPRESENTATIONS AND WARRANTIES OF MERCHANTS

          Merchants hereby represents and warrants to First Leesport that, except as specifically set forth in the Merchants Disclosure Schedule (which Merchants Disclosure Schedule qualifies and represents exceptions to all of the representations and warranties of Merchants contained in this Agreement taken as a whole and does not relate to particular representations and warranties) delivered to First Leesport by Merchants on the date hereof:

          Section 2.01  Organization.

               (a) Merchants is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Merchants is a bank holding company duly registered under the BHC Act. Merchants has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Merchants is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect with respect to Merchants.

               (b)  MBP is a Pennsylvania state banking
institution duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. MBP has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. MBP is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect with respect to Merchants.

               (c) There are no Merchants Subsidiaries other than MBP. There are no MBP Subsidiaries.

               (d) The deposits of MBP are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

               (e) The respective minute books of Merchants and MBP accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

               (f)  Prior to the date of this Agreement,
Merchants has delivered to First Leesport true and correct copies
<PAGE A-14> of the articles of incorporation and bylaws of
Merchants and MBP, respectively, as in effect on the date hereof.

          Section 2.02  Capitalization.

               (a) The authorized capital stock of Merchants consists of 1,000,000 shares of common stock, par value $2.00 per share, of which, at the date of this Agreement, 305,721 shares are outstanding, validly issued, fully paid and nonassessable, and free of preemptive rights. Merchants is not bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of Merchants or any other security of Merchants or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of Merchants.

               (b) The authorized capital stock of MBP consists of 3,000 shares of common stock, par value $2.00 per share, of which, at the date of this Agreement, 3,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Merchants. Neither Merchants nor any Merchants Subsidiary has or is bound by any subscription option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Merchants Subsidiary or any other security of any Merchants Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any merchants Subsidiary. Either Merchants or MBP owns all of the outstanding shares of capital stock of each merchants Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

               (c)  Neither Merchants nor any Merchants
Subsidiary owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolio of MBP, equity interests held by MBP in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of MBP. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Merchants or any Merchants Subsidiary with respect to any other company's capital stock or the equity of any other person.

               (d)  To Merchants's knowledge, without any
independent investigation, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Merchants Common Stock, except as disclosed in reasonable detail (using the principles described
<PAGE A-15> in Item 403 of the SEC's Regulation S-K) in the
Merchants Disclosure Schedule.

          Section 2.03  Authority; No Violation.

               (a)  Merchants has full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merchants and the consummation by Merchants of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merchants and, except for approval by the shareholders of Merchants, no other corporate proceedings on the part of Merchants are necessary to complete the transactions contemplated hereby and by the Plan of Merger. This Agreement has been duly and validly executed and delivered by Merchants and, subject to approval of the shareholders of Merchants and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Merchants, enforceable against Merchants in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

               (b)  (A) The execution and delivery of this
Agreement by Merchants, (B) subject to approval of the shareholders of Merchants and receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Merchants' and First Leesport's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by Merchants with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Merchants or any Merchants Subsidiary;
(ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Merchants, any Merchants Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Merchants or any Merchants Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Merchants or any Merchants Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect with respect to Merchants.
  <PAGE A-16>
          Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Merchants, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with
(a) the execution and delivery of this Agreement by Merchants and
(b) the completion by Merchants of the transactions contemplated hereby. Merchants has no reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Merchants's ability to complete the transactions contemplated by this Agreement.

          Section 2.05  Financial Statements.

               (a) Merchants has previously delivered, or will deliver, to First Leesport the Merchants Regulatory Reports. The Merchants Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of Merchants as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b) Merchants has previously delivered to First Leesport the Merchants Financials. The Merchants Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Merchants as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis, except where changes in accounting principles from one year to the next have been disclosed therein.

               (c) At the date of each balance sheet included in the Merchants Financials or the Merchants Regulatory Reports, neither Merchants nor any Merchants Subsidiary had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Merchants Financials or Merchants Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case
<PAGE A-17> of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          Section 2.06  Taxes.

               (a) Merchants and the Merchants Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(A). Merchants has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Merchants or any Merchants Subsidiary on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Merchants or any Merchants Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

               (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to Merchants or any Merchants Subsidiary.

          Section 2.07  No Material Adverse Effect.  Merchants
has not suffered any Material Adverse Effect since December 31, 1997.

          Section 2.0\  Contracts.

               (a)  Neither Merchants nor any Merchants
Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Merchants or any Merchants Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Merchants or any Merchants Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Merchants or any Merchants Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Merchants or any Merchants Subsidiary;
(v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Merchants or any Merchants Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to First Leesport or any
<PAGE A-18> First Leesport Subsidiary; (vi) any contract (other than this Agreement) limiting the freedom of Merchants or any Merchants Subsidiary to engage in any type of banking or bank-related business permissible under law or (vii) any other material contract.

               (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been provided to First Leesport on or before the date hereof, are listed on the Merchants Disclosure Schedule and are in full force and effect on the date hereof. Neither Merchants, any Merchants Subsidiary nor, to the knowledge of Merchants, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to Merchants. No party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of Merchants, possess the right to terminate their employment as a result of the execution of this Agreement. No plan, employment agreement, termination agreement, or similar agreement or arrangement to which Merchants or any Merchants Subsidiary is a party or under which Merchants or any Merchants Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Merchants or any Merchants Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or
(z) requires Merchants or any Merchants Subsidiary to provide a benefit in the form of Merchants Common Stock or determined by reference to the value of Merchants Common Stock.

          Section 2.09  Ownership of Property; Insurance
Coverage.

               (a) Merchants and the Merchants Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Merchants or any Merchants Subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Merchants Regulatory Reports and in the Merchants Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure
<PAGE A-19> liabilities for borrowed money and that are described in the Merchants Disclosure Schedule or permitted under
Article IV hereof and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Merchants and the Merchants Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Merchants or such Merchants Subsidiary in the conduct of its business to occupy or use all such properties as presently occupied and used by it.

               (b) With respect to all agreements pursuant to which Merchants or any Merchants Subsidiary has purchased securities subject to an agreement to resell, if any, Merchants or such Merchants Subsidiary, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

               (c) Merchants and the Merchants Subsidiaries currently maintain insurance in amounts considered by Merchants to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Merchants nor any Merchants Subsidiary has received notice from any insurance carrier that
(i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Merchants or any Merchants Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Merchants and each Merchants Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

          Section 2.10 Legal Proceedings. Neither Merchants nor any merchants Subsidiary is a party to any, and there are no pending or, to the best of Merchants's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Merchants or any Merchants Subsidiary, (ii) to which the assets of Merchants or any Merchants Subsidiary are or may be subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Merchants to perform under this Agreement or the Plan of Merger, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect with respect to Merchants.
  <PAGE A-20>
          Section 2.11  Compliance With Applicable Law.

               (a) Merchants and each Merchants Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect with respect to Merchants.

               (b)  Neither Merchants nor any Merchants
Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it; (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Merchants nor any Merchants Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to First Leesport.

          Section 2.12 ERISA. Merchants has previously delivered to First Leesport true and complete copies of all employee pension benefit plans within the meaning of ERISA
Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements ("Employee Benefit Plans"), all of which are set forth in the Merchants Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Merchants or any Merchants Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC
Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government
<PAGE A-21> agency, and (iii) all rulings and determination
letters which pertain to any Merchants Employee Benefit Plans.
To the best of Merchants' knowledge, neither Merchants nor any pension plan maintained by Merchants, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each Merchants Employee Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. With respect to each Merchants Employee Benefit Plan, Merchants will have made on or prior to the Closing Date, all payments required to be made by it prior to the Closing Date and will have at least accrued as of the Closing Date all payments due but not yet payable so that there will not have been nor will there be any accumulated funding deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. Merchants has not incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. To the best of Merchants' knowledge, all "employee benefit plans," as defined in ERISA Section 3(3), comply, and within the past six (6) years have complied, in all material respects with (i) relevant provisions of ERISA and (ii), in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the best of Merchants' knowledge, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA
Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Merchants that would result in the imposition, directly or indirectly, of an excise tax under IRC 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Merchants.
Merchants provides continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of Merchants's Employee Benefit Plans, the assets of any of the trusts under such Plans, the plan sponsor, the plan administrator or against any fiduciary of any of Merchants Employee Benefit Plans (other than routine benefit claims) nor does Merchants have knowledge of facts which could form the basis of any such action, claim or lawsuit. There are no investigations or audits of any of Merchants Employee Benefit Plans, any trusts under such plans,
<PAGE A-22> the plan sponsor, the plan administrator or any
fiduciary of any of Merchants's Employee Benefit Plans which have been threatened or instituted nor does Merchants have knowledge of facts which could form the basis for any such investigation or audit. No event has occurred or will occur which will result in liability to Merchants in connection with any Employee Benefit Plan established, maintained, or contributed to (currently or previously) by Merchants or by any other entity which, together with Merchants, constitute elements of either (i) a controlled group of corporations (within the meaning of IRC Section 414(b)),
(ii) a group of trades or businesses under common control (within the meaning of IRC Sections 414(c) or 4001), (iii) an affiliated service group (within the meaning of IRC Section 414(m)), or
(iv) another arrangement covered by IRC Section 414(o).

          Section 2.13 Brokers, Finders and Financial Advisors. Neither Merchants nor any Merchants Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any other transaction, except for Ryan Beck & Co., Inc., whose engagement letter with Merchants is included in the Merchants Disclosure Schedule, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any other transaction, which has not been reflected in the Merchants Financials.

          Section 2.14 Environmental Matters. To the knowledge of Merchants, neither Merchants nor any Merchants Subsidiary, nor any properties owned or operated by Merchants has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Merchants. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Merchants, threatened, relating to the liability of any property owned or operated by Merchants under any Environmental Law.

          Section 2.15 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Merchants Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Merchants Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

          Section 2.16 Information to be Supplied. The information to be supplied by Merchants for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue
<PAGE A-23> statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Merchants for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

          Section 2.17 Related Party Transactions. Except as disclosed in the footnotes to the Merchants Financials, neither Merchants nor any Merchants Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Merchants. Any such transaction (a) was made in the ordinary course of business, (b) was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Merchants is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Merchants has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Merchants is inappropriate.

          Section 2.18 Loans. Each loan reflected as an asset in the Merchants Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Merchants.

          Section 2.19 CRA Compliance. MBP is in material compliance with the applicable provisions of the CRA, and, as of the date hereof, MBP has received a CRA rating of "satisfactory" or better. MBP knows of no fact or circumstance or set of facts or circumstances which would cause MBP to fail to comply with such provisions in a manner which would have a Material Adverse Effect with respect to Merchants.

          Section 2.20  Accounting for the Merger;
Reorganization. As of the date hereof, Merchants does not have any reason to believe that the Merger will fail to qualify
(i) for "pooling of interests" accounting treatment under generally accepted accounting principles or (ii) as a reorganization under Section 368(a) of the IRC.
  <PAGE A-24>
          Section 2.21 Fairness Opinion. Merchants has received a written opinion from Ryan, Beck & Co., Inc. to the effect that, as of the date hereof, the consideration to be received by shareholders of Merchants pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

          Section 2.22 Year 2000 Compliance. Merchants and each Merchants Subsidiary is in compliance in all material respects with the Year 2000 compliance time-frames established in releases or publications of Regulatory Authorities applicable to it and the safety and soundness and other guidelines for Year 2000 business risk issued from time to time by the Federal Financial Institutions Examination Council, except to the extent that the failure to so comply would not have a Material Adverse Effect with respect to Merchants.

          Section 2.23  Quality of Representations.  The
representations made by Merchants in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                           ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF FIRST LEESPORT

          First Leesport hereby represents and warrants to Merchants that, except as set forth in the First Leesport Disclosure Schedule (which First Leesport Disclosure Schedule qualifies and represents exceptions to all of the representations and warranties of First Leesport contained in this Agreement taken as a whole and does not relate solely to particular representations and warranties) delivered by First Leesport to Merchants on or prior to the date hereof:

          Section 3.01  Organization.

               (a)  First Leesport is a corporation duly
organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. First Leesport is a bank holding company duly registered under the BHC Act. First Leesport has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. First Leesport is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect with respect to First Leesport.

               (b) FNBL is a national banking association duly organized and validly existing under the laws of the United States of America. FNBL has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being
<PAGE A-25> operated by it.  Neither FNBL nor any other First
Leesport Subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect with respect to First Leesport.

               (c) There are no First Leesport Subsidiaries other than FNBL or as disclosed in First Leesport's Securities
Documents.  There are no FNBL Subsidiaries other than Essick &
Barr, Inc.

               (d) The deposits of FNBL are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

               (e) The respective minute books of First Leesport and FNBL accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

               (f) Prior to the execution of this Agreement, First Leesport has delivered to Merchants true and correct copies of the articles of incorporation and bylaws of First Leesport and the articles of association and bylaws of FNBL as in effect on the date hereof.

          Section 3.02  Capital Structure.

               (a)  The authorized capital stock of First
Leesport consists of (a) 2,000,000 shares of common stock, $5.00 par value ("First Leesport Common Stock"), of which, at the date of this Agreement, 1,264,655 shares are outstanding, validly issued, fully paid and nonassessable, and free of preemptive rights. Except as disclosed in First Leesport's Securities Documents or in connection with any employee benefit, stock option or incentive plans of First Leesport, neither First Leesport nor any First Leesport Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Leesport Common Stock or any other security of First Leesport or any securities representing the right to vote, purchase or otherwise receive any shares of First Leesport Common Stock or any other security of First Leesport.

               (b) The authorized capital stock of FNBL consists of 100,000 shares of common stock, par value $10.00 per share, of which at the date of this Agreement, all of the outstanding shares are validly issued, fully paid, nonassessable, free of preemptive rights and owned by First Leesport. Neither First Leesport nor any First Leesport Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or
<PAGE A-26> other Right of any character relating to the
purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any First Leesport Subsidiary or any other security of any First Leesport Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any First Leesport Subsidiary. Either First Leesport or FNBL owns all of the outstanding shares of capital stock of each First Leesport Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

               (c) Neither First Leesport nor any First Leesport Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of First Leesport Subsidiaries, equity interests held by FNBL in a fiduciary capacity, equity interests held in connection with the commercial loan activities of FNBL, and equity interests disclosed in First Leesport's Securities Documents. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by First Leesport or any First Leesport Subsidiary with respect to any other company's capital stock or the equity of any other person.

               (d) To First Leesport's knowledge, without any independent investigation, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Leesport Common Stock.

          Section 3.03  Authority; No Violation.

               (a) First Leesport has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Leesport and the consummation by First Leesport of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Leesport, and except for approval by the shareholders of First Leesport, no other corporate proceedings on the part of First Leesport are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Leesport and, subject to the approval of the shareholders of First Leesport and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of First Leesport, enforceable against First Leesport in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.
  <PAGE A-27>
               (b)  (A) The execution and delivery of this
Agreement by First Leesport, (B) subject to the approval of the shareholders of First Leesport and receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Merchants' and First Leesport's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by First Leesport with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of First Leesport or any First Leesport Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Leesport, any First Leesport Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Leesport or any First Leesport Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Leesport or any First Leesport Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect with respect to First Leesport.

          Section 3.04 Consents. Except for any required consents, approvals, filings and registrations from or with the FRB, the PDB, the SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of First Leesport, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by First Leesport and (b) the completion by First Leesport of the transactions contemplated hereby. First Leesport has no reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact First Leesport's ability to complete the transactions contemplated by this Agreement.

          Section 3.05  Financial Statements.

               (a) First Leesport has previously delivered, or will deliver, to Merchants the First Leesport Regulatory Reports. The First Leesport Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the
<PAGE A-28> periods covered by such statements, and fairly
present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of First Leesport as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b) First Leesport has previously delivered, or will deliver, to Merchants the First Leesport Financials. The First Leesport Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of First Leesport as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles, except where changes in accounting principles from one year to the next have been disclosed therein.

               (c) At the date of each balance sheet included in the First Leesport Financials or the First Leesport Regulatory Reports, neither First Leesport nor any First Leesport Subsidiary (as the case may be) had or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Leesport Financials or the First Leesport Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          Section 3.0:  Taxes.

               (a) First Leesport and the First Leesport
Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). First Leesport has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to First Leesport and all First Leesport Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from First Leesport and any First Leesport Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which
(i) are not delinquent or (ii) are being contested in good faith.
  <PAGE A-29>
               (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to First Leesport or any First Leesport Subsidiary.

          Section 3.07  No Material Adverse Effect.  First
Leesport has not suffered any Material Adverse Effect since
December 31, 1997.

          Section 3.08  Ownership of Property; Insurance
Coverage.

               (a)  First Leesport and the First Leesport
Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by First Leesport or any First Leesport Subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Leesport Regulatory Reports and in the First Leesport Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. First Leesport and the First Leesport Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by First Leesport and such First Leesport Subsidiary in the conduct of its business to occupy and use all such properties as presently occupied and used by each of them.

               (b) With respect to all agreements pursuant to which First Leesport or any First Leesport Subsidiary has purchased securities subject to an agreement to resell, if any, First Leesport or such First Leesport Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

               (c)  First Leesport and the First Leesport
Subsidiaries currently maintain insurance in amounts considered by First Leesport to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither First Leesport nor any First Leesport Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or
(ii) premium costs with respect to such insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Leesport or any First Leesport Subsidiary under such policies. All such insurance is valid and enforceable and
<PAGE A-30> in full force and effect, and within the last three years First Leesport and each First Leesport Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

          Section 3.09 Legal Proceedings. Neither First Leesport nor any First Leesport Subsidiary is a party to any, and there are no pending or, to the best of First Leesport's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature
(i) against First Leesport or any First Leesport Subsidiary,
(ii) to which the assets of First Leesport or any First Leesport Subsidiary are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Leesport to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect with respect to First Leesport.

          Section 3.10  Compliance With Applicable Law.

               (a)  First Leesport and each First Leesport
Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its business nor otherwise have a Material Adverse Effect with respect to First Leesport.

               (b) Neither First Leesport nor any First Leesport Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material it; (iii) requiring or threatening to require or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither First Leesport
<PAGE A-31> nor any First Leesport Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Merchants.

          Section 3.11 Securities Documents. First Leesport has delivered, or will deliver, to Merchants copies of its (i) annual reports on SEC Form 10-KSB for the year ended December 31, 1997
(ii) quarterly reports on SEC Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, and
(iii) proxy statement dated March 9, 1998 used in connection with its annual meeting of shareholders held in April 1998. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

          Section 3.12 Brokers and Finders. Neither First Leesport nor any First Leesport Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement or in connection with any other transaction, except for Hopper Soliday & Co., Inc., or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any other transaction, which has not been reflected in the First Leesport Financials.

          Section 3.13 Environmental Matters. To the knowledge of First Leesport, neither First Leesport nor any First Leesport Subsidiary, nor any properties owned or operated by First Leesport or any First Leesport Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to First Leesport. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of First Leesport, threatened, relating to the liability of any property owned or operated by First Leesport or any First Leesport Subsidiary under any Environmental Law.

          Section 3.14 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the First Leesport Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the First Leesport Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

          Section 3.15 Information to be Supplied. The information to be supplied by First Leesport and FNBL for inclusion in the Registration Statement (including the <PAGE A-32> Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by First Leesport for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

          Section 3.16 Loans. Each loan reflected as an asset in the First Leesport Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect with respect to First Leesport.

          Section 3.17 CRA Compliance. FNBL is in material compliance with the applicable provisions of the CRA, and, as of the date hereof, Bank has received a CRA rating of "satisfactory" or better. Neither First Leesport nor FNBL know of any fact or circumstance or set of facts or circumstances which would cause FNBL to fail to comply with such provisions in a manner which would have a Material Adverse Effect with respect to First Leesport.

          Section 3.18  Accounting for the Merger;
Reorganization. As of the date hereof, First Leesport does not have any reason to believe that the Merger will fail to qualify
(i) for "pooling of interests" accounting treatment under generally accepted accounting principles, or (ii) as a reorganization under Section 368(a) of the IRC.

          Section 3.19 Year 2000 Compliance. First Leesport and each First Leesport Subsidiary is in compliance in all material respects with the Year 2000 compliance time-frames established in releases or publications of Regulatory Authorities applicable to it and the safety and soundness and other guidelines for Year 2000 business risk issued from time to time by the Federal Financial Institutions Examination Counsel, except to the extent that the failure so to comply would not have a Material Adverse Effect with respect to First Leesport.

          Section 3.20 First Leesport Common Stock. The shares of First Leesport Common Stock to be issued and delivered to Merchants shareholders in accordance with this Agreement, when so issued and delivered, will be validly authorized and issued and fully paid and nonassessable, and no shareholder of First Leesport shall have any preemptive right with respect thereto.
<PAGE A-33>


          Section 3.21 Quality of Representations. The representations made by First Leesport in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                           ARTICLE IV
                    COVENANTS OF THE PARTIES

          Section 4.01 Conduct of Business. From the date of this Agreement to the Closing Date, Merchants and each Merchants Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of First Leesport. Merchants will use its reasonable good faith efforts, and will cause each Merchants Subsidiary to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and
(iii) preserve for itself the good will of customers of Merchants and each Merchants Subsidiary and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by First Leesport in writing or as permitted or required by this Agreement, Merchants will not and Merchants will not permit any Merchants Subsidiary to:

                    (i)  amend or change any provision of its
     articles of incorporation or bylaws;

                    (ii)  change the number of authorized or
     issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Merchants may to pay a regular semi-annual cash dividend, not to exceed $0.35 per share of Merchants Common Stock outstanding, consistent with past practice as to record and payment dates; provided, however, that, if the Effective Date occurs prior to the record date for the payment by Merchants of its semi-annual dividend payable in July 1999, Merchants shall be permitted to pay immediately prior to the Effective Date, provided that such payment is consistent with pooling of interests accounting requirements, a pro-rated cash dividend for the first and second quarters of 1999 in an amount determined by
     (i) multiplying $0.35 by a fraction, the numerator of which
     <PAGE A-34> is the number of days elapsed from January 1,
     1999 through the Effective date and the denominator of which is 180 and (ii) subtracting the amount of the quarterly cash dividend, if any, to be received by former shareholders of Merchants from First Leesport for such period from the amount determined under clause (i). Subject to applicable accounting rules regarding the pooling of interests method of accounting, each party shall use its best efforts to cooperate in the declaration and timing of payment of dividends to assure that neither a windfall nor a detriment to each party's respective shareholders shall occur concerning the amount and timing of the payment of dividends. Subject to applicable regulatory restrictions, if any, MBP may pay a cash dividend, in the aggregate, sufficient to fund any dividend by Merchants permitted hereunder;

                    (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of Merchants or any Merchants Subsidiary in effect on the date hereof and provided to First Leesport prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of Merchants or any Merchants Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice and increases disclosed in the Merchants Disclosure Schedule, or hire or agree to hire any additional employees;

                    (iv)  merge or consolidate Merchants or any
     Merchants Subsidiary or with any other corporation; sell or lease all or any substantial portion of the assets or business of Merchants or any Merchants Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between Merchants or any Merchants Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Merchants Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                    (v)  sell or otherwise dispose of any asset
     of Merchants or any Merchants Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Merchants or any Merchants Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and
     <PAGE A-35> transactions in "federal funds" and the
     satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                    (vi)  take any action which would result in
     any of the representations and warranties of Merchants set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
     Article V hereof not being satisfied;

                    (vii)  change any method, practice or
     principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Merchants or any Merchants Subsidiary;

                    (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Merchants or any Merchants Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                    (ix)  implement any pension, retirement,
     profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost, except as may be required by law;

                    (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard &
     Poor's Corporation or Moody's Investor Services, Inc.;

                    (xi)  make any new loan or other credit
     facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $250,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $250,000, except for any commitment disclosed on the Merchants Disclosure Schedule; provided, however, that, with respect to any loan or commitment that deviates in any manner from the lending policies or procedures of Merchants in effect on the date hereof, the dollar amount set forth in this subsection (xi) shall be $100,000;

                    (xii)  except as set forth on the Merchants
     Disclosure Schedule, enter into, renew, extend or modify any other transaction with any Affiliate;
  <PAGE A-36>
                    (xiii)  enter into any interest rate swap or
     similar commitment, agreement or arrangement; or

                    (xiv)  intentionally and knowingly take any
     action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

                    (xv)  agree to do any of the foregoing.

          For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Merchants or any Merchants Subsidiary to do any of the following: (i) make any capital expenditure of $15,000 or more not disclosed on Merchants Disclosure Schedule 4.01, without the prior written consent of First Leesport; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $15,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by Merchants or any Merchants Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Merchants or any Merchants Subsidiary of more than $15,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof. Notwithstanding anything in this
Section 4.01 to the contrary, Merchants or MBP shall be permitted to take actions and make capital expenditures to complete the projects identified in the "Five-Year Strategic Business Plan of Merchants of Shenandoah Ban-Corp and its wholly owned subsidiary, Merchants Bank of Pennsylvania" (the "Merchants Business Plan") previously delivered to First Leesport.

          Section 4.02  Access; Confidentiality.

               (a) From the date of this Agreement through the Closing Date, Merchants or First Leesport, as the case may be, shall afford to, and shall cause each of its Subsidiaries to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice for the purpose of undertaking a comprehensive due diligence investigation; and the officers of Merchants and First Leesport will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.
  <PAGE A-37>
               (b) Merchants and First Leesport each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

               (c)  In addition to the access permitted by
subparagraph (a) above, from the date of this Agreement through the Closing Date, MBP shall permit employees of FNBL reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs, provided that nothing contained in this subparagraph shall be construed to grant FNBL or any of its employees any final decision-making authority with respect to such matters.

               (d) If the transactions contemplated by this Agreement shall not be consummated, Merchants and First Leesport will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Merchants and First Leesport shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

          Section 4.03  Regulatory Matters and Consents.

               (a) First Leesport and Merchants will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

               (b) Merchants will furnish First Leesport with all information concerning Merchants as may be necessary or advisable in connection with any Application or filing made by or on behalf of First Leesport to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

               (c)  First Leesport will promptly furnish
Merchants with copies of all material written communications to, or received by First Leesport or any First Leesport Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

               (d)  First Leesport will furnish Merchants with
(i) copies of all Applications at least five (5) business days prior to filing with any Regulatory Authority and provide Merchants a reasonable opportunity to suggest changes to such
<PAGE A-38> Applications, which suggested changes First Leesport may, in its reasonable discretion accept or reject, (ii) copies of all Applications filed by First Leesport and (iii) copies of all documents filed by First Leesport under the Exchange Act.

               (e) Merchants will cooperate with First Leesport in the foregoing matters and will furnish First Leesport with all information concerning Merchants and any Merchants Subsidiary as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of First Leesport to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, Merchants and any Merchants Subsidiary will provide certificates and other documents reasonably requested by First Leesport.

          Section 4.04  Taking of Necessary Action.

               (a) First Leesport and Merchants shall each use its best efforts in good faith, and each of them shall cause their respective Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in
Section 4.03 of this Agreement and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of First Leesport, and
(B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger; provided that nothing herein contained shall preclude First Leesport or Merchants from exercising its rights under this Agreement.

               (b) First Leesport and Merchants shall promptly prepare a Prospectus/Proxy Statement to be mailed to their respective shareholders in connection with the meetings of such shareholders and transactions contemplated hereby, and to be filed by First Leesport with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform in all material respects to all applicable legal requirements. First Leesport shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and Merchants and First Leesport shall use all reasonable efforts to have the Registration Statement declared effective under the
<PAGE A-39> Securities Act as promptly as practicable after such filing. First Leesport shall advise Merchants, promptly after First Leesport receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. First Leesport shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. First Leesport shall provide Merchants with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Merchants may reasonably request.

          Section 4.05  Certain Agreements.

               (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, whether or not brought by or in the name of Merchants, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of Merchants (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Merchants, any Merchants Subsidiary, or any of their respective predecessors or
(ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the maximum extent permitted by the BCL, and the articles of incorporation and bylaws of Merchants. On or after the Effective Date, First Leesport shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Merchants and any Merchants Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of First Leesport which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether or not brought by or in the name of Merchants, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Merchants, or any Merchants Subsidiary, whether pertaining to any matter existing or occurring at or prior to or after the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director
<PAGE A-40> or employee may be indemnified by Merchants as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of Merchants may not be indemnified by First Leesport if such indemnification is prohibited by applicable law.

               (b) First Leesport shall use its reasonable best efforts to maintain Merchants existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including First Leesport's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall First Leesport be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Merchants for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Leesport shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

               (c)  On or prior to the Effective Date, First
Leesport shall enter into an employment agreement with Anthony R.
Cali, to be effective as of the Effective Date, in the form set forth in the First Leesport Disclosure Schedule.

          Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, Merchants shall not and shall not authorize or permit any Merchants Subsidiary, or any of their respective directors, officers, employees or agents, to directly or indirectly (i) respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below), (ii) recommend or endorse an Acquisition Transaction,
(iii) participate in any discussions or negotiations regarding an Acquisition Transaction, (iv) provide any third party (other than First Leesport or an Affiliate of First Leesport) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction, or (v) enter into an agreement with any other party with resect to an Acquisition Transaction. Notwithstanding the foregoing, the Board of Directors of Merchants may respond to unsolicited inquiries relating to an Acquisition Transaction or the Board of Directors of Merchants may recommend or endorse an Acquisition transaction, in each case, if it receives a written opinion (subject only to normal and customary qualifications) of outside counsel that the failure to do so would constitute a breach of their fiduciary duty. In the event of any such response by Merchants, First Leesport shall have the right, but not the obligation, to terminate this Agreement at any time thereafter without penalty or further liability. As used in this Agreement, "Acquisition
<PAGE A-41> Transaction" shall mean any of the following
transactions: (i) a merger or consolidation, or any similar transaction, involving Merchants or MBP, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of Merchants or MBP, or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of 20% or more of the outstanding shares of Merchants Common Stock. Merchants shall notify First Leesport immediately if (i) any such discussions or negotiations are sought to be initiated with it by any other person, or (ii) if any such requests for information, inquiries, proposals or communications are received from any other person, except analysts, Regulatory Authorities and holders of Merchants Common Stock in the ordinary course of business.

          Section 4.07 Duty to Advise; Duty to Update the Merchants Disclosure Schedule. Merchants shall promptly advise First Leesport of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Merchants shall update the Merchants Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Merchants Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve Merchants from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(c) hereof.

          Section 4.08 Duty to Advise; Duty to Update the First Leesport's Disclosure Schedule. First Leesport shall promptly advise Merchants of any change or event having a Material Adverse Effect on it or on any First Leesport Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. First Leesport shall update the First Leesport Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the First Leesport Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve First Leesport from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) hereof.

          Section 4.09  Additional Undertakings by Merchants and
First Leesport.

               (a) From and after the date of this Agreement, Merchants shall:
  <PAGE A-42>
                    (i)  Shareholder Meeting.  Submit this
     Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Board of Directors to recommend approval of this Agreement to Merchants shareholders.

                    (ii) Board and Committee Minutes. Merchants shall provide First Leesport, within 30 days after any meeting of the Board of Directors of Merchants, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided prior to the Closing Date.

               (b) From and after the date of this Agreement, First Leesport shall:

                    (i)  Shareholder Meeting.  Submit this
     Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Board of Directors to recommend approval of this Agreement to First Leesport shareholders.

                    (ii)  Delivery of Securities Documents.
     Deliver to Merchants copies of all reports filed with the SEC under the Exchange Act promptly upon the filing thereof;

                    (iii)  Election of Directors.  Upon
     consummation of the Merger and subject to all applicable legal requirements, elect the additional directors of First Leesport and cause the election of the additional directors of each of FNBL and MBP, respectively, as provided in
     Section 1.02(d) of this Agreement;

                    (iv) Subsidiary Status of MBP. For a period of two (2) years from the Effective Date, First Leesport shall maintain MBP as a separate operating banking subsidiary under the name "Merchants Bank of Pennsylvania," provided that MBP shall adopt and be subject to policies and procedures of First Leesport, including without limitation lending and credit quality standards and employee benefits and human resource policies and procedures, applicable to First Leesport and its banking subsidiaries.
     Notwithstanding the foregoing, First Leesport may, prior to the expiration of such two (2) year period, cause the merger or combination of MBP with another banking subsidiary of First Leesport or change the name of MBP upon the unanimous vote of the Board of Directors of First Leesport provided further that any written consent of First Leesport as sole shareholder of FNBL or MBP to any such merger or combination shall only be authorized by the unanimous vote of the Board of Directors of First Leesport;
  <PAGE A-43>
                    (v)  Strategic Business Plan.  Permit
     Merchants and MBP to take actions and make capital expenditures to complete the projects identified in the Merchants Business Plan referenced in Section 4.01; and

                    (vi)  Interim Financial Results.  Use its
     reasonable best efforts to publish as soon as possible, but in no event later than thirty (30) days after the end of the first full calendar month in which there are at least thirty
     (30) days of post-Merger combined operations, combined revenues and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135, provided that First Leesport may delay publishing such information for such period of time as it, in its good faith reasonable judgment, deems necessary or desirable to achieve a bona fide corporate purpose determined by the Board of Directors of First Leesport.

               (c) From and after the date of this Agreement, First Leesport and Merchants shall each:

                    (i)  Filings and Approvals.  Cooperate with
     the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the First Leesport Common Stock to be issued pursuant to the Merger, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger, and (D) all other documents contemplated by this Agreement;

                    (ii)  Public Announcements.  Cooperate and
     cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon, prior to the release or dissemination thereof, the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to their respective shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems legally necessary;

                    (iii)  Maintenance of Insurance.  Maintain,
     and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                    (iv)  Maintenance of Books and Records.
     Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis
     <PAGE A-44> consistent with those principles used in
     preparing the financial statements heretofore delivered; and

                    (v)  Taxes.  File all federal, state, and
     local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

          Section 4.10  Employee Benefits and Termination
Benefits.

               (a) Employee Benefits. As of the Effective Date, Merchants or MBP employees who become employees of First Leesport or of any First Leesport Subsidiary shall be entitled to full credit for each year of service with Merchants or MBP for purposes of determining eligibility for participation and vesting, but not benefit accrual, in First Leesport's employee benefit plans, programs and policies. The employee benefits provided to former employees of Merchants or MBP after the Effective Date shall be substantially similar to the employee benefits, in the aggregate, provided by First Leesport or the First Leesport Subsidiaries to their similarly situated employees. Subject to the foregoing, after the Effective Date, First Leesport may discontinue, amend or convert to a First Leesport plan any particular benefit or welfare plan of Merchants or MBP, subject to such plan's provisions and applicable law.

               (b) Severance Policy. First Leesport agrees to cause FNBL to provide any employee of Merchants or MBP whose employment is involuntarily terminated other than for cause within one year after the Effective Date or who within such one-year period is offered but declines to accept employment at a location more than 35 miles from such employee's work location with Merchants or MBP severance benefits at least as favorable as those set forth in the severance plan of First Leesport and FNBL set forth in and made a part of the First Leesport Disclosure Schedule provided such employees execute such documentation as First Leesport or FNBL may reasonably require. The benefits payable under this subsection shall not apply to any employee or MBP who enters into a written employment agreement with First Leesport or FNBL.

                            ARTICLE V
                           CONDITIONS

          Section 5.01 Conditions to Merchants's Obligations under this Agreement. The obligations of Merchants hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Merchants pursuant to Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, First Leesport to authorize
<PAGE A-45> the execution, delivery and performance of this
Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by First Leesport; and Merchants shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of First Leesport required by this Agreement to be performed by First Leesport at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

               (c)  Representations and Warranties.  The
representations and warranties of First Leesport set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to First Leesport;

               (d)  Approvals of Regulatory Authorities.  First
Leesport shall have received all required approvals of Regulatory
Authorities of the Merger, and delivered copies thereof to Merchants; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e)  No Material Adverse Effect.  Since
December 31, 1997, there shall not have occurred any Material
Adverse Effect with respect to First Leesport;

               (f) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (g) Officer's Certificate. First Leesport shall have delivered to Merchants a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

               (h)  Opinion of First Leesport's Counsel.
Merchants shall have received an opinion of Stevens & Lee, P.C., counsel to First Leesport, dated the Closing Date, in form and substance reasonably satisfactory to Merchants and its counsel to the effect set forth on Exhibit 2 attached hereto;

               (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with
<PAGE A-46> respect to the transactions contemplated by this
Agreement, shall have been obtained;

               (j) Tax Opinion. Merchants shall have received an opinion of Stevens & Lee, P.C., in form and substance reasonably satisfactory to Merchants and its counsel to the effect set forth on Exhibit 3 attached hereto;

               (k) Investment Banking Opinion. Merchants shall have received an updated written opinion of Ryan, Beck & Co., Inc., as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the Exchange Ratio is fair, from a financial point of view, to the shareholders of Merchants;

               (l)  Approval of Merchants' Shareholders.  This
Agreement shall have been approved by the shareholders of Merchants by such vote as is required under Merchants's articles of incorporation and bylaws and by applicable law;

               (m) Approval of First Leesport's Shareholders. This Agreement shall have been approved by the shareholders of First Leesport by such vote as is required under First Leesport's articles of incorporation and bylaws and by Nasdaq requirements applicable to it; and

               (n) Pooling Letter. First Leesport shall have received an opinion from its independent auditors, in a form reasonably acceptable to Merchants, to the effect that the Merger will be accounted for as a "pooling of interests" for financial accounting purposes.

          Section 5.02  Conditions to First Leesport's
Obligations under this Agreement. The obligations of First Leesport hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by First Leesport pursuant to Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, Merchants to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by Merchants; and First Leesport shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of Merchants, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

               (c)  Representations and Warranties.  The
representations and warranties of Merchants set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of
<PAGE A-47> the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or
(ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Merchants;

               (d) Approvals of Regulatory Authorities. First Leesport shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on First Leesport upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e)  No Material Adverse Effect.  Since
December 31, 1997, there shall not have occurred any Material
Adverse Effect with respect to Merchants;

               (f) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (g) Officer's Certificate. Merchants shall have delivered to First Leesport a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

               (h)  Opinions of Merchants' Counsel.  First
Leesport shall have received an opinion of Shumaker Williams, P.C., counsel to Merchants, dated the Closing Date, in form and substance reasonably satisfactory to First Leesport and its counsel to the effect set forth on Exhibit 4 attached hereto;

               (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

               (j)  Tax Opinion.  First Leesport shall have
received an opinion of Stevens & Lee, P.C., its counsel, substantially to the effect set forth on Exhibit 4 attached hereto;

               (k) Investment Banking Opinion. First Leesport shall have received a written opinion of Hopper Soliday & Co., Inc., as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the consideration
<PAGE A-48> payable to shareholders of Merchants pursuant to this
Agreement, is fair from a financial point of view, to First
Leesport;

               (l)  Approval of Merchants's Shareholders.  This
Agreement shall have been approved by the shareholders of Merchants by such vote as is required by the articles of association of Merchants and by law;

               (m) Affiliate Letters. First Leesport shall have received, within fifteen (15) days of the date of this Agreement signed copies of the letter attached hereto as Exhibit 1 from all required executive officers and from at least a majority of all directors and affiliates of Merchants;

               (n) Approval of First Leesport's Shareholders. This Agreement shall have been approved by the shareholders of First Leesport by such vote as is required under First Leesport's articles of incorporation and bylaws and by Nasdaq requirements applicable to it; and

               (o) Pooling Letter. First Leesport shall have received an opinion from its independent auditors, in a form reasonably satisfactory to First Leesport, to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes.

                           ARTICLE VI
                TERMINATION, WAIVER AND AMENDMENT

          Section 6.01  Termination.  This Agreement may be
terminated on or at any time prior to the Closing Date:

               (a) By the mutual written consent of the parties hereto; or

               (b)  By First Leesport or Merchants:

                    (i)  if, in the case of termination by
     Merchants, there shall have been any breach of any representation or warranty of First Leesport which results in a Material Adverse Effect with respect to First Leesport, on the one hand, or, in the case of termination by First Leesport, there shall have been any breach of any representation or warranty of Merchants which results in a Material Adverse Effect with respect to Merchants, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

                    (ii)  if, in the case of termination by
     Merchants, there shall have been any breach of any material covenant or other obligation of First Leesport, on the one hand, or, in the case of termination by First Leesport,
     <PAGE A-49> there shall have been any breach of any material covenant or other obligation of Merchants, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

                    (iii)  if the Closing Date shall not have
     occurred on or before September 30, 1999, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

                    (iv)  if either party has been informed in
     writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

                    (v)  any shareholder vote contemplated by
     this Agreement is not obtained; or

               (c) By Merchants if, prior to the Closing Date, First Leesport shall have entered into a written agreement with respect to a transaction to acquire a party other than Merchants
(i) involving the issuance by First Leesport of more than 500,000 shares of First Leesport Common Stock or Rights to acquire First Leesport Common Stock or (ii) resulting, after giving effect to such issuance, in pro forma dilution stated in terms of earnings per share, calculated by reference to the historical income statements of First Leesport and such other party for the most recently completed twelve calendar months immediately prior to the date of such written agreement, which exceeds 1%.

          Section 6.02  Effect of Termination.

               (a)  If this Agreement is terminated pursuant to
Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 6.02(b) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of First Leesport or Merchants to the other, except for any liability arising out of any breach of any covenant or other agreement contained in this Agreement.

               (b) If shareholders of Merchants fail to approve this Agreement after public disclosure of an Acquisition Transaction involving a party other than First Leesport or an Affiliate of First Leesport and within twelve months following the date of termination of this Agreement thereafter, a Person
<PAGE A-50> other than First Leesport or an affiliate of First
Leesport, enters into an agreement with Merchants pursuant to which such Person or Affiliate would (i) merge or consolidate, or enter into any similar transaction, with Merchants or
(ii) acquire all or substantially all of the assets of Merchants, then Merchants shall immediately pay to First Leesport a fee of $250,000, which fee shall include reimbursement to First Leesport for its costs and expenses, including legal fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby. Nothing in this Section 6.02(b) shall constitute a waiver of limitation, in whole or in part, of any legal or equitable rights which First Leesport may possess against any Person or Affiliate relating to this Agreement, or relating to First Leesport's relationship with Merchants or for any act or omission of such Person, including any tortious interference with this Agreement or otherwise wrongfully inducing or causing any breach of any such agreement.

                           ARTICLE VII
                          MISCELLANEOUS

          Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

          Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties, agreements and covenants set forth in this Agreement, shall terminate on the Closing Date, except for covenants to be performed after the Closing Date, which will continue until performed.

          Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted after shareholders of Merchants or First Leesport shall have approved this Agreement shall not modify either the amount or form of consideration to be provided hereby to holders of Merchants Common Stock without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant,
<PAGE A-51> agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 7.0D Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(d), 1.02(f), 4.05, 4.09(b)(iv), 4.09(b)(v), 4.09(b)(vi) and 4.10.

          Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

          Section 7.06  Notices.  All notices or other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

               (a)  If to First Leesport, to:
                    First Leesport Bancorp., Inc.
                    133 North Centre Avenue
                    Leesport, Pennsylvania  19533

                    Attention:  Raymond H. Melcher, Jr.,
                                   President and Chief Executive
                                   Officer

                    Telecopy No.:  (610) 916-3024

                    with a copy to:

                    Stevens & Lee, P.C.
                    111 North Sixth Street
                    Reading, Pennsylvania  19601

                    Attention:  David W. Swartz, Esquire

                    Telecopy No.:  (610) 376-5610

               (b)  If to Merchants, to:

                    Merchants of Shenandoah Ban-Corp
                    101 North Main Street
                    Shenandoah, Pennsylvania  17976  <PAGE A-52>

                    Attention:  Anthony R. Cali,
                                President and Chief Executive
                                Officer

                    Telecopy No.:  (717) 462-0549

                    with copies to:

                    Shumaker Williams, P.C.
                    3425 Simpson Ferry Road
                    P.O. Box 88
                    Harrisburg, Pennsylvania  17108-0088

                    Attention:  Nicholas Bybel, Jr., Esquire

                    Telecopy No.:  (717) 763-7419


          Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

          Section 7.08  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          Section 7.09  Severability.  If any provision of this
Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          Section 7.10  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic internal law (without regard to the law of conflicts of law) of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              FIRST LEESPORT BANCORP, INC.

                              By /s/ Raymond H. Melcher

                              Attest: /s/ Jenette Eck

                              MERCHANTS OF SHENANDOAH BAN-CORP

                              By /s/ Anthony R. Cali

                              Attest: /s/ Jane Mallick
<PAGE A-53>
  PAGE A-54

                                                       Exhibit 1


                        January 12, 1999



First Leesport Bancorp, Inc.
133 Centre Avenue
Leesport, Pennsylvania  19533

Ladies and Gentlemen:

     First Leesport Bancorp, Inc. ("First Leesport") and Merchants of Shenandoah Ban-Corp ("Merchants") desire to enter into an agreement dated as of January 12, 1999 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Merchants will merge with and into First Leesport, with First Leesport surviving the merger, and (b) shareholders of Merchants will receive common stock of First Leesport in exchange for common stock of Merchants outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

     First Leesport has required, as an inducement to its execution and delivery to Merchants of the Agreement, that the undersigned, being directors, executive officers and major shareholders of Merchants, execute and deliver to First Leesport this Letter Agreement.

     Each of the undersigned, in order to induce First Leesport to execute and deliver to Merchants the Agreement, hereby irrevocably:

          (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Merchants called to vote for approval of the Merger so that all shares of common stock of Merchants then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Merchants);

          (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Merchants, to approve or adopt the Agreement;

          (c) Agrees not to take any actions with the intent to prevent or hinder the Merger from being consummated;

          (d) Agrees not to solicit or initiate any negotiations or discussions with any party other than First Leesport with
<PAGE A-55> respect to any offer, sale, transfer or other
disposition of, any shares of common stock of Merchants now or hereafter owned by the undersigned;

          (e) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of First Leesport received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such First Leesport common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to First Leesport or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that First Leesport is under no obligation to register the sale, transfer or other disposition of First Leesport common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

          (f) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of Merchants or of common stock of First Leesport, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of First Leesport and Merchants have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

          (g) Agrees that First Leesport shall not be bound by any attempted sale of any shares of First Leesport common stock, and First Leesport's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of First Leesport common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

          (h) Acknowledges and agrees that the provisions of subparagraphs (e), (f) and (g) hereof, to the extent the undersigned can control any of the following persons or entities, also apply to shares of First Leesport common stock received in the Merger (or any shares of Merchants common stock or of First Leesport common stock, whether or not received in the Merger, for
<PAGE A-56> the period referred to in subparagraph (g) above)
owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home,
(iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

          (i) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of First Leesport common stock to be received in the Merger prior to expiration of the time period referred to in subparagraph (f) hereof; and

          (j) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.
                    ________________________

     It is understood and agreed that the provisions of subparagraphs (a) through (d) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Merchants common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of Merchants. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Merchants common stock held by the undersigned as of the date hereof.
                    ________________________

     The obligations set forth herein shall terminate
concurrently with any termination of the Agreement.
                    ________________________

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                    ________________________
  <PAGE A-57>
     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                    ________________________

     The undersigned intend to be legally bound hereby.


                                   Sincerely,
  PAGE A-58

                                                       Exhibit 2

          FORM OF OPINION OF COUNSEL TO FIRST LEESPORT

          Merchants shall have received from counsel to First
Leesport, an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

          (a) First Leesport has full corporate power to carry out the transactions contemplated in the Agreement. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of First Leesport, and the Agreement constitutes a valid and legally binding obligation of First Leesport, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement, nor compliance by First Leesport with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of First Leesport, or, (B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which First Leesport or FNBL is a party; or (ii) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of First Leesport or FNBL, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to First Leesport or FNBL.

          (b) FNBL is a validly existing national banking association organized and in good standing under the laws of the United States of America. The deposits of FNBL are insured to the maximum extent provided by law by the Federal Deposit
Insurance Corporation.

          (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which First Leesport or FNBL is a party which would, if determined adversely to First Leesport or FNBL, have a material adverse effect on the consolidated financial condition or results of operation of First Leesport, taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement.
<PAGE A-59>

          (d) To the knowledge of such counsel, no consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by First Leesport of the transactions contemplated by the Agreement, except for such consents, approvals, authorizations or orders as have been obtained.

          (e) Upon the filing and effectiveness of the Articles of Merger with the PDS with respect to the Merger, the Merger will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

          (f) The shares of First Leesport Common Stock to be issued in connection with the Merger have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

          Such counsel shall also provide a statement to the following effect:

          By way of supplemental information, such counsel advise that, on the sole basis of such counsel's participation in conferences with officers and employees of First Leesport in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial schedules and other financial or statistical data contained therein and except for any information supplied by Merchants or MBP for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to First Leesport or omitted to state any material fact with respect to First Leesport necessary to make any statement therein with respect to First Leesport, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such statement, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to First Leesport or FNBL or the transactions contemplated in the Agreement.
  PAGE A-60

                                                       Exhibit 3

        FORM OF TAX OPINION OF COUNSEL TO FIRST LEESPORT

     First Leesport and Merchants shall have received an opinion from counsel to First Leesport, substantially to the effect that, under the provisions of the IRC:

     1. Provided the Merger qualifies as a statutory merger under applicable law, the transfer by Merchants of all of its assets to First Leesport in exchange for First Leesport Common Stock (including fractional share interests) and the assumption by First Leesport of all of Merchants' liabilities will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the IRC.

     2. The Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) of the IRC.

     3. First Leesport and Merchants will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

     4. Neither First Leesport nor Merchants will recognize any gain or loss by reason of the Merger upon the transfer of Merchants' assets to First Leesport in exchange solely for First Leesport common stock (including fractional share interests) and the assumption by First Leesport of the liabilities of Merchants.

     5. The basis of the Merchants' assets in the hands of First Leesport will be the same as the basis of such assets in the hands of Merchants immediately prior to the Merger.

     6. The holding period of the Merchants' assets in the hands of First Leesport will include the period during which such assets were held by Merchants prior to the Merger.

     7. No gain or loss will be recognized by the shareholders of Merchants on the receipt of First Leesport Common Stock
(including fractional share interests) solely in exchange for their shares of Merchants Common Stock.

     8. The basis of the First Leesport Common Stock (including fractional share interests) to be received by the shareholders of Merchants in the Merger will be the same as the basis of the Merchants Common Stock surrendered in exchange therefor.

     9. The holding period of the First Leesport Common Stock (including fractional share interests) to be received by the shareholders of Merchants in the Merger will include the period during which the shareholders of Merchants held their Merchants Common Stock, provided the shares of Merchants Common Stock are held as a capital asset on the Effective Date.
  <PAGE A-61>
     10. The payment of cash in lieu of fractional share interests of First Leesport Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by First Leesport. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the IRC.

     11. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, First Leesport will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Merchants as of the effective date of the Merger.
Any deficit in the earnings and profits of First Leesport or Merchants will be used only to offset the earnings and profits accumulated after the Merger.

     12. Pursuant to Section 381(a) of the IRC and related Treasury regulations, First Leesport will succeed to and take into account the items of Merchants described in Section 381(c) of the IRC. Such items will be taken into account by First Leesport subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.
  PAGE A-62

                                                       Exhibit 4

             FORM OF OPINION OF COUNSEL TO MERCHANTS

          First Leesport shall have received from counsel to Merchants an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

          (a) Merchants has full corporate power to carry out the transactions contemplated in the Agreement. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Merchants, and the Agreement constitutes a valid and legally binding obligation of Merchants, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement, nor compliance by Merchants with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of Merchants, or (B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Merchants is a party; or (ii) based solely on certificates of officers, to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of Merchants or MBP, except such material lien, instrument or obligation that has been disclosed to First Leesport pursuant to the Agreement, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to Merchants or MBP.

          (b) MBP is a validly existing state-chartered banking institution organized and in good standing under the laws of the Commonwealth of Pennsylvania. The deposits of MBP are insured to the maximum extent provided by law by the Federal Deposit
Insurance Corporation.

          (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Merchants or MBP is a party which would, if determined adversely to Merchants or MBP, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of Merchants taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement.
  <PAGE A-63>
          (d) To the knowledge of such counsel, no consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by MBP of the transactions contemplated by the Agreement, except for such consents, approvals, authorizations or orders as have been obtained.

          Such counsel shall also provide a statement to the following effect:

          By way of supplemental information, such counsel advises that on the sole basis of such counsel's participation in conferences with officers and employees of Merchants in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inequity, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein and except for any information supplied by First Leesport or FNBL for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such statement, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to Merchants or MBP or the transactions contemplated in the Agreement.<PAGE A-64>

                                                       ANNEX B


             [Letterhead of Ryan, Beck & Co., Inc.]


May 13, 1999

The Board of Directors
Merchants of Shenandoah Ban-Corp
101 North Main Street
Shenandoah, Pennsylvania  17976

Members of the Board:

Merchants of Shenandoah Ban-Corp ("Merchants") and First Leesport Bancorp, Inc. ("First Leesport") entered into an Agreement and Plan of Merger dated January 12, 1999 (the "Agreement").
Pursuant to the Agreement, among other things Merchants shall merge with and into First Leesport (the "Merger"), and each share of Merchants' issued and outstanding common stock will be converted into and become 1.5854 shares of First Leesport Common Stock provided First Leesport's common stock price, as defined in the Agreement, is between $20.00 and $28.00 per share subject to certain adjustments as set forth in the Agreement (the "Exchange Ratio"). If First Leesport's common stock price is below $20.00, then the Exchange Ratio shall be adjusted to equal $31.71 divided by the First Leesport common stock price. If First Leesport's common stock price is greater than $28.00, then the Exchange Ratio shall be adjusted such that it equals $44.39 divided by the First Leesport common stock price. You have requested our opinion as to whether the Exchange Ratio in the merger is fair, from a financial point of view, to the holders of Merchants Common Stock. We have assumed that the Merger will be a tax free exchange and will be accounted for as a pooling of interests by First Leesport.

Ryan, Beck & Co., as a customary part of its investment banking business, is engaged in the valuation of banking and savings institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of this transaction, we have met separately with members of senior management of Merchants and First Leesport to discuss their respective operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Merger Agreement and related documents; (ii) the proxy statement/prospectus; (iii) First Leesport's Form 10-KSB for the years ended December 31, 1998, 1997, 1996, and 1995, and First Leesport's Quarterly Reports on Form 10-QSB for the periods ended September 30, 1998, June 30, 1998 and March 31, 1998; (iv) Merchants' Annual Reports to Shareholders for the years ended December 31, 1998, 1997, 1996, and 1995, and Merchants' Quarterly Call Reports to the FDIC
<PAGE B-1> for the periods ended September 30, 1998, June 30,
1998, March 31, 1998; (v) certain operating and financial information provided to us by the managements of First Leesport and Merchants relating to their business and prospects; (vi) the historical stock prices and trading volume of First Leesport's Common Stock; (vii) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to First Leesport; (viii) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to Merchants; and
(ix) the terms of recent acquisitions of commercial banks which Ryan, Beck deemed generally comparable to Merchants. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate. Ryan, Beck as part of its review of the Merger, also analyzed First Leesport's ability to consummate the Merger.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the managements of First Leesport and Merchants as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements. We are not experts in the evaluation of allowances for loan losses. Therefore, we have not assumed any responsibility for making an independent valuation of the adequacy of the allowances for loan losses set forth in the balance sheets of First Leesport and Merchants at December 31, 1998, and we assumed such allowances were adequate and comply fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to First Leesport and Merchants. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either First Leesport and Merchants or their respective subsidiaries, nor have we reviewed any individual loan files of First Leesport and Merchants.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. We have assumed that in the course of obtaining the necessary regulatory approvals for the Merger and the transaction contemplated thereby, no restrictions will be imposed that will
<PAGE B-2> have a material adverse effect on the contemplated benefits of the Merger or the transaction contemplated thereby to Merchants.

Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof. Ryan, Beck does not express any opinion as to the price or range of prices at which First Leesport Common Stock might trade subsequent to the Merger.

We have been retained by the Board of Directors of Merchants as an independent contractor to act as financial advisor to Merchants with respect to the Merger and will receive a fee for our services. Ryan, Beck is a market maker for both First Leesport's and Merchants' Common Stock. Ryan, Beck has no prior investment banking relationship with either First Leesport or Merchants. Ryan, Beck's research department does not cover either First Leesport or Merchants.

Our opinion is directed to the Board of Directors of Merchants and does not constitute a recommendation to any shareholder of Merchants as to how such shareholder should vote at any shareholder meeting held in connection with the Merger.

Based upon and subject to the foregoing it is our opinion as investment bankers that the Exchange Ratio in the Merger as provided and described in the Agreement is fair to the holders of Merchants Common Stock from a financial point of view.

Very truly yours,


/S/RYAN, BECK & CO., INC.
  PAGE B-3

                 [Letterhead of Hopper Soliday]
                                                       ANNEX C

March 13, 1999



Board of Directors
First Leesport Bancorp, Inc.
133 North Centre Avenue
Leesport, PA  19533

Ladies and Gentlemen:

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the terms of the proposed merger of Merchants of Shenandoah Ban-Corp with and into First Leesport Bancorp, Inc. Pursuant to the merger agreement dated January 12, 1999 between First Leesport and Merchants, each share of Merchants common stock outstanding at the effective time of merger will be converted into the right to receive 1.5854 shares of First Leesport Common Stock provided that as of the effective date the First Leesport common stock market price is equal to or greater than $20.00 per share and is equal to or less than $28.00 per share. If the First Leesport common stock market price as of the Effective Date is less than $20.00 per share, the exchange ratio shall be calculated by dividing $31.71 by the First Leesport common stock market price as of the effective date. If the First Leesport common stock market price as of the effective date is greater than $28.00 per share, the exchange ratio shall be calculated by dividing $44.39 by the First Leesport Common Stock market price as of the effective date.

     Hopper Soliday, a division of Tucker Anthony Incorporated ("Hopper Soliday"), as a customary part of its investment banking business, is engaged in valuing businesses and their securities in connection with mergers and acquisitions, stock purchase offers, negotiated underwritings, secondary distributions of securities, private placements and for estate, corporate reorganization and other purposes.

     Hopper Soliday reviewed, among other things:

     - Merchants' Quarterly Call Reports as filed with the Federal Deposit Insurance Corporation (FDIC) for the periods ending March 31, 1998, June 30, 1998, and September 30, 1998 and audited financial statements for fiscal years ended December 31, 1994 through December 31, 1997;

     - First Leesport's Annual Reports on Form 10-K and related financial information for fiscal years ended December 31, 1994 through December 31, 1997, and First Leesport's Quarterly Reports on Form 10-Q and related
          <PAGE C-1> unaudited financial information for the
          quarters ended March 31, 1998, June 30, 1998 and
          September 30, 1998;

     - certain information concerning the respective businesses, operations, regulatory condition and prospects of First Leesport and Merchants, including financial forecasts, relating to the business, earnings, assets and prospects of First Leesport and Merchants, furnished to Hopper Soliday by First Leesport and Merchants, which Hopper Soliday discussed with members of senior management of First Leesport and Merchants;

     - historical market prices and trading activity for the First Leesport common stock and Merchants common stock and similar data for certain publicly traded companies which Hopper Soliday deemed to be relevant;

     - the results of operations of First Leesport and Merchants and similar data for certain companies which Hopper Soliday deemed to be relevant;

     - the financial terms of the merger contemplated by the Agreement and the financial terms of certain other mergers and acquisitions which Hopper Soliday deemed to be relevant;

     - the pro forma impact of the merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of First
          Leesport;

     -    the merger agreement; and

     - such other matters as Hopper Soliday deemed necessary. Hopper Soliday also met with certain members of senior management and other representatives of First Leesport and Merchants to discuss the foregoing as well as other matters Hopper Soliday deemed relevant.

     In conducting our review and in arriving at our opinion, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or that which was publicly available and did not attempt independently to verify such information. We relied upon the managements of First Leesport and Merchants as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases thereof) provided to us and assumed that such forecasts and projections reflected the best currently available estimates and judgements of such managements and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such managements. We also assumed, without independent verification, that the aggregate allowances for loan losses for First Leesport and Merchants were
<PAGE C-2> adequate to cover such losses.  We did not make or obtain any evaluations or appraisals of the assets of First Leesport and Merchants, nor did we examine any individual loan credit files. Our opinion is limited to the fairness, from a financial point of view, to the shareholders of First Leesport of the merger consideration.

     In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the merger to either First Leesport or, on a pro forma basis, the resulting company following the merger. Our opinion necessarily is based upon conditions as they exist on, and can be evaluated as of, the date of this letter.

     On the basis of the aforementioned analysis, and subject to the qualifications described above, as of the date hereof, we are of the opinion that the merger consideration provided for by the merger agreement is fair to the shareholders of First Leesport from a financial point of view.

Sincerely,


/s/Hopper Soliday, a Division of
   Tucker Anthony Incorporated

Hopper Soliday, a Division of
Tucker Anthony Incorporated
  PAGE C-3

                                                       ANNEX D

                       SECTION 1930 OF THE
          PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

Section 1930.  Dissenters rights.

     (a) General rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 [FN 1] (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

     (b) Plans adopted by directors only.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i)
(relating to adoption by board of directors).

     (c) Cross references.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

____________________

1    15 Pa. C.S.A. Section 1571 et seq.
  PAGE D-1

                SUBCHAPTER D OF CHAPTER 15 OF THE
          PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

Subchapter D.-Dissenters Rights

Section 1571.  Application and effect of subchapter.

     (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

          Section 1906(c) (relating to dissenters rights upon special treatment).

          Section 1930 (relating to dissenters rights).

          Section 1931(d) (relating to dissenters rights in share exchanges).

          Section 1932(c) (relating to dissenters rights in asset transfers).

          Section 1952(d) (relating to dissenters rights in division).

          Section 1962(c) (relating to dissenters rights in conversion).

          Section 2104(b) (relating to procedure).

          Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

          Section 2325(b) (relating to minimum vote requirement).

          Section 2704(c) (relating to dissenters rights upon election).

          Section 2705(d) (relating to dissenters rights upon renewal of election).

          Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

          Section 7104(b)(3) (relating to procedure).
  <PAGE D-2>
     (b)  Exceptions.--

          (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

               (i)  listed on a national securities exchange; or

               (ii)  held of record by more than 2,000
     shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

          (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

               (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

               (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

               (iii)  Shares entitled to dissenters rights under
     section 1906(c) (relating to dissenters rights upon special treatment).

          (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

     (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that
<PAGE D-3> would otherwise not entitle such shareholders to
dissenters rights.

     (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2)  a copy of this subchapter.

     (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572.  Definitions.

     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors,
     <PAGE D-4> but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

Section 1573.  Record and beneficial holders and owners.

     (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574.  Notice of intention to dissent.

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575.  Notice to demand payment.

     (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice
<PAGE D-5> to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.

          (4)  Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

     (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577.  Release of restrictions or payment for shares.

     (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that
<PAGE D-6> have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment.--When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

     (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those which the original dissenter had after making demand for payment of their fair value.
  <PAGE D-7>
Section 1578.  Estimate by dissenter of fair value of shares.

     (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579.  Valuation proceedings generally.

     (a)  General rule.--Within 60 days after the latest of:

          (1)  effectuation of the proposed corporate action;

          (2)  timely receipt of any demands for payment under
     section 1575 (relating to notice to demand payment); or

          (3)  timely receipt of any estimates pursuant to
     section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair
<PAGE D-8> value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application.-- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580.  Costs and expenses of valuation proceedings.

     (a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses arc assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.
  PAGE D-9

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by stockholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of First Leesport provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by First Leesport.

Item 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits.

          2.1 Agreement and Plan of merger dated as of January 12, 1999, between First Leesport Bancorp,
               Inc. and Merchants of Shenandoah Ban-Corp
               (included as Annex A to the Proxy Statement
               Prospectus).  Schedules are omitted; First
               Leesport Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.

          3.1  Articles of Incorporation of First Leesport
               Bancorp, Inc. (Incorporated herein by reference to Exhibit 3.1 to Registrant's annual report on Form 10-KSB for the year ended December 31, 1998.)

          3.2  By-laws of First Leesport Bancorp, Inc.
               (Incorporated herein by reference to Exhibit 3.2 to Registrant's annual report on Form 10-KSB for the year ended December 31, 1998.)

          5.1  Opinion of Stevens & Lee re:  Validity.*
               <PAGE II-1>

          8.1  Form of opinion of Stevens & Lee re:  tax matters.

          10.1 Contract between the First National Bank of
               Leesport and Bisys. (Incorporated herein by reference to Exhibit 10.1 to First Leesport's
               Form 10-KSB for the year ended December 31, 1998.)

          10.2 Severance Agreement between the First National
               Bank of Leesport and John T. Connelly.
               (Incorporated herein by reference to Exhibit 10.2
               First Leesport's Form 10-KSB for the year ended
               December 31, 1998.)**

          10.3 Employment Agreement between the First National
               Bank of Leesport and John T. Connelly.
               (Incorporated herein by reference to Exhibit 10.3
               First Leesport's Form 10-KSB for the year ended
               December 31, 1998.)**

          10.4 Employment Agreement between the First National Bank of Leesport and Raymond H. Melcher, Jr. (Incorporated herein by reference to Exhibit 10.4 First Leesport's Form 10-KSB for the year ended December 31, 1998.)**

          10.5 Lease Agreement for Wernersville branch.
               (Incorporated herein by reference to Exhibit 10.5 to Registrant's annual report on Form 10-KSB for the year ended December 31, 1995.)

          10.6 Lease Agreement for Wyomissing, Pennsylvania loan production office. (Incorporated herein by reference to Exhibit 10.6 to Registrant's annual report on Form 10-KSB for the year ended
               December 31, 1995.)

          10.7 Supplemental Executive Retirement Plan.
               (Incorporated herein by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996).**

          10.8 Deferred Compensation Plan for Directors.
               (Incorporated herein by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996).**

          10.9 1998 Employee Stock Incentive Plan. (Incorporated herein by reference to Exhibit 10.9 First Leesport's Form 10-KSB for the year ended
               December 31, 1998.)***
  <PAGE II-2>
          10.10 1998 Independent Directors Stock Option Plan. (Incorporated herein by reference to
                    Exhibit 10.10 First Leesport's Form 10-KSB for the year ended December 31, 1998.)**

          10.11 Employment Agreement dated September 17, 1998, among First Leesport Bancorp, Inc., Essick & Barr, Inc. and Charles J. Hopkins. (Incorporated herein by reference to
                    Exhibit 10.12 First Leesport's Form 10-KSB for the year ended December 31, 1998.)**

          10.13 Employment Agreement dated September 17, 1998 among First Leesport Bancorp, Inc., Essick & Barr, Inc. and Michael D. Hughes. (Incorporated herein by reference to
                    Exhibit 10.13 First Leesport's Form 10-KSB for the year ended December 31, 1998.)**

          23.1 Consent of Beard & Co., Independent Auditors.
               (Relating to First Leesport Financial
               Statements).*

          23.2 Consent of Stokes Kelly & Hinds, LLC, Independent
               Auditors.  (Relating to Merchants Financial
               Statements).*

          23.3 Consent of Stevens & Lee (contained in
               Exhibit 5.1).

          23.4 Consent of Stevens & Lee re: tax opinion
               (contained in Exhibit 8.1).

          23.5 Consent of Hopper Soliday, a Division of Tucker
               Anthony.

          23.6 Consent of Ryan Beck & Co., Inc.

          24.1 Powers of Attorney of Directors and Officers
               (included on signature page hereof).

          99.1 Form of Opinion of Ryan, Beck & Co., Inc.
               (included as Annex B to joint proxy statement/ prospectus).*

          99.2 Form of Opinion of Hopper, Soliday & Co., Inc.
               (included as Annex C to joint proxy statement/ prospectus).*

          99.3 Form of Proxy for the Special Meeting of
               Stockholders of Merchants of Shenandoah Ban-Corp*

          99.4 Form of Proxy for the Special Meeting of
               Stockholders of First Leesport Bancorp, Inc.*
  <PAGE II-3>
          99.5 Consent of Director Anthony R. Cali.

          99.6 Consent of Director Andrew J. Kuzneski, Jr.

          99.7 Consent of Director Frank C. Milewski.

          99.8 Consent of Director Roland C. Moyer.

          99.9 Form of Notice of Special Meeting of Shareholders of First Leesport Bancorp, Inc.*

          99.10 Form of Notice of Special Meeting of Shareholders of Merchants of Shenandoah Ban-Corp*

____________________

*    Previously filed.

** Denotes management contract or compensatory contract, plan or arrangement.

          (b)  Financial Statement Schedules.

               None required.

Item 22.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
     section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  <PAGE II-4>
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)  The registrant undertakes that every prospectus
     (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling
<PAGE II-5> person in connection with the securities being
registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
  PAGE II-6

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on May 12, 1999.

                              First Leesport BANCORP, INC.
                              (Registrant)


                              By:   /s/ Raymond H. Melcher, Jr.
                                    Raymond H. Melcher, Jr.
                                    President and Chief Executive
                                    Officer

          KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond H. Melcher, Jr., Joseph M. Harenza, and David W. Swartz and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                    Title                      Date

/s/ John T. Connelly*       Chairman and           May 12, 1999
John T. Connelly            Director

/s/ Raymond H. Melcher, Jr. President and Chief    May 12, 1999
Raymond H. Melcher, Jr.     Executive Officer
                            (Principal Executive
                            Officer) and Director

/s/ Edward C. Barrett*      Director               May 12, 1999
Edward C. Barrett

______________________      Director
Richard L. Henry

/s/ Charles J. Hopkins*     Director               May 12, 1999
Charles J. Hopkins

/s/ William J. Keller*      Director               May 12, 1999
William J. Keller

/s/ Harry J. O'Neill, III*  Director               May 12, 1999
Harry J. O'Neill, III

/s/ Karen A. Rightmire*     Director               May 12, 1999
Karen A. Rightmire

/s/ Alfred J. Weber*        Director               May 12, 1999
Alfred J. Weber

/s/ Daniel W. Weist*        Director               May 12, 1999
Daniel W. Weist


/s/ Frederick P. Henrich*   Treasurer (Chief       May 12, 1999
Frederick P. Henrich        Financial and
                            Accounting Officer)

* /s/ Raymond H. Melcher, Jr.
  Raymond H. Melcher, Jr.
  Attorney-in-Fact
                          EXHIBIT INDEX

Number              Description

          5.1  Opinion of Stevens & Lee re:  Validity.*

          8.1  Opinion of Stevens & Lee re:  tax matters.

          23.1 Consent of Beard & Co., Independent Auditors.*
               (Relating to First Leesport Financial Statements).

          23.2 Consent of Stokes Kelly & Hinds, LLC, Independent
               Auditors.*  (Relating to Merchants Financial
               Statements).

          23.3 Consent of Stevens & Lee (contained in
               Exhibit 5.1).*

          23.4 Consent of Stevens & Lee re:  tax opinion
               (contained in Exhibit 8.1).

          23.5 Consent of Hopper Soliday, a Division of Tucker
               Anthony.

          23.6 Consent of Ryan Beck & Co., Inc.

          99.3 Form of Proxy for the Special Meeting of
               Stockholders of Merchants of Shenandoah Ban-Corp*

          99.4 Form of Proxy for the Special Meeting of
               Stockholders of First Leesport Bancorp, Inc.*

          99.5 Consent of Director Anthony R. Cali.

          99.6 Consent of Director Andrew J. Kuzneski, Jr.

          99.7 Consent of Director Frank C. Milewski.

          99.8 Consent of Director Roland C. Moyer.

          99.9 Form of Notice of Special Meeting of Shareholders of First Leesport Bancorp, Inc.*

          99.10 Form of Notice of Special Meeting of Shareholders of Merchants of Shenandoah Ban-Corp*

____________________________

*Previously filed.